Execution Version
STOCK PURCHASE AGREEMENT

by and among

AMERICAN ELECTRIC POWER COMPANY, INC.
AEP TRANSMISSION COMPANY, LLC

and
LIBERTY UTILITIES CO.

Dated as of October 26, 2021

Page

ARTICLE I	PURCHASE AND SALE	1

1.1	Purchase and Sale of the Shares	1
1.2	Closing Payment Amount	1
1.3	Closing	1
1.4	Closing Payment Adjustment	3
1.5	Post-Closing Statement	3
1.6	Reconciliation of the Post-Closing Statement	4
1.7	Post-Closing Adjustment	5

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLERS	6

2.1	Organization and Qualification; No Subsidiaries	6
2.2	Capitalization of the Acquired Companies	6
2.3	Authority Relative to this Agreement	7
2.4	Consents and Approvals; No Violations	7
2.5	Financial Statements	8
2.6	Absence of Certain Changes or Events	9
2.7	Sufficiency of Assets	9
2.8	Material Contracts	9
2.9	Intellectual Property	11
2.10	Legal Proceedings	12
2.11	Compliance with Laws; Permits	12
2.12	Real Property; Personal Property	12
2.13	Employee Benefits Matters	12
2.14	Labor Matters	14
2.15	Taxes	15
2.16	Environmental Matters	16
2.17	Brokers	17
2.18	Regulatory Matters	17
2.19	Insurance	17
2.20	Anti-Corruption; Trade Compliance and Economic Sanctions	17
2.21	No Other Representations or Warranties	18

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PURCHASER	18

3.1	Organization and Qualification	18
3.2	Authority Relative to this Agreement	19
3.3	Consents and Approvals; No Violations	19
3.4	Legal Proceedings	19
3.5	Trade Compliance and Economic Sanctions	19
3.6	Brokers	20
3.7	Financial Capability	20
3.8	Investment Decision	21
3.9	Independent Investigation	21
3.10	No Other Representations or Warranties; No Reliance	21

ARTICLE IV	ADDITIONAL AGREEMENTS	22
i

(Continued)
Page

4.1	Conduct of Business	22
4.2	Access to Information	26
4.3	Confidentiality	26
4.4	Further Assurances	27
4.5	Required Actions	28
4.6	Additional Regulatory Filings and Consents	31
4.7	Public Announcements	32
4.8	Intercompany Arrangements, Intercompany Accounts and Shared Contracts	32
4.9	Support Obligations	33
4.10	Usage of Seller Marks	34
4.11	Release	35
4.12	Indemnification of Directors and Officers	36
4.13	NSR Consent Decree	37
4.14	[Reserved]	37
4.15	R&W Policy; No Subrogation	37
4.16	Existing Debt Agreements; Senior Notes	38
4.17	Business Separation Plan	39
4.18	NERC Registration	40
4.19	Master Leases	40
4.20	Transfer of Mitchell Assets and Mitchell Employees to Successor Operator; Mitchell Plant Approvals	40
4.21	Corporate Offices and Service Centers	42
4.22	Insurance	42
4.23	Misdirected Payments	43
4.24	Misallocated Assets	43
4.25	Financing Cooperation	43

ARTICLE V	EMPLOYEE, LABOR AND BENEFITS MATTERS COVENANTS	46

5.1	Seller Benefit Plans	46
5.2	Non-Covered Employees	46
5.3	Covered Employees Offers and Post-Closing Employment and Benefits	46
5.4	Post-Closing Employment and Benefits for Non-Covered Employees	46
5.5	Welfare Plans	47
5.6	Severance	47
5.7	COBRA	47
5.8	Service Credit	48
5.9	Savings Plans	48
5.10	Incentive Awards	48
5.11	Pre-Closing Date Claims under Seller Benefit Plans	48
5.12	[Reserved]	48
5.13	Workers Compensation	48
5.14	WARN Act	49
5.15	Employee Communications	49
5.16	No Third-Party Beneficiary Rights	49
5.17	Non-Solicitation of Business Employees	49
5.18	Code Section 409A	50
5.19	Transfer of Certain Employees	50

(Continued)
Page

ARTICLE VI	TAX MATTERS	51

6.1	Withholding	51
6.2	Tax Year End	51
6.3	Tax Proceedings	51
6.4	Cooperation with Respect to Taxes	51
6.5	Tax Sharing Agreements	52
6.6	Transfer Taxes	52
6.7	Post-Closing Matters	52

ARTICLE VII	CONDITIONS TO CLOSING	53

7.1	Conditions to Each Party’s Closing Obligations	53
7.2	Conditions to Purchaser’s Closing Obligations	53
7.3	Conditions to Sellers’ Closing Obligation	54
7.4	Frustration of Closing Conditions	54

ARTICLE VIII	TERMINATION	54

8.1	Termination	54
8.2	Notice of Termination	56
8.3	Termination Fee	56
8.4	Effect of Termination	57
8.5	Extension; Waiver	57

ARTICLE IX	SURVIVAL AND REMEDIES	58

9.1	Survival of Representations, Warranties, Covenants and Agreements	58
9.2	Indemnification	58
9.3	No Recourse	60
9.4	Limitation on Consequential Damages	60

ARTICLE X	GENERAL PROVISIONS	60

10.1	Amendment	60
10.2	Waivers and Consents	61
10.3	Notices	61
10.4	Assignment	62
10.5	No Third-Party Beneficiaries	62
10.6	Expenses	62
10.7	Governing Law	62
10.8	Severability	62
10.9	Entire Agreement	62
10.10	Delivery	63
10.11	Waiver of Jury Trial	63
10.12	Submission to Jurisdiction	63
10.13	Specific Performance	63
10.14	Disclosure Generally	64
10.15	Provision Respecting Legal Representation	64
10.16	Privilege	64

(Continued)
Page

10.17	Disclaimer	65
10.18	Definitions	65
10.19	Other Interpretive Matters	65

Appendices
Appendix I:    Definitions
Appendix II:    Calculation of Net Working Capital1
Appendix III:    Forecasted Capital Expenditures Amount1
Exhibits2
Exhibit A:    Transition Services Agreement
Exhibit B:    Mitchell Plant Ownership Agreement
Exhibit C:    Mitchell Plant O&M Agreement
Exhibit D:    Compliance Agreement
1 These Appendices have been omitted from this filing version of the Agreement.
2 These Exhibits have been omitted from this filing version of the Agreement.
v

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 26, 2021 (the “Effective Date”), is by and among American Electric Power Company, Inc. (“AEP”), a New York corporation, AEP Transmission Company, LLC (“AEP TransCo”), a Delaware limited liability company (AEP and AEP TransCo are each referred to individually as a “Seller,” and, collectively, as “Sellers”), and Liberty Utilities Co., a Delaware corporation (“Purchaser”). Sellers and Purchaser are each referred to individually in this Agreement as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, AEP owns, of record and beneficially, all of the outstanding common shares, $50.00 par value (the “Kentucky Power Shares”), of Kentucky Power Company, a Kentucky corporation (“Kentucky Power”);
WHEREAS, AEP TransCo owns, of record and beneficially, all of the outstanding common shares, no par value (the “Kentucky TransCo Shares,” and, together with the Kentucky Power Shares, the “Shares”), of AEP Kentucky Transmission Company, Inc., a Kentucky corporation (“Kentucky TransCo”; Kentucky TransCo and Kentucky Power are each referred to individually as an “Acquired Company” and, collectively, as the “Acquired Companies”); and
WHEREAS, Sellers desire to sell and transfer, and Purchaser desires to purchase, all of Sellers’ right, title and interest in and to the Shares for the Purchase Price, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE

1.1Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Sellers shall transfer, convey, assign and deliver, or cause to be transferred, conveyed, assigned and delivered, to Purchaser, and Purchaser shall purchase and acquire from Sellers, the Shares, for the Closing Payment Amount, subject to the Post-Closing Adjustment (the “Sale”).
1.2Closing Payment Amount. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers (and/or one or more of Sellers’ designees), in immediately available funds, the Closing Payment Amount.
1.3Closing.
(a)The Closing shall take place (i) at the offices of Morgan, Lewis & Bockius LLP (“Morgan Lewis”), 101 Park Avenue, New York, NY 10178 at 10:00 a.m., Eastern time, on the third Business Day after the date on which all of the conditions set forth in Article VII are fulfilled or waived (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction of such conditions at the Closing) or (ii) at such other place, time or date as may be mutually agreed upon in writing by Sellers and Purchaser (including virtually via the electronic exchange of signature pages). The date on which the Closing occurs is referred to as the “Closing Date.” The Closing shall be deemed to occur at 12:01 a.m., Eastern Time, on the Closing Date. All actions to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously.
(b)At or prior to the Closing:
(i)Sellers shall deliver or cause to be delivered to Purchaser:
(A)(1) certificates evidencing all of the Shares represented by certificates, duly endorsed in blank or with stock powers duly executed in proper form for transfer and (2) with respect to all of the Shares not represented by certificates, stock powers or appropriate transfer instruments, duly executed in proper form for transfer;
(B)the certificates required to be delivered pursuant to Section 7.2(c);
(C)certificates of each Seller (or if any Seller is a disregarded entity for U.S. federal income Tax purposes, its regarded owner) satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2) or IRS Form W-9;
(D)each of the Ancillary Agreements to which any member of the Seller Group is a party, duly executed by the applicable member of the Seller Group;
(E)each of the Mitchell Plant Ownership Agreement and the Mitchell Plant O&M Agreement, duly executed by Kentucky Power and Wheeling or Successor Operator, as applicable;
(F)resignations or other evidence of removal (in a form reasonably acceptable to Purchaser), effective as of the Closing Date, of those directors and officers of the Acquired Companies as Purchaser may request not less than three (3) Business Days prior to the Closing;
(G)with respect to each Intercompany Arrangement and outstanding amount or balance due or owing by or to the Acquired Companies, on the one hand, and Sellers or any of their Affiliates (other than the Acquired Companies), on the other hand, in each case, required to be severed, terminated, cancelled, settled or otherwise eliminated pursuant to Section 4.8, instruments or other evidence, in form reasonably acceptable to Purchaser, reflecting such severance, termination, cancellation, settlement or elimination, as applicable; and
(H)with respect to each Closing Indebtedness that is required to be paid at the Closing pursuant to Section 4.16, true and accurate copies of customary payoff letter and other instruments of discharge for such Closing Indebtedness, in each case in a form reasonably acceptable to Purchaser (a “Payoff Letter”), duly executed by each of the applicable holders (or agents thereof) of such Indebtedness and, as customary or appropriate, the other parties thereto.
(ii)Purchaser shall:
(A)pay or cause to be paid to Sellers (and/or one or more of Sellers’ designees) by wire transfer, to the account or accounts designated by Sellers (or by such designee) in the notice accompanying the Estimated Closing Statement (as defined below), immediately available funds in an amount equal to the Closing Payment Amount;
(B)pay or cause to be paid the Estimated Transaction Expenses, if any are designated to be paid directly at Closing, to the applicable payees, as set forth in the Estimated Closing Statement;
(C)make any payments required to be paid at Closing pursuant to Section 4.16(a) in respect of the Utility Money Pool Agreement and Section 4.16(b) in respect of the TransCo Intercompany Notes;
(D)make, or cause to be paid, any other payments required to be paid at the Closing by or on behalf of the Acquired Companies pursuant to Section 4.16;
(E)deliver to Sellers the certificate required to be delivered pursuant to Section 7.3(c);
(F)deliver or cause to be delivered to Sellers a copy of the R&W Policy, if any, with such terms as specified in Section 4.15 and paid in full by Purchaser as of the time of delivery; and
(G)deliver to Sellers each of the Ancillary Agreements to which Purchaser or its Affiliate is a party, duly executed by Purchaser or its Affiliate as applicable.
1.4Closing Payment Adjustment.
(a)Not less than three (3) Business Days prior to the anticipated Closing Date, Sellers shall provide Purchaser with a written statement, setting forth a good-faith estimate in reasonable detail of each of the following: (i) the Estimated Closing Cash, (ii) the Estimated Net Working Capital, (iii) the Estimated Closing Indebtedness, (iv) the Estimated Capital Expenditures Amount and (v) the Estimated Transaction Expenses (the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth (A) Sellers’ determination of each of the Closing Payment Adjustment and the Closing Payment Amount and (B) the account or accounts to which Purchaser shall transfer the Closing Payment Amount, the payments in respect of the Utility Money Pool Agreement and the TransCo Intercompany Notes (if any), and the Estimated Transaction Expenses designated to be paid directly at Closing (if any), in each case pursuant to Section 1.3.
(b)The Estimated Closing Statement shall be prepared in accordance with GAAP and FERC Accounting Requirements, as applicable (“Accounting Principles”), and applied in a manner consistent with the principles, methodologies and adjustments used in connection with the preparation of Appendix II.
1.5Post-Closing Statement.
(a)Within sixty (60) days after the Closing Date, Purchaser shall prepare in good faith and deliver to Sellers a written statement of (i) the Final Closing Cash, (ii) the Final Net Working Capital, (iii) the Final Closing Indebtedness, (iv) the Final Capital Expenditures Amount and (v) the Final Transaction Expenses (collectively, the “Initial Closing Statement”), together with a notice that sets forth the proposed Post-Closing Adjustment and Purchase Price, as determined by Purchaser. The Initial Closing Statement shall be prepared in accordance with the Accounting Principles, and applied in a manner consistent with the principles, methodologies and adjustments used in connection with the preparation of Appendix II.
(b)Following the Closing through the date that the Final Closing Statement (as defined below) becomes final and binding, Sellers and their Affiliates and Representatives shall be permitted to reasonably access and review, during normal business hours upon reasonable advance notice, the books, records and work papers of the Acquired Companies, and Purchaser shall, and shall cause its Affiliates (including the Acquired Companies) and its and their respective employees, accountants and other Representatives to, cooperate with and assist Sellers and their Affiliates and Representatives in connection with such review, including by providing reasonable access during normal business hours upon reasonable advance notice to such books, records and work papers and making available personnel to the extent reasonably requested.
(c)Purchaser agrees that, following the Closing through the date that the Final Closing Statement becomes final and binding, it shall not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Acquired Companies’ Financial Statements or the Initial Closing Statement are based, or on which the Final Closing Statement are to be based, that are intended to impede or delay the determination of the Final Closing Cash, Final Net Working Capital, Final Closing Indebtedness, the Final Capital Expenditures Amount or the Final Transaction Expenses or the preparation of any Notice of Disagreement or the Final Closing Statement in the manner and utilizing the methods provided by this Agreement.
1.6Reconciliation of the Post-Closing Statement.
(a)Sellers shall notify Purchaser in writing no later than forty-five (45) days after Sellers’ receipt of the Initial Closing Statement if Sellers disagree with the Initial Closing Statement, which notice shall describe the basis for such disagreement (including reasonable supporting detail for such objection, including the dollar amount of any such objection) (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Purchaser by such time, then the Initial Closing Statement shall become final and binding upon the Parties in accordance with Section 1.6(c).
(b)During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Sellers and Purchaser shall seek to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.
(c)If, at the end of the Resolution Period, Sellers and Purchaser have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, Sellers and Purchaser shall submit all such matters that remain in dispute with respect to the Notice of Disagreement to KPMG LLP or such other independent public accounting firm that is mutually acceptable to Purchaser and Sellers (the “Independent Accounting Firm”). As promptly as practical, but in any event within sixty (60) days after submission of such matters to the Independent Accounting Firm, the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and applied in a manner consistent with the principles, methodologies and adjustments used in connection with the preparation of Appendix II, and the terms and definitions of this Agreement and based solely on the written submissions of the Parties, of the appropriate amount of each of the matters that remain in dispute as indicated in the Notice of Disagreement that Sellers and Purchaser have submitted to the Independent Accounting Firm, and such final determination shall be binding on the Parties. With respect to each disputed matter, such determination, if not in accordance with the position of either Sellers or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Sellers in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter. The statements of (i) the Final Closing Cash, (ii) the Final Net Working Capital, (iii) the Final Closing Indebtedness, (iv) the Final Capital Expenditures Amount and (v) the Final Transaction Expenses that are final and binding on the Parties, as determined either through agreement of the Parties pursuant to Section 1.6(a) or Section 1.6(b) or through the findings of the Independent Accounting Firm pursuant to this Section 1.6(c), are referred to as the “Final Closing Statement” and the Closing Payment Amount that would be calculated substituting the Final Closing Cash for the Estimated Closing Cash, the Final Net Working Capital for the Estimated Net Working Capital, the Final Closing Indebtedness for the Estimated Closing Indebtedness, the Final Capital Expenditures Amount for the Estimated Capital Expenditures Amount and the Final Transaction Expenses for the Estimated Transaction Expenses is referred to as the “Final Payment Amount”.
(d)All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Sellers, on the one hand, and Purchaser, on the other. During the review by the Independent Accounting Firm, each of Purchaser and Sellers shall, and shall cause their respective Affiliates (including, in the case of Purchaser, the Acquired Companies) and their respective employees, accountants and other Representatives to, each make available to the Independent Accounting Firm (during normal business hours upon reasonable advance notice) interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 1.6(c); provided, that the accountants of Sellers or Purchaser shall not be obligated to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such Independent Accounting Firm has signed a customary agreement relating to such access to work papers. In acting under this Agreement, the Independent Accounting Firm shall act as an expert and not an arbitrator.
(e)The process set forth in Section 1.5 and this Section 1.6 shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Closing Payment Adjustment, the Post-Closing Adjustment and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith. For the avoidance of doubt, the calculations to be made pursuant to Section 1.5 and this Section 1.6 and the Closing Payment Adjustment and Post-Closing Adjustment are not intended to be used to adjust for errors or omissions that may be found with respect to the Acquired Companies’ Financial Statements or any inconsistencies between the Acquired Companies’ Financial Statements and GAAP or FERC Accounting Requirements, as applicable. After the determination of the Final Closing Statement for an Acquired Company, none of the Parties shall have the right to make any claim with respect to such Acquired Company based upon the preparation of the Final Closing Statement or the calculation of Final Closing Cash, Final Net Working Capital, Final Closing Indebtedness, Final Capital Expenditures Amount or Final Transaction Expenses as of the Closing (even if subsequent events or subsequently discovered facts would have affected the determination of the Final Closing Statement or the calculations of Final Closing Cash, Final Net Working Capital, Final Closing Indebtedness, Final Capital Expenditures Amount or Final Transaction Expenses had such subsequent events or subsequently discovered facts been known at the time of the determination of the Final Closing Statement).
1.7Post-Closing Adjustment. The “Post-Closing Adjustment” shall be equal to the difference (which may be a positive or negative amount) of the Final Payment Amount minus the Closing Payment Amount. If the Post-Closing Adjustment is a positive amount, then Purchaser shall pay or cause to be paid in cash to Sellers (or one or more of Sellers’ designees) the amount of such Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Sellers shall pay or cause to be paid in cash to Purchaser the absolute value of the amount of such Post-Closing Adjustment. Any such payment pursuant to this Section 1.7 shall be made within ten (10) Business Days after the determination of the Final Closing

Statement by wire transfer of immediately available funds. Any amount paid under this Section 1.7 shall be treated as an adjustment to the Purchase Price for Tax purposes and, except to the extent required by applicable Laws, the Parties agree not to take any position inconsistent with such treatment on any Tax Return.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure letter delivered to Purchaser in connection with the execution of this Agreement (the “Sellers Disclosure Letter”), Sellers hereby represent and warrant to Purchaser as follows:
2.1Organization and Qualification; No Subsidiaries. AEP is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York, and AEP TransCo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Acquired Companies are corporations duly incorporated, validly existing and in good standing under the Laws of the State of Kentucky. Each of the Acquired Companies has all requisite corporate power and authority to carry on its respective businesses as now being conducted and to own, lease and operate its properties and assets where such properties or assets are now owned, leased or operated, and is qualified to do business and is in good standing as a foreign corporation or company in each jurisdiction where the conduct of its business or the property or asset owned, leased or operated by it requires such qualification, except for any such failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Acquired Companies own any equity interests in any Person. Sellers have made available to Purchaser correct and complete copies of the Organizational Documents of each of the Acquired Companies (including all amendments thereto), and each such instrument is in full force and effect.
2.2Capitalization of the Acquired Companies.
(a)The Shares are duly authorized, validly issued, fully paid and nonassessable, and will be transferred, conveyed, assigned and delivered to Purchaser at the Closing, free and clear of all Encumbrances (other than any Encumbrances arising under the Organizational Documents of the Acquired Companies, the Debt Agreements, or applicable securities Laws, in each case, other than as a result of any violation thereof). The Shares were not issued in violation of any Law or any Organizational Document of any of the Acquired Companies, and each of AEP and AEP TransCo has good and valid title to, and ownership, of record and beneficially, of, all of the Kentucky Power Shares and the Kentucky TransCo Shares, respectively. The Shares represent all of the issued and outstanding shares of capital stock and all of the issued and outstanding equity interests of the Acquired Companies. The Kentucky Power Shares are represented by one share certificate and, as of the Effective Date, none of the Kentucky TransCo Shares are represented by any share certificate.
(b)Except for the Shares, there are no shares of common stock, preferred stock or other equity interests of the Acquired Companies issued and outstanding or held in treasury, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other equity ownership interest in the Acquired Companies or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Acquired Companies, and no securities evidencing such rights are authorized, issued or outstanding. The Acquired Companies have no outstanding bonds, debentures, notes or other obligations, and are not subject to any Contracts, that provide the holders thereof or any other Person the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders or equityholders of either of the Acquired Companies on any matter.
2.3Authority Relative to this Agreement. Each Seller has, and each member of the Seller Group shall have prior to the Closing, all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or shall at Closing be a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is or shall at Closing be a party in accordance with the terms hereof and thereof. The execution, delivery and performance by each Seller and each member of the Seller Group of this Agreement and the Ancillary Agreements to which it is or shall at Closing be a party, and the consummation of the transactions contemplated hereby and thereby, have been, or shall be prior to the Closing, duly and validly authorized by all necessary action on part of such Seller, and no other proceedings on the part of a Seller or any member of the Seller Group are, or shall be as of immediately preceding the Closing, necessary to authorize the execution, delivery and performance, as applicable, of this Agreement or any Ancillary Agreement to which it is or shall at Closing be a party. This Agreement has been duly and validly executed and delivered by each Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes, and each Ancillary Agreement to which each Seller or any member of the Seller Group is or shall at Closing be a party, when executed and delivered by the members of the Seller Group party thereto, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser or, if applicable, its applicable Affiliate party thereto, shall constitute a valid, legal and binding agreement of the applicable members of the Seller Group, enforceable against each such member in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally, or general principles of equity (collectively, the “Enforceability Exceptions”).
2.4Consents and Approvals; No Violations. No filing with or notice to, and no consent or approval of, any Governmental Entity is required to be obtained or made on the part of Sellers, the Acquired Companies or any member of the Seller Group for the execution, delivery and performance by Sellers or any member of the Seller Group of this Agreement or any Ancillary Agreement to which a Seller or such member of the Seller Group is or shall at Closing be a party or the consummation by Sellers and/or their Affiliates, as applicable, of the transactions contemplated hereby or thereby, other than: (a) the Required Regulatory Approvals, (b) the Mitchell Plant Approvals, (c) the filings, notices or approvals listed on Section 2.4(a) of the Sellers Disclosure Letter (the “Additional Regulatory Filings and Consents”), (d) notice and judicial approval of a modification to the NSR Consent Decree or (e) any permit, declaration, filing, authorization, registration, consent or approval, of which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Assuming, solely with respect to clauses (ii) and (iii) hereof, compliance with the items described in clauses (a) through (d) of the preceding sentence and except as set forth on Section 2.4(b) of the Sellers Disclosure Letter, neither the execution, delivery or performance by Sellers or any member of the Seller Group of this Agreement or any Ancillary Agreement to which a Seller or any member of the Seller Group is or shall at Closing be a party, nor the consummation by Sellers and/or any member of the Seller Group, as applicable, of the transactions contemplated hereby or thereby shall (i) conflict with or result in any breach or violation of any provision of its Organizational Documents or the Organizational Documents of the Acquired Companies, (ii) result in a breach or violation of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Encumbrance, except for Permitted Encumbrances, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract or material Permit to which any Acquired Company or any of its assets, rights, properties or business is bound or (iii) violate any Law applicable to, or result in the creation of any

Encumbrance (other than for Permitted Encumbrances) upon, an Acquired Company or any of its rights, properties, business or assets, except, in the case of clauses (ii) or (iii), for breaches, violations, defaults, Encumbrances or rights of termination, amendment, cancellation or acceleration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.5Financial Statements.
(a)Section 2.5(a) of the Sellers Disclosure Letter sets forth:
(i)the audited statements of income, comprehensive income, changes in common shareholders’ equity, balance sheets and cash flows and the related notes of Kentucky Power as of and for the annual periods ended December 31, 2019 and December 31, 2020 and the unaudited statements of income, comprehensive income changes in common shareholders’ equity, balance sheets, and cash flows of Kentucky Power as of and for the six-month period ended June 30, 2021 (collectively, the “Kentucky Power Financial Statements”) and
(ii)the audited FERC Form 1 financial statements of Kentucky TransCo as of and for the annual periods ended December 31, 2019 and December 31, 2020, and the unaudited FERC Form 3-Q financial statements of Kentucky TransCo as of and for the six-month period ended June 30, 2021 (collectively, the “Kentucky TransCo Financial Statements”, and together with the Kentucky Power Financial Statements, the “Acquired Companies’ Financial Statements”).
(b)The Kentucky Power Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of Kentucky Power as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and except that the unaudited quarterly financial statements do not include notes that would be required by GAAP or normal year-end adjustments, which in each case will not be material in nature or amount, taken as a whole). The Kentucky TransCo Financial Statements (x) have been prepared in accordance with FERC Accounting Requirements applied on a consistent basis during the periods involved and (y) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of Kentucky TransCo as of the times and for the periods referred to therein.
(c)Except as set forth on Section 2.5(c) of the Sellers Disclosure Letter, the Acquired Companies have no liabilities or obligations that would be required by GAAP or FERC Accounting Requirements, as applicable, to be reflected or reserved against on the balance sheet of each Acquired Company other than (i) liabilities that are reflected or reserved against in the applicable Acquired Company’s unaudited balance sheet (or the notes thereto) as of June 30, 2021 (“Balance Sheet Date”) included in the Acquired Companies’ Financial Statements, (ii) liabilities or obligations that are incurred in the ordinary course of business since the Balance Sheet Date through the Effective Date or (iii)  liabilities or obligations incurred in accordance with the terms of this Agreement or any Material Contract (in each case, excluding any breach or violation thereof).
(d)Each Acquired Company has devised and maintained systems of internal accounting controls which are sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with its management’s general or specific authorization, (ii) all material transactions are recorded in the Acquired Companies’ respective books and records as necessary to permit the preparation of financial statements in conformity with GAAP (in the case of Kentucky Power) or FERC Accounting Requirements (in the case of Kentucky Transco) and (iii) the recorded accountability for items in the Acquired Companies’ respective books and records is compared with the actual levels thereof at reasonable intervals and appropriate action is taken with respect to any variances. The Acquired Companies’ Financial Statements were derived from and are consistent with such books and records.
2.6Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the Balance Sheet Date, (a) the business of each Acquired Company has been conducted in all material respects in the ordinary course of business and (b) there has not occurred any Material Adverse Effect. The Business is the only business operation carried on by the Acquired Companies, and the assets, rights and properties of the Acquired Companies are being and have been for the last three (3) years operated and maintained in accordance with Good Utility Practice.
2.7Sufficiency of Assets. At Closing, except for (a) Shared Contracts (or replacement arrangements), (b) the assets, rights and properties to which the Acquired Companies have continued access to or use pursuant to the Ancillary Agreements (other than services expressly excluded, or services which Purchaser declines to accept, pursuant to the Transition Services Agreement), the Mitchell Plant O&M Agreement and the Intercompany Arrangements set forth on Section 4.8(a)(ii) of the Sellers Disclosure Letter, and (c) as set forth on Section 2.7(c) of the Sellers Disclosure Letter, the assets, rights and properties of the Acquired Companies constitute all of the material assets, rights and properties required or used to enable each Acquired Company to conduct in all material respects its business as currently being conducted and as conducted in the ordinary course in the preceding twelve (12) months.
2.8Material Contracts.
(a)Section 2.8(a) of the Sellers Disclosure Letter sets forth a list of the following Contracts to which an Acquired Company is a party or otherwise bound, which shall be deemed to constitute “Material Contracts”, true and correct copies of which (including all exhibits, schedules and amendments thereto) have been made available to Purchaser prior to the date hereof:
(i)all Contracts that individually involve expenditures by an Acquired Company in excess of $3,000,000 in any of the three calendar years preceding the date of this Agreement and pursuant to which an Acquired Company has ongoing obligations;
(ii)all Contracts that individually involve the receipt of payments by an Acquired Company in excess of $3,000,000 in any of the three calendar years preceding the date of this Agreement and pursuant to which an Acquired Company has ongoing obligations;
(iii)the Utility Money Pool Agreement, the TransCo Intercompany Notes, the Debt Agreements, the Senior KPCo Notes, the Senior Note Purchase Agreements, and all other Contracts for, or relating to, Indebtedness of an Acquired Company in excess of $3,000,000 in any of the three calendar years preceding the date of this Agreement or under which a security interest has been imposed on any assets, rights or properties of an Acquired Company, which security interest secures outstanding Indebtedness in excess of $3,000,000 in any of the three calendar years preceding the date of this Agreement and pursuant to which an Acquired Company has ongoing obligations;
(iv)all Contracts of guaranty, indemnity or surety by an Acquired Company with outstanding obligations guaranteed or indemnified by such Acquired Company or for which such Acquired Company is a surety in excess of $3,000,000 in any of the three calendar years preceding the date of this Agreement and pursuant to which an Acquired Company has ongoing obligations;

(v)all Intercompany Arrangements involving payments or receipts by or to an Acquired Company in excess of $500,000 in any of the three calendar years preceding the Effective Date or pursuant to which an Acquired Company or any member of the Seller Group has any ongoing obligations or rights with a value allocable to an Acquired Company in excess of $500,000;
(vi)all Contracts granting to any Person any right or option to purchase or otherwise acquire any assets of an Acquired Company involving consideration over the remaining term of any such Contract in excess of $5,000,000, including rights of first option, rights of first refusal, or other preferential purchase rights;
(vii)all Contracts that (x) limit the ability of an Acquired Company to compete in any activity or line of business or in any geographic area or (y) contain any obligation on an Acquired Company, or that would apply to Purchaser or its Affiliates following the Closing, to use or purchase any material good or material service exclusively from one or more Persons;
(viii)all Contracts relating to the issuance, sale, transfer, disposition, registration, liquidity, granting, encumbering, pledging, voting, repurchase or redemption of any of the Shares or any other equity securities of an Acquired Company or rights in connection therewith (other than the Organizational Documents of the Acquired Companies);
(ix)all settlement, conciliation or similar Contracts with any Governmental Entity or third party that impose any continuing monetary or other ongoing material obligations upon any of the Acquired Companies, except for Contracts filed publicly with FERC or the KPSC in connection with the settlement of a Rate Proceeding;
(x)all Master Leases;
(xi)all Shared Contracts involving payments or receipts in excess of $3,000,000 in value allocated to an Acquired Company in any of the three calendar years preceding the Effective Date;
(xii)all Contracts for Continuing Support Obligations;
(xiii)all Contracts for the procurement of power, energy or capacity, including any power purchase agreement or Contracts committing to the development, purchase or construction of new generation, involving payments by an Acquired Company over the term of such Contract in excess of $3,000,000 and pursuant to which any Acquired Company has any ongoing obligations, other than Contracts for purchases and sales on arm’s-length terms with a delivery term of less than three (3) months ahead;
(xiv)all Contracts relating to fuel supply or transportation involving payments by an Acquired Company over the term of such Contract in excess of $3,000,000 and pursuant to which any Acquired Company has any ongoing obligations;
(xv)all Commercial Hedges having a current market value attributed or allocated to an Acquired Company or any of its assets or involving aggregate consideration or aggregate payment obligations by an Acquired Company over the term of such Contract in excess of $3,000,000;
(xvi)Contracts related to Intellectual Property owned or used by an Acquired Company involving payments or receipts in excess of $3,000,000 in value allocated to an Acquired

Company in any of the three calendar years preceding the Effective Date (other than non-exclusive licenses (A) for off-the-shelf or otherwise commercially available software or (B) granted by an Acquired Company in the ordinary course of business);
(xvii)all Collective Bargaining Agreements; and
(xviii)all partnership, joint venture and joint ownership Contracts.
(b)(i) Other than any Intercompany Arrangements severed or terminated in accordance with Section 4.8(a), each Material Contract is a legal, valid and binding obligation of the applicable Acquired Company and, to the Knowledge of Sellers, each counterparty, and is in full force and effect, subject to the Enforceability Exceptions, (ii) neither the applicable Acquired Company nor, to the Knowledge of Sellers, any other party thereto is in breach of, or in default under, and no event has occurred which with notice or lapse of time or both would constitute any such breach or default, or permit termination, modification or acceleration by such other parties under, any Material Contract, (iii) no Acquired Company has waived any material right under any Material Contract, and (iv) no party to any Material Contract has notified any Seller or any Acquired Company in writing that it intends to terminate or fail to renew at the end of its term such Material Contract, materially increase rates, costs or fees charged under any Material Contract or materially reduce the level of goods or services provided under any Material Contract, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.9Intellectual Property. All registered trademarks and applications to register trademarks and Internet domain names, patents and patent applications and registered copyrights and applications to register copyrights included in the Owned Intellectual Property are set forth on Section 2.9 of the Sellers Disclosure Letter (collectively, the “Company Registered Intellectual Property”). Each of the Acquired Companies owns all of the Company Registered Intellectual Property indicated as being owned by such entity, as well as all other material Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). The Owned Intellectual Property, together with the Seller Marks, Licensed Intellectual Property, and the Intellectual Property available to the Acquired Companies pursuant the Transition Services Agreement (other than Intellectual Property embedded in services expressly excluded, or services which Purchaser declines to accept, pursuant to the Transition Services Agreement) or the Mitchell Plant O&M Agreement, constitute all of the Intellectual Property necessary to operate the business of the Acquired Companies as operated as of the Effective Date. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operation of the business of the Acquired Companies as of the Effective Date does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any third parties and to the Knowledge of Sellers no third party is infringing, diluting, misappropriating or otherwise violating the Owned Intellectual Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Acquired Companies (and Sellers, with respect to the businesses conducted by the Acquired Companies) have taken commercially reasonable measures to ensure the confidentiality and security of all hardware, software, databases, systems, networks, websites, applications and other information technology assets and equipment owned, leased, or controlled by them in connection with their businesses and any information (including personal, personally identifiable, sensitive, regulated and confidential information) stored, transmitted, or otherwise processed thereby (“IT Assets”) from unauthorized or improper access or use, (ii) during the last three (3) years, there has been no breach of or other unauthorized or improper access or use of the IT Assets, and (iii) the IT Assets are adequate for the operation of the Acquired Companies and their respective businesses, and have not experienced any malfunctions or failures.

2.10Legal Proceedings. Except as set forth on Section 2.10 of the Sellers Disclosure Letter, there are no, and during the last three (3) years there have not been any, Actions existing, pending or, to the Knowledge of Sellers, threatened against an Acquired Company or any of its assets, rights or properties, and there are no, and during the last three (3) years there have not been any, Orders outstanding against, or which are applicable to or bind, an Acquired Company or any of its assets, rights or properties, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement.
2.11Compliance with Laws; Permits. Each Acquired Company is in compliance with all Laws and Permits applicable to it and its assets, rights, properties or business, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Acquired Company has received any written notice of or been charged with the violation of any Laws, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
2.12Real Property; Personal Property.
(a)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Acquired Company has on the Effective Date (and at the Closing shall have) (i) good and valid fee simple title to the Owned Real Property and all improvements thereon and (ii) valid leasehold interests in, or a right to use or occupy, the Leased Real Property and Easements and all improvements thereon (to the extent such improvements are leased by such Acquired Company), both free and clear, in each case, of all Encumbrances except Permitted Encumbrances and the Encumbrances listed on Section 2.12 of the Sellers Disclosure Letter.
(b)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each material lease, sublease, Easement and other agreement (each, a “Lease”) under which an Acquired Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any Leased Real Property or Easement at which the operations of an Acquired Company are conducted as of the date hereof is valid, binding and in full force and effect, subject to the Enforceability Exceptions, (ii) no uncured default beyond any applicable notice and cure period thereunder on the part of any Acquired Company or, to the Knowledge of Sellers, the other party thereto exists with respect to any Lease and (iii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, with or without notice, the passage of time, or both, give rise to any default beyond any applicable notice and cure period thereunder under any Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no condemnation proceedings pending or, to the Knowledge of Sellers, threatened with respect to any Real Property. True and correct copies of each material real property lease have been made available to Purchaser prior to the date hereof.
(c)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Acquired Company owns, leases, licenses or has contractual rights to use all material tangible personal property, including all material machinery, equipment and other personal property necessary for the conduct of the Business, free and clear of all Encumbrances except for Permitted Encumbrances.
2.13Employee Benefits Matters.

(a)Section 2.13(a) of the Sellers Disclosure Letter sets forth a true and complete list of each material Seller Benefit Plan as of the Effective Date.
(b)True and complete copies have been provided or made available to Purchaser of all material Seller Benefit Plans (or, in the case of an unwritten Seller Benefit Plan, a written description thereof), including any trust instruments and insurance Contracts forming a part of any Seller Benefit Plan.
(c)All Seller Benefit Plans have been administered in compliance with their terms and with the requirements of applicable Law, including ERISA and the Code, except as such non-compliance would not reasonably be expected to have a Material Adverse Effect.
(d)The IRS has issued a valid and favorable determination, opinion or advisory letter with respect to each Seller Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (each, a “Qualified Plan”) and the related trust that has not been revoked and, to the Knowledge of Sellers, no circumstances exist and no events have occurred that would, individually or in the aggregate, reasonably be expected to cause the loss of the qualified status of any Qualified Plan or the related trust. A copy of the most recent determination or opinion letter received from the IRS with respect to each Qualified Plan has been made available to Purchaser.
(e)From the date hereof and through and after the Closing Date, no circumstances shall exist that could result in any Controlled Group Liability of Sellers or any of their ERISA Affiliates (other than the Acquired Companies) becoming a Liability of the Acquired Companies or of Purchaser or its Affiliates.
(f)Except as set forth on Section 2.13(f) of the Sellers Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Acquired Company Employee (other than the payment of accrued benefits under a Seller Benefit Plan as a result of an Acquired Company Employee ceasing to be an active participant under such Seller Benefit Plan), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Acquired Company Employee, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits to any Acquired Company Employee (other than the payment of accrued benefits that were vested immediately prior to (and not as a result of) the consummation of the transactions contemplated by this Agreement under a Seller Benefit Plan as a result of an Acquired Company Employee ceasing to be an active participant under such Seller Benefit Plan) or (iv) result in any amount failing to be deductible by an Acquired Company by reason of Section 280G of the Code.
(g)Except as set forth on Section 2.13(g) of the Sellers Disclosure Letter, none of the Acquired Companies sponsor or make contributions with respect to any Benefit Plan subject to Title IV of ERISA.
(h)Except as set forth on Section 2.13(h) of the Sellers Disclosure Letter, no Acquired Company has any liability or obligation under any plan which provides medical or other welfare or death benefits with respect to any Acquired Company Employees beyond their termination of employment or service (other than coverage mandated by Law at the sole expense of the applicable participant).
(i)With respect to any Seller Benefit Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Sellers, threatened.

(j)No Acquired Company maintains any Seller Benefit Plan outside the jurisdiction of the United States or that cover any Acquired Company Employees residing or working outside of the United States.
(k)This Section 2.13 contains the exclusive representations and warranties of Sellers with respect to employee benefits matters. No other provision of this Agreement shall be construed as constituting a representation or warranty regarding such matters.
2.14Labor Matters.
(a)Section 2.14(a) of the Sellers Disclosure Letter sets forth a list of the Acquired Company Employees as of the Effective Date, which list shall be amended prior to the Closing to reflect the addition of any employee who is hired by, or transferred to, an Acquired Company following the Effective Date and the removal of any individual whose employment with an Acquired Company is terminated prior to the Closing, and any employee of an Acquired Company whose work relates primarily to Mitchell (the “Mitchell Employees”) and whose employment is transferred from an Acquired Company to an Affiliate of the Sellers (other than the Acquired Companies) prior to the Closing Date. Sellers have provided to Purchaser the following information on a confidential basis: each Acquired Company Employee’s current base salary or wage rate and target bonus for the 2021 fiscal year (if any), position, date of hire (and, if different, years of recognized service), status as exempt or non-exempt under the Fair Labor Standards Act, and whether such Acquired Company Employee is on leave status, which information shall be updated prior to Closing to reflect changes made consistent with the first sentence of this Section 2.14(a).
(b)Except as set forth on Section 2.14(b) of the Sellers Disclosure Letter, none of Sellers or any Affiliates nor either Acquired Company is a party to or bound by any collective bargaining agreement or similar labor union Contract with respect to any of the Acquired Company Employees, no such agreement is presently being negotiated, and no Acquired Company Employees are, with respect to their employment, represented by a labor union. To the Knowledge of Sellers, since January 1, 2018, (i) there have been no labor union representation election proceedings, other than as set forth in Section 2.14(b) of the Sellers Disclosure Letter, with respect to Acquired Company Employees pending or threatened to be brought or filed with the National Labor Relations Board, and (ii) there have been no pending or threatened labor union organizing campaigns with respect to Acquired Company Employees. Since January 1, 2018, there have been no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or threatened against or affecting the Acquired Companies or involving employees of any Acquired Company.
(c)Except as set forth on Section 2.14(c) of the Sellers Disclosure Letter, since January 1, 2018, none of Sellers or their Affiliates (solely as it relates to the business of the Acquired Companies) or the Acquired Companies has closed any site of employment, effectuated any group layoffs of employees or implemented any early retirement, exit incentive, or other group separation program, nor has any such action or program been planned or announced for the future.
(d)Except as set forth on Section 2.14(d) of the Sellers Disclosure Letter, since January 1, 2018, no officer, director or management level employee of Sellers or their Affiliates (solely as it relates to the business of the Acquired Companies) or the Acquired Companies has been the subject of an allegation in the workplace of sexual harassment or sexual assault, nor, to the Knowledge of Seller, has any officer, director or management level employee of Sellers or their Affiliates (solely as it relates to the business of the Acquired Companies) or the Acquired Companies engaged in sexual harassment or sexual assault. None of Sellers or their Affiliates (solely as it relates to the business of the Acquired Companies)

or the Acquired Companies has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee.
2.15Taxes. Except as set forth on Section 2.15 of the Sellers Disclosure Letter:
(a)All material Tax Returns required to be filed by, or with respect to, each Acquired Company have been filed (taking into account extensions), and all Tax Returns filed by, or with respect to, each Acquired Company are accurate and complete in all material respects.
(b)All material Taxes required to be paid by, or with respect to, each Acquired Company (whether or not shown on any Tax Return) have been paid.
(c)Neither Acquired Company has received any written notice of any currently pending actions for the assessment or collection of any material Taxes.
(d)There are no Encumbrances for material Taxes against any assets of the Acquired Companies or the Shares, other than Permitted Encumbrances.
(e)No claim that is currently unresolved has been made by any Governmental Entity in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is subject to taxation by such jurisdiction.
(f)No Tax Proceeding with respect to any material Taxes of any Acquired Company is existing, pending or being threatened in writing.
(g)Each Acquired Company has materially complied with its obligations to deduct, withhold and timely pay to the appropriate Governmental Entity all Taxes required to have been deducted, withheld or paid in connection with amounts owing to any employee, former employee, independent contractor, creditor, stockholder or other third party, and each Acquired Company has materially complied with all reporting and record keeping requirements in respect of Taxes.
(h)No Acquired Company (i) currently has in effect a waiver of any statute of limitations in respect of Taxes or (ii) has agreed to any extension of time with respect to a Tax assessment or deficiency which extension is currently in effect (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business).
(i)During the past six years, no Acquired Company (i) has been a member of a Tax group filing a consolidated, combined, unitary or similar Tax Return (other than the Seller Affiliated Tax Group), (ii) is a party to, or has an obligation under, any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement (other than any Tax sharing agreement among the members of the Seller Affiliated Tax Group which, with respect to the Acquired Companies, shall be terminated on or before the Closing Date and any customary commercial contract entered into in the ordinary course of business the principal subject of which is not Taxes) and (iii) has liability for the Taxes of any other Person except for a member of the Seller Affiliated Tax Group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (other than any Tax sharing agreement among the members of the Seller Affiliated Tax Group which, with respect to the Acquired Companies, shall be terminated on or before the Closing Date and any customary commercial contract entered into in the ordinary course of business the principal subject of which is not Taxes).

(j)No Acquired Company will be required to include any material amounts in income, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in (or incorrect method of) accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law). No Acquired Company has made an election under Section 965 of the Code.
(k)No Acquired Company has participated in nor has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(l)During the two-year period ending on the date hereof, no Acquired Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A).
(m)Each Acquired Company has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates.
2.16Environmental Matters. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)All Environmental Permits that are necessary for the operation of the business of each Acquired Company as it is currently being operated have been obtained or timely applied for and are in full force and effect, and there is no reasonable basis for any revocation, non-issuance, non-renewal or adverse modification of any such Environmental Permit; and each Acquired Company is in compliance with the requirements of all, and since January 1, 2018 has not violated any, applicable Environmental Laws.
(b)Except for matters that have been fully resolved with no further obligation or are set forth on Section 2.16(b) of the Sellers Disclosure Letter, neither Acquired Company is subject to any consent decree, agreement, or Order with any Governmental Entity or any other Person arising under Environmental Laws or regarding any Hazardous Material, and neither Acquired Company has received any written notice from a Governmental Entity regarding any unresolved actual or alleged violation of Environmental Laws.
(c)Except as set forth on Section 2.16(c) of the Sellers Disclosure Letter, there is and has been no Release by any Acquired Company from, in, or on any of the Real Property (except as authorized under Environmental Laws or Environmental Permits) or at any other location for which any Acquired Company may be liable that would reasonably be expected to result in an Environmental Claim against an Acquired Company, require investigation or remediation, or adversely affect the use of any Real Property in a manner consistent with the Acquired Company’s use of that property.
(d)Except as set forth on Section 2.16(d) of the Sellers Disclosure Letter, there are no Environmental Claims existing, pending, threatened in writing or, to the Knowledge of Sellers, threatened orally, against an Acquired Company that have not been fully and finally resolved with no further obligation.

(e)Except as set forth on Section 2.16(e) of the Sellers Disclosure Letter, no Acquired Company has assumed or retained as a result of any Contract any liability under any Environmental Law or regarding any Hazardous Materials.
(f)Sellers have made available to Purchaser all material reports of any environmental or health and safety audits performed since January 1, 2018, environmental site assessments, environmental investigations, environmental remediation, environmental impact reviews, or other similar documents containing material information regarding any Acquired Company, the Real Property, or any other location for which any Acquired Company may be liable, to the extent within the possession or control of Sellers or any Acquired Company.
2.17Brokers. Except for Barclays Capital Inc. and Goldman Sachs & Co. LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of an Acquired Company or Sellers or any of their respective Affiliates.
2.18Regulatory Matters. Kentucky Power is a “Utility” as defined in Kentucky Revised Statutes KRS Chapter 278.010 and is subject to regulation as a “Utility” pursuant to the rules and regulations promulgated by the KPSC. Each of Kentucky Power and Kentucky TransCo is a “public utility” pursuant to Part II of the FPA and subject to regulation as a “public utility” under the FPA and pursuant to the rules and regulations promulgated by FERC.
2.19Insurance. Section 2.19 of the Sellers Disclosure Letter sets forth a true and complete list of all insurance policies (other than title insurance policies) covering the Acquired Companies or their assets or operations. True and complete copies of all such policies have been made available to Purchaser or will be made available to Purchaser upon request prior to the Closing Date. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect, (i) each Acquired Company is insured with reputable insurers or is self-insured against such risks and in such amounts as Sellers reasonably have determined to be consistent with Good Utility Practice, and the Sellers and each Acquired Company are in compliance in all material respects with each such insurance policy and are not in default under any such policy, (ii) each such policy is in full force and effect, (iii) all premiums have been paid in full when due, (iv) all matters that are the subject of claims under insurance policies covering the Acquired Companies or their assets or operations have been properly notified, asserted and submitted pursuant to the terms of such policies and no insurer has denied coverage for any such claim and (v) no written notice of cancellation, termination or nonrenewal (other than written notice of nonrenewals issued by insurers in the ordinary course of business that would not reasonably be expected to result in any gap in coverage for the Acquired Companies or their assets or operations) has been received by Sellers or an Acquired Company with respect to any such insurance policy.
2.20Anti-Corruption; Trade Compliance and Economic Sanctions.
(a)Each Acquired Company and each of their respective directors, managers, officers, and employees (each, an “Acquired Company Representative”) is and at all times has been, and to such Persons’ knowledge, their agents and other Persons when acting on their behalf pursuant to a legal relationship have been, in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other anti-corruption and anti-bribery laws of all jurisdictions in which the Acquired Companies conduct business.

(b)Each Acquired Company and each Acquired Company Representative is and at all times has been in compliance in all material respects with all applicable Laws pertaining to trade and economic sanctions and export controls, including such laws and regulations administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State’s Directorate of Defense Trade Controls, and the U.S. Department of Commerce’s Bureau of Industry and Security (collectively, “U.S. Trade Controls”).
(c)No Acquired Company or any Acquired Company Representative is: (i) located, organized, resident or operating in a country or territory that is currently the target of a comprehensive trade embargo by the U.S. government (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) (each, a “Sanctioned Country”); (ii) the target of restrictions on trade by reason of U.S. Trade Controls, including being identified on a U.S. Government denied, debarred or otherwise prohibited party list, such as, without limitation, the Specially Designated Nationals (“SDN”) and Blocked Persons List, the Entity List, or the Denied Persons List, or is owned 50% or more by any of the foregoing (collectively, a “Prohibited Party”); or (iii) engaged in dealings or transactions in or with a Sanctioned Country or Prohibited Party in violation of U.S. Trade Controls.
2.21No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article II or in the Ancillary Agreements, neither Sellers nor any other Person on behalf of Sellers has made or shall be deemed to have made, and Sellers hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law (including at common law or by statute) or in equity) with respect to Sellers or the Acquired Companies or any matter relating to any of them, including their respective businesses, affairs, assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Purchaser or any of its Representatives by or on behalf of Sellers, and any such representations or warranties are expressly disclaimed. Each Seller acknowledges and agrees that, except for the representations and warranties contained in Article III or in the Ancillary Agreements, neither Purchaser nor any other Person on behalf of Purchaser has made or makes, and such Seller has not relied upon, any representation or warranty, whether express or implied, with respect to Purchaser or its Affiliates or any matter relating to any of them, including their respective businesses, affairs, assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to such Seller or any of its Representatives by or on behalf of Purchaser, and that any such representations or warranties and rights or claims relating thereto are expressly disclaimed.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Except as set forth in the disclosure letter delivered to Sellers in connection with the execution of this Agreement (the “Purchaser Disclosure Letter”), Purchaser hereby represents and warrants to each Seller as follows:
3.1Organization and Qualification. Purchaser is an entity duly organized, validly existing and in good standing under the Laws of Delaware. Purchaser has all requisite corporate power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a legal entity in each jurisdiction where the conduct of its business requires such qualification, except for any such failures that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

3.2Authority Relative to this Agreement. Purchaser has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or shall at Closing be a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is or shall at Closing be a party in accordance with the terms hereof and thereof. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is or shall at Closing be a party, and the consummation of the transactions contemplated hereby and thereby, have been, or shall be prior to the Closing, duly and validly authorized by all necessary action on part of Purchaser, and no other proceedings on the part of Purchaser are, or shall be as of immediately preceding the Closing, necessary to authorize the execution, delivery and performance, as applicable, of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Sellers, constitutes, and each Ancillary Agreement to which Purchaser is or shall at Closing be a party, when executed and delivered by Purchaser and/or its applicable Affiliate party thereto, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by the applicable member of the Seller Group, shall constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Affiliates, enforceable against Purchaser and/or such Affiliates in accordance with its terms, subject to the Enforceability Exceptions.
3.3Consents and Approvals; No Violations. No filing with or notice to, and no consent or approval of, any Governmental Entity is required to be obtained or made on the part of Purchaser or any of its Affiliates for the execution, delivery and performance by Purchaser and/or its Affiliates, as applicable, of this Agreement or any Ancillary Agreement to which such Person is or shall at Closing be a party or the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby, other than (a) the Required Regulatory Approvals, (b) the Mitchell Plant Approvals, (c) the Additional Regulatory Filings and Consents, (d) notice and judicial approval of a modification to the NSR Consent Decree, or (e) any permit, declaration, filing, authorization, registration, consent or approval, of which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Assuming compliance with the items described in clauses (a) through (e) of the preceding sentence, neither the execution, delivery or performance by Purchaser and/or their Affiliates, as applicable, of this Agreement or any Ancillary Agreement to which such Person is or shall at Closing be a party, nor the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby shall (i) conflict with or result in any breach or violation of any provision of Purchaser’s Organizational Documents, (ii) result in a breach or violation of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Encumbrance, except for Permitted Encumbrances, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract or material Permit to which Purchaser or any of its assets, rights, properties or business is bound or (iii) violate any Law applicable to, or result in the creation of any Encumbrance (other than for Permitted Encumbrances) upon, Purchaser or any of its rights, properties, business or assets, except, in the case of clauses (ii) or (iii), for breaches, violations, defaults, Encumbrances or rights of termination, amendment, cancellation or acceleration that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
3.4Legal Proceedings. There is no Action existing, pending or, to the Knowledge of Purchaser, threatened in writing, against Purchaser except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. No Order has been imposed on Purchaser except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
3.5Trade Compliance and Economic Sanctions.

(a)Purchaser and its directors, managers, officers, employees, resellers, distributors, and any other Persons acting on behalf thereof, are and at all times have been, in compliance with all applicable Laws pertaining to trade and economic sanctions and export controls, including such laws and regulations administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State Directorate of Defense Trade Controls, and the U.S. Department of Commerce Bureau of Industry and Security (collectively, “U.S. Trade Controls”).
(b)Neither Purchaser nor any of its directors, managers, officers, employees, nor any other Person acting on behalf thereof, is: (i) located, organized, resident or operating in a country or territory that is or may, from time to time be, the target of a comprehensive trade embargo by the U.S. government (a “Sanctioned Country”); (ii) the target of restrictions on trade by reason of U.S. Trade Controls, including being identified on a U.S. Government denied, debarred or otherwise prohibited party list, such as, without limitation, Specially Designated Nationals (“SDN”) and Blocked Persons List, owned fifty percent or more, in the aggregate, by one or more SDNs, Entity List, Denied Persons List, Nonproliferation Sanctions, Arms Export Control Act Debarred List (collectively, a “Prohibited Party”); or (iii) engaged in dealings or transactions in or with a Sanctioned Country or Prohibited Party in violation of U.S. Trade Controls.
3.6Brokers. Purchaser or one of its Affiliates shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.
3.7Financial Capability.
(a)Purchaser has available as of the Effective Date (including pursuant to one or more financing commitments), and shall have available on and after the Closing Date, as applicable, funds sufficient to pay the Purchase Price, all expenses and other amounts, payable pursuant to this Agreement and the payments described in Section 4.16, if and when required in accordance with the applicable Debt Agreement, and shall be able to pay all such amounts and otherwise perform the obligations of Purchaser under this Agreement. In no event shall the receipt or availability of any funds or financing by Purchaser or any of its Affiliates or any other financing or other transactions be a condition to any of Purchaser’s obligations hereunder.
(b)Purchaser has delivered to Sellers true, correct and complete copies of an executed, binding guaranty by Algonquin Power & Utilities Corp., a corporation organized under the Laws of Canada (the “Guarantor”), in favor of Sellers, dated as of even date herewith, which provides for a guaranty of certain obligations of Purchaser under this Agreement (the “Purchaser Guaranty”). The Purchaser Guaranty is a legal, valid and binding obligation of the Guarantor, is in full force and effect and is enforceable in accordance with the terms thereof against the Guarantor. The Purchaser Guaranty has not been amended or modified (and no waiver of any provision thereof has been granted), and the obligations and commitments contained in the Purchaser Guaranty have not been withdrawn or rescinded in any respect and no event has occurred that would result in any breach of violation of, or constitute a default under, the Purchaser Guaranty. Each Seller is an express beneficiary of the Purchaser Guaranty and is entitled to enforce the Purchaser Guaranty in accordance with its terms against the Guarantor.
(c)Assuming (1) the representations and warranties contained in Article II of this Agreement are true and correct (for these purposes, without giving effect to any “to the Sellers’ knowledge, “materiality” or “Material Adverse Effect” qualifications or exceptions therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case assuming the same continue on the

Closing Date to be true and correct as of the specified date), (2) the Acquired Companies and Sellers have, prior to the Closing, complied in all material respects with their respective covenants contained in this Agreement, (3) the satisfaction of the conditions set forth in Article VII and (4) immediately prior to giving effect to the transactions contemplated by this Agreement, the Acquired Companies were able to pay their respective liabilities, including contingent and other liabilities, as they mature, after giving effect to the transactions contemplated by this Agreement, Purchaser and the Acquired Companies will, immediately following the Closing, (i) collectively, be able to pay their debts as such debts become due, (ii) have capital sufficient to carry out their respective businesses as now contemplated and (iii) own assets and properties having a value both at fair market valuation and at fair saleable value in the ordinary course of business greater than the amount required to pay their respective Indebtedness and other obligations as the same mature and become due.
3.8Investment Decision. Purchaser is acquiring the Shares for investment and not with a view toward or for the resale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Shares may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act, is able to bear the economic risk of holding the Shares for an indefinite period and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Shares.
3.9Independent Investigation. Purchaser has such knowledge and experience in financial and business matters of this type and in the businesses of the Acquired Companies as is required for evaluating the merits and risks of its purchase of the Shares and is capable of such evaluation. Purchaser acknowledges and agrees that it has conducted its own independent review and analysis, and, based thereon, has formed an independent judgment concerning the businesses, affairs, assets, liabilities, conditions, results of operations and prospects of the Acquired Companies. Purchaser acknowledges that it has conducted due diligence that it deems appropriate, including a review of the documents contained in a data room prepared by or on behalf of Sellers and the Acquired Companies, that Sellers have made available to Purchaser such documents, records and books pertaining to the Acquired Companies that Purchaser or its Representatives have requested, and Purchaser has had the opportunity to visit the Acquired Companies, its facilities, plants, offices and other properties and ask questions and receive answers to Purchaser’s satisfaction concerning the Acquired Companies and the terms and conditions of this Agreement.
3.10No Other Representations or Warranties; No Reliance. Except for the representations and warranties expressly set forth in this Article III or in the Ancillary Agreements, none of Purchaser or any other Person on behalf of Purchaser has made or shall be deemed to have made, and Purchaser hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) with respect to Purchaser, its Affiliates or any matter relating to any of them, including their respective businesses, affairs, assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided to Sellers or any of its Representatives by or on behalf of Purchaser, and any such representations or warranties are expressly disclaimed. In connection with the due diligence investigation of the Acquired Companies by Purchaser, Purchaser has received and may continue to receive from the Acquired Companies certain projections, forecasts, estimates or budgets made available to Purchaser or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Sellers or their Affiliates. Purchaser acknowledges and agrees that (a) there are uncertainties inherent in attempting to make such projections and other forecasts and plans, (b) Purchaser is familiar with such uncertainties, (c) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished it to it, and (d) except for the representations and warranties contained in Article II or in the Ancillary Agreements, neither Sellers nor any other Person on behalf of Sellers has made or makes, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to the Acquired Companies, Sellers or their Affiliates or any matter relating to any of them, including their respective businesses, affairs, assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Purchaser or any of its Representatives by or on behalf of Sellers, and that any such representations or warranties and rights or claims relating thereto are expressly disclaimed.
ARTICLE IV
ADDITIONAL AGREEMENTS
4.1Conduct of Business.
(a)Except (1) as contemplated in this Agreement (including, for the avoidance of doubt, the actions described in Section 4.8 and Section 4.20), as required by applicable Law, or as required by a Governmental Entity (including pursuant to an Order issued by FERC, the KPSC or the WVPSC), (2) actions reasonably necessary under emergency circumstances, including operational emergencies, failures of facilities or outages, or other unforeseen operational emergencies (provided that Sellers shall provide notice to Purchaser of any such event (including by providing reasonable details thereof) and action prior to taking any such action as may be reasonably practicable or, if such prior notice is not reasonably practicable, as soon as may be reasonably practicable thereafter), (3) for any COVID-19 Measures (provided, that Sellers shall notify Purchaser (including by providing reasonable details thereof) prior to taking any such COVID-19 Measure as may be reasonably practicable or, if such prior notice is not practicable, as soon as may be reasonably practicable thereafter), or (4) as otherwise described in Section 4.1(a) of the Sellers Disclosure Letter (provided, that any action taken pursuant to clauses (1) through (3) shall be taken in accordance with Good Utility Practice), during the period from the Effective Date through and including the Closing, Sellers shall, and shall cause each Acquired Company to, (x) operate the businesses of each Acquired Company in accordance with Good Utility Practice and in the ordinary course of business in all material respects consistent with past practice, use commercially reasonable efforts to preserve intact the properties, assets and businesses of each Acquired Company and preserve the goodwill and relationships of each Acquired Company with employees, customers, suppliers, and other parties having business dealings with each Acquired Company and (y) not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):
(i)sell, lease (as lessor), license (as licensor), assign, transfer, or otherwise dispose of any of the assets, rights or properties of an Acquired Company, other than (A) the use or sale of inventory in the ordinary course of business, (B) the disposal of obsolete assets or non-exclusive licensing of Intellectual Property, in each case, with immaterial book value in the ordinary course of business, (C) pursuant to obligations under Material Contracts with third parties in effect on the Effective Date, (D) sales of customer and credit card receivables to AEP Credit, Inc. in connection with its receivables financing program in the ordinary course of business, (E) in connection with settlements, compromises, consent decrees or settlement agreements otherwise permitted under this Section 4.1(a), (F) the sale, assignment, transfer or conveyance of the Mitchell Assets to Successor Operator pursuant to Section 4.20 or any sale, assignment, transfer or conveyance of the Mitchell Interest to Wheeling in accordance with the Mitchell Plant Ownership Agreement, (G) the disposal of assets of an Acquired Company, in either case, having an aggregate value of less than $5,000,000 in the ordinary course of business or (H) the transfer, sale or disposal of spare parts to an Affiliate in compliance with applicable Law in the ordinary course of business in an amount not to exceed $5,000,000 in the aggregate;
(ii)acquire (including by merger, consolidation or acquisition of a material amount of stock or assets or any other business combination) any business, division or all or substantially all of the capital stock (or other equity interests), assets, properties or rights of any Person or otherwise make any investments in any Person;
(iii)enter into, assign, materially amend, grant any material waiver or consent under or voluntarily terminate any Material Contract or any Contract that would, if in effect on the Effective Date, be a Material Contract or that would involve expenditures by an Acquired Company or payments to an Acquired Company in excess of $5,000,000 in the aggregate in any 12-month period that is not terminable by the applicable Acquired Company upon less than 180 days’ notice without penalty, or terminate, assign, relinquish any material rights under, or amend any of the Material Contracts (other than, except with respect to the “Joint Use Operating Agreement” (as defined in Section 4.20(e) of the Seller Disclosure Letter), (A) with respect to terminations, assignments, relinquishments, amendments, or grants of any material waiver or consent in the ordinary course of business, (B) Intercompany Arrangements to be terminated, severed, withdrawn or replaced prior to the Closing pursuant to Section 4.8(a), (C) Contracts that shall be performed prior to the Closing, (D) Contracts entered into in the ordinary course to replace an existing Contract, in whole or in part, on substantially similar terms as such existing Contract at current market prices, (E) Commercial Hedges with a term of less than 18 months that are entered into in the ordinary course of business, (F) any Contract entered into, assigned or amended to the extent strictly necessary to effect any action otherwise expressly permitted pursuant to the other provisions of this Section 4.1(a)) and (G) the Mitchell Plant Ownership Agreement and the Mitchell Plant O&M Agreement in accordance with the terms of this Agreement);
(iv)except as may be required by any Seller Benefit Plan as in effect on the Effective Date or as required by any Collective Bargaining Agreement or as expressly contemplated by Article V, (A) materially increase the compensation or benefits of any Acquired Company Employee (excluding (x) increases in salaries, wages and benefits of, or payments of bonuses or other grants or awards made to, such Acquired Company Employees in the ordinary course of business (including in connection with general merit-based increases) or (y) as expressly contemplated by Article V); (B) hire, terminate or transfer into or out of the Business any Acquired Company Employee at the Vice President level (or its equivalent) or higher or any Acquired Company Employee who performs material services for the Business (other than the Mitchell Employees as contemplated by Section 4.20 or employees set forth on Section 5.2 of the Sellers Disclosure Letter); (C) grant any severance or termination pay to any Acquired Company Employee, other than in the ordinary course of business, or (D) loan or advance any money or any other property to any Acquired Company Employee except pursuant to any Seller Benefit Plan;
(v)[Reserved];
(vi)implement or announce any employment-site closings or reductions-in-workforce involving or relating to the Acquired Companies reasonably expected to result in employment losses among the Acquired Employees sufficient to trigger the notice requirements of the WARN Act;
(vii)(A) amend any Acquired Company’s Organizational Documents (except for immaterial or ministerial amendments), (B) adjust, split, reverse split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire, directly or indirectly, any capital stock or equity interest in an Acquired Company or make any other change with respect to the capital structure of any Acquired

Company, or (C) declare, set aside, make or pay any non-cash dividend or non-cash distribution to any Person with respect to an Acquired Company;
(viii)create, incur, assume or guarantee Indebtedness of an Acquired Company, except for borrowings incurred in the ordinary course of business (A) under an Acquired Company’s existing credit facilities up to the current limits thereof, (B) under the Utility Money Pool Agreement, and (C) under the Debt Agreements;
(ix)cancel any third party Indebtedness owed to any Acquired Company or waive any claims or rights with respect to such Indebtedness except in the ordinary course of business in an amount up to $3,000,000 in the aggregate;
(x)issue, sell, grant, encumber, pledge or dispose of, or agree or authorize to issue, sell, grant, encumber, pledge or dispose of, any equity or voting securities or interests, or any options, warrants, securities convertible, exchangeable or exercisable for, or other rights of any kind to acquire, any shares of an Acquired Company’s capital stock, including the Shares, or other equity or voting securities or interests or rights of any kind of any Acquired Company or any debt securities which are convertible into or exchangeable for such capital stock or equity securities or interests of any Acquired Company;
(xi)make any material change in financial accounting methods, principles or practices of an Acquired Company, except (A) as required by any change in GAAP or FERC Accounting Requirements, as applicable (or any interpretation thereof) or (B) for any change required to be made under GAAP or FERC Accounting Requirements, as applicable, or applicable Law to the consolidated financial accounting methods, principles or practices of the Seller Group as a whole;
(xii)make any materially adverse change to the security or operations of the IT Assets;
(xiii)except as required by applicable Law, and other than with respect to items reflected on Tax Returns of the Seller Affiliated Tax Group and Taxes for which Sellers are responsible pursuant to the terms of this Agreement, (A) change any Tax accounting period, (B) adopt or change any method of Tax accounting, (C) make, change or revoke any material Tax election, (D) settle or compromise any audit, Action or assessment in respect of a material amount of Taxes, (E) apply for any Tax ruling, (F) amend, in any material respect, any material Tax Return, (G) request or surrender any right to claim a refund of a material amount of Taxes, or (H) consent to any extension or waiver of the limitation period applicable to any Taxes of the Acquired Companies, in each case, if such action would have a material detrimental effect on Purchaser or, after the Closing, an Acquired Company;
(xiv)dissolve, adopt a plan of complete or partial liquidation, or effect a merger, consolidation, restructuring, reorganization or recapitalization, with respect to an Acquired Company;
(xv)(A) settle, discharge or compromise any Action (except for any Action in connection with obtaining the Mitchell Plant Approvals in accordance with this Agreement or involving monetary damages to be paid by an Acquired Company in excess of $3,000,000 in the aggregate without any admission of guilt, injunctive or other equitable relief) or (B) enter into any material Order, consent decree or settlement agreement with any Governmental Entity, in each case of clauses (A) and (B), in any way relating to the business of an Acquired Company, including with respect to any Rate Proceeding;
(xvi)subject any material asset of an Acquired Company to any Encumbrance, other than Permitted Encumbrances or Encumbrances that shall be released at or prior to the Closing;

(xvii)engage in any material new line of business;
(xviii)cancel, terminate, cause to lapse or otherwise fail to maintain any insurance policy as in effect on the date hereof covering an Acquired Company unless such insurance policy is replaced with a commercially reasonable replacement insurance policy consistent with Good Utility Practice with no gap in coverage; or
(xix)agree or commit to do or take any action described in this Section 4.1(a).
(b)Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Sellers’ or any of their Affiliates’ (including, prior to the Closing, an Acquired Company’s) businesses or operations.
(c)Notwithstanding anything herein to the contrary, the Acquired Companies may incur capital expenditures (i) up to the aggregate amount and for the express purposes reflected in the capital plan set forth in Section 4.1(c) of the Sellers Disclosure Letter, plus an amount that is equal to fifteen percent (15%) above such aggregate amount; or (ii) with respect to which the applicable Seller has not received a written objection from Purchaser within ten (10) Business Days after a written request by such Seller for approval of such capital expenditures.
(d)Purchaser acknowledges that certain of the Collective Bargaining Agreements applicable to the Covered Employees may expire prior to the Closing and that such agreements cover employees of companies in the Seller Group in addition to those which are employed by or perform services for the Acquired Companies. Sellers shall keep Purchaser reasonably informed of the status and proposed terms of such negotiations, extensions or renewals, as the case may be (and reasonably consider in good faith Purchaser’s comments in respect thereof, to the extent applicable to any Covered Employees). In the event that (i) any amendment, modification, extension or replacement of any Collective Bargaining Agreements that apply to employees of Sellers or their Affiliates (including the Covered Employees) contains terms and conditions that are reasonably likely to have a material disproportionate and adverse effect on the Acquired Companies with respect to the Covered Employees as compared to similarly situated employees of other Affiliates of the Sellers, or (ii) any material amendment, modification, extension or replacement of any Collective Bargaining Agreement that is applicable solely to Covered Employees (as opposed to Collective Bargaining Agreements that apply to other employees of Sellers or their Affiliates, other than the Covered Employees) contains terms and conditions that differ in any material or adverse respect from the existing Collective Bargaining Agreements applicable to the Covered Employees that are in effect on the Effective Date, any such amendment, modification, extension or replacement described in the foregoing clauses (i) or (ii) shall be subject to Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
(e)If the Mitchell Plant Ownership Agreement or the Mitchell Plant O&M Agreement becomes effective prior to Closing, none of Sellers or any of their Affiliates (including any Acquired Company) shall (i) effect or consent to any waiver, amendment or modification thereunder or take any action thereunder that would require the consent of Kentucky Power or the Operating Committee (as defined in the Mitchell Plant Ownership Agreement) and that, in each case, would affect the rights, obligations or operations of Purchaser or its Affiliates (including any Acquired Company) at any time from and after Closing or (ii) adopt or agree to (including in connection with the execution or effectiveness of the Mitchell Plant Ownership Agreement or the Mitchell Plant O&M Agreement) or amend either (A) the Capital Budget, the initial annual operating budget or the initial forecast contemplated by the Mitchell Plant Ownership Agreement or (B) the Budget and Plan contemplated by the Mitchell Plant O&M Agreement, in each case of clauses (i) and (ii), without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
(f)As soon as practicable following the Effective Date and prior to the Closing, the Parties shall negotiate in good faith and take the actions described on Section 4.1(f) of the Sellers Disclosure Letter.
4.2Access to Information.
(a)Sellers shall, and shall cause the Acquired Companies to, during ordinary business hours and upon reasonable advance written notice (i) give Purchaser and its Representatives reasonable access to the personnel, assets, facilities and books and records of each of the Acquired Companies and (ii) permit Purchaser and its Representatives to make such reasonable inspections thereof as Purchaser may reasonably request; provided, however, that (A) any such inspection shall be conducted in such a manner as not to materially interfere with the operations of the Sellers, the applicable Acquired Company or any other member of the Seller Group, and (B) neither Sellers nor an Acquired Company shall be required to take any action which would constitute or result in a waiver of its attorney-client privilege or violate any Contract or applicable Law; provided, further, that if any event set forth in clauses (A) and (B) in the foregoing proviso would be reasonably likely to occur, the Sellers shall collaborate with Purchaser in good faith to make alternative arrangements to allow for such inspection in a manner that does not result in such event. Purchaser shall indemnify and hold harmless Sellers from and against any Losses incurred by Sellers, their Affiliates or its or their Representatives to the extent resulting from any action of Purchaser or its Representatives while present on any premises to which Purchaser is granted access hereunder. Notwithstanding anything in this Section 4.2(a) to the contrary, (x) Purchaser shall not have access to personnel records if such access could, in the applicable Seller’s good-faith judgment, violate applicable Law, including the Health Insurance Portability and Accountability Act of 1996, and (y) any inspection relating to environmental matters by or on behalf of Purchaser shall be strictly limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections, and Purchaser shall not have the right to collect any air, soil, surface water or ground water samples or perform any invasive or destructive air sampling on, under, at or from any of the Real Property.
(b)Unless otherwise provided in the Transition Services Agreement, each Seller shall deliver to Purchaser or an Acquired Company the books and records of each Acquired Company in the possession or control of such Seller or any of its Affiliates (and not in the possession of an Acquired Company) as promptly as practicable following the Closing Date (it being agreed that such Seller may retain a copy thereof, at such Seller’s sole cost and expense, subject to its confidentiality obligations in accordance with Section 4.3). For a period of seven (7) years after the Closing Date, each Party and its Representatives shall have reasonable access to all of the books and records relating to the Acquired Companies in the possession of the other Parties, and to the employees of the other Parties, to the extent that such access may reasonably be required by such Party in connection with any Action and to the extent permitted under applicable Law. Such access shall be afforded by the applicable Party upon receipt of reasonable advance notice and during normal business hours and shall be conducted in such a manner as not to materially interfere with the operation of the business of any Party or its respective Affiliates. The Party exercising the right of access hereunder shall be solely responsible for any costs or expenses incurred by any Party in connection therewith. Each Party shall retain such books and records for a period of seven (7) years from the Closing Date.

4.3Confidentiality.
(a)For a period of two (2) years following the Closing, Purchaser shall, and shall cause its Affiliates and Purchaser’s Representatives to, hold all of Sellers’ Confidential Information in strict confidence and not disclose any of Sellers’ Confidential Information to any Person other than its Affiliates and its and their respective Representatives; provided, however, that upon the Closing, the provisions of (i) this Section 4.3 and (ii) the Confidentiality Agreement shall, in each case, expire with respect to any information to the extent related to the Acquired Companies (“Company Confidential Information”); provided, further, that nothing in this Agreement or the Confidentiality Agreement shall limit the disclosure by Purchaser or its Affiliates or its or their respective Representatives of any information or documents (i) to the extent required by Law, judicial process or the rules or policies of any applicable stock exchange, or requested by any Governmental Entity (provided, that if permitted by Law, Purchaser agrees to give Sellers prior written notice of such disclosure in sufficient time to permit Sellers to obtain a protective order should it so determine and Purchaser, its Affiliates and each of their respective Representatives shall cooperate with Sellers in such effort), (ii) in any Claim brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (iii) to the extent that such documents or information can be shown to have come within the public domain other than as a result of a disclosure by Purchaser or its Affiliates or its or their respective Representatives in violation of this Agreement, (iv) to the extent that such documents or information can be shown to have become available to Purchaser from a source other than Sellers, their Affiliates or their Representatives that such Purchaser reasonably believes is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation (provided, that such documents or information was not in the possession of Purchaser, its Affiliates or its or their respective Representatives prior to the Closing), (v) developed or derived independently by Purchaser without the aid, application or use of such information or documents or (vi) to the extent permitted in accordance with Section 4.7.
(b)If this Agreement is terminated pursuant to Section 8.1, the Confidentiality Agreement shall automatically be deemed to be amended and restated such that the provisions of the Confidentiality Agreement shall remain in full force and effect for a period of two (2) years after such termination, as if the Parties had never entered into this Agreement.
(c)If the Closing occurs, for a period of two (2) years following the Closing, each Seller will hold, and will cause its Affiliates and its and their Representatives to hold, in strict confidence and not disclose any information or documents relating to any Acquired Company and its business; provided, that nothing in this sentence shall limit the disclosure by any Seller or its Affiliates or its or their Representatives of any information or documents (i) to the extent required by Law, judicial process or the rules or policies of any applicable stock exchange, or requested by any Governmental Entity (provided, that if permitted by Law, such Seller agrees to give Purchaser prior written notice of such disclosure in sufficient time to permit Purchaser to obtain a protective order should it so determine and such Seller, its Affiliates and each of their respective Representatives shall cooperate with Purchaser in such effort), (ii) in any Claim brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (iii) to the extent that such documents or information can be shown to have come within the public domain other than as a result of a disclosure by any Seller or its Affiliates or its or their respective Representatives in violation of this Agreement, (iv) to the extent that such documents or information can be shown to have become available to Sellers following Closing from a source other than Purchaser, its Affiliates or its or their Representatives that such Seller reasonably believes is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation (provided, that such documents or information was not in the possession of any Seller, its Affiliates or its or their respective Representatives prior to the Closing), (v) developed or derived independently by such Seller without the aid, application or use of such information or documents or (vi) to any Tax authorities or Tax advisors to the extent such information or documents relate to the Seller Affiliated Tax Group.

4.4Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be reasonably requested by the requesting Party as necessary, proper or advisable, to the extent permitted by Law, to fulfill their obligations under this Agreement any Ancillary Agreement and to cause the Sale and other transactions contemplated hereby and thereby (including those contemplated under the Business Separation Plan) to occur.
4.5Required Actions.
(a)Sellers and Purchaser shall, and shall cause their respective Affiliates to, cooperate with each other and use reasonable best efforts to (i) submit to the KPSC and the WVPSC all required petitions, declarations and filings within sixty (60) days following the Effective Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) file with the United States Federal Trade Commission and the United States Department of Justice the Notification and Report Form under the HSR Act required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby within, unless otherwise agreed in writing by Sellers and Purchaser, sixty (60) days of the Effective Date, and as promptly as practicable supply additional information, if any, requested in connection herewith pursuant to the HSR Act, (iii) submit to FERC all filings necessary and required under the FPA pursuant to Section 203 of the FPA within sixty (60) days of the Effective Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iv) file a joint voluntary notice or declaration in respect of the transactions contemplated by this Agreement pursuant to the DPA within thirty (30) days of the Effective Date, and, after submission of the declaration, if (x) pursuant to 31 C.F.R. 800.407(a)(1), CFIUS requests that the Sellers and Purchaser file a joint voluntary notice or (y) pursuant to 31 C.F.R. 801.407(a)(2), CFIUS informs the Sellers and Purchaser that CFIUS is not able to complete action on the basis of the declaration and, in each case, if the Purchaser in its sole discretion determines to file a joint voluntary notice, then as soon as practicable thereafter but no later than thirty (30) days following the date of such notification from CFIUS, file a joint voluntary notice pursuant to the DPA for the purpose of receiving CFIUS Clearance as soon as practicable, (v) negotiate, prepare and file as promptly as reasonably practicable all other necessary applications, notices, petitions, and filings and execute all agreements and documents, to the extent required by Law in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including with respect to the Required Regulatory Approvals and the Mitchell Plant Approvals), and (vi) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by Law in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals and the Mitchell Plant Approvals). Each Party shall, and shall cause its Affiliates to, consult and cooperate with the other Parties as to the appropriate time of all such filings and notifications, furnish to the other Parties such necessary information and reasonable assistance in connection with the preparation of such filings, and respond promptly to any requests for additional information made in connection therewith by any Governmental Entity. To the extent permitted under applicable Law, each of Sellers and Purchaser shall have the right to review in advance all characterizations of the information relating to it or to the transactions contemplated by this Agreement which appear in any filing made by the other Parties or any of their Affiliates in connection with the transactions contemplated hereby.
(b)Purchaser and Sellers, acting reasonably and in good faith, shall coordinate, and Sellers shall cause the Acquired Companies to coordinate, in the preparation and making of any applications and filings (including the content, terms and conditions of such applications and filings) with any

Governmental Entity, the resolution of any investigation or other inquiry of any Governmental Entity, the process for obtaining any consents, registrations, approvals, permits and authorizations of any Governmental Entity (including the Required Regulatory Approvals, the Mitchell Plant Approvals and the Additional Regulatory Filings and Consents), and the making or discussing of any and all proposals relating to any regulatory commitments of Purchaser, Sellers, their respective Affiliates or business, or with any Governmental Entity, its staff, intervenors or customers, in each case, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Purchaser and Sellers, acting reasonably and in good faith, shall coordinate, and Sellers shall cause the Acquired Companies to coordinate, with respect to the scheduling and conduct of all meetings with Governmental Entities in connection with the transactions contemplated by this Agreement (including the Required Regulatory Approvals, the Mitchell Plant Approvals and the Additional Regulatory Filings and Consents); provided, however, to the fullest extent practicable and permitted by Law, in connection with any communications, meetings, or other contacts, oral or written, with any Governmental Entity in connection with the transactions contemplated by this Agreement (including the Required Regulatory Approvals, the Mitchell Plant Approvals and the Additional Regulatory Filings and Consents), each of Sellers and Purchaser shall (and shall cause its Affiliates to): (i) inform the other Parties in advance of any such communication, meeting, or other contact which such Party or any of its Affiliates proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) consult and cooperate with the other Parties, and take into account the comments of the other Parties in connection with any of the matters covered by Section 4.5(a); (iii) permit Representatives of the other Parties to participate in any such communications, meetings, or other contacts; (iv) notify the other Parties of any oral communications with any Governmental Entity relating to any of the foregoing; and (v) provide the other Parties with copies of all written communications with any Governmental Entity relating to any of the foregoing; provided, however, that any materials exchanged in connection with this Section 4.5 may be (x) redacted or withheld as necessary to address reasonable privilege or confidentiality concerns (including with respect to other businesses of Purchaser or Sellers or, in each case, their Affiliates), and to remove references concerning the valuation or other competitively sensitive material or (y) provided solely to the outside legal counsel of the other Party, to the extent any Party deems this to be advisable and necessary. Nothing in this Section 4.5 shall require Sellers to expend or relinquish financial resources (including any portion of the sale proceeds of the transactions contemplated herein) to obtain any consent, approval or termination of a waiting period contemplated by this Section 4.5. Purchaser shall take the lead on strategy with respect to the Parties’ efforts to obtain any necessary or advisable consents, clearances, non-objections, expiration or terminations of any waiting periods, authorizations or approvals of any Governmental Entity or under any Laws (including the Required Regulatory Approvals and the Additional Regulatory Filings and Consents), other than the Mitchell Plant Approvals, as contemplated hereby after considering in good faith all reasonable comments and advice of Sellers (and their counsel), and Sellers shall reasonably cooperate with Purchaser in connection therewith, including taking (and causing its Affiliates, including the Acquired Companies, to take) any actions reasonably requested by Purchaser consistent with this Section 4.5; provided, that, strategy and control with respect to the Mitchell Plant Approvals shall be governed by Section 4.20(d). Subject to and without limiting Section 4.1, Sellers shall take the lead on strategy with respect to any Rate Proceedings after considering and reflecting in good faith all reasonable comments and advice of Purchaser (and its counsel), and Purchaser shall reasonably cooperate with Sellers in connection therewith. With respect to the CFIUS submissions, Purchaser shall coordinate those submissions, but Sellers shall exclusively control information submitted with respect to Sellers, and the Parties shall agree upon any language or representations relating to the transactions contemplated by this Agreement before such information is submitted.
(c)Without limiting the foregoing, Purchaser shall not, and shall cause its Affiliates not to, take any action, including (i) acquiring or agreeing to acquire any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, or other business combination, asset, stock or equity purchase, or otherwise) from any Person (other than from Sellers or their Affiliates) or agree to, solicit, offer, propose or recommend any of the foregoing, (ii) making any filing or (iii) any other action, that, in each case, could reasonably be expected to adversely affect in any material respect obtaining or making, or the timing of obtaining or making, any consent or approval or expiration or termination of a waiting period contemplated by this Section 4.5. In furtherance of and without limiting any of Purchaser’s covenants and agreements under this Section 4.5, Purchaser shall, and shall cause its Affiliates to use reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment asserted by any Governmental Entity in connection with obtaining the Required Regulatory Approvals and the Mitchell Plant Approvals, in each case, so as to enable the Closing to occur as promptly as practicable, including (A) agreeing to conditions imposed by, or taking any action required by, any Governmental Entity, (B) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the Outside Date; provided, however, that such litigation in no way limits the obligation of Purchaser to use its reasonable best efforts, and to take any and all steps necessary, to eliminate each and every impediment and obtain all clearances, consents, approvals (including the Required Regulatory Approvals and the Mitchell Plant Approvals) and waivers under any antitrust, competition or trade regulation Law, the rules and regulations promulgated by the KPSC, the WVPSC, FERC or other Governmental Entity or any other applicable requirement of Law that is asserted by any Governmental Entity or any other party so as to enable the Parties hereto to promptly close the transactions contemplated hereby, and Sellers shall use their reasonable best efforts to support Purchaser in connection therewith, (C) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (x) the sale, divestiture, licensing or disposition of any assets or businesses of Purchaser or its Affiliates or the Acquired Companies and entering into customary ancillary agreements relating to such sale, divestiture, licensing or disposition, or (y) the termination, relinquishment, modification, or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Purchaser or its subsidiaries, as necessary in order to effect the dissolution of any injunction, temporary restraining order or other Order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement prior to the date of termination of this Agreement, (D) entering into any relationships, ventures, contractual rights, obligations or other such arrangements, as necessary in order to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement prior to the date of termination of this Agreement and (E) agreeing to take any other action as may be required by a Governmental Entity in order to effect each of the following: (1) obtaining all Required Regulatory Approvals and Mitchell Plant Approvals as soon as reasonably practicable and in any event before the Outside Date, (2) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned, any Order, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing and (3) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing.
(d)Notwithstanding the foregoing or anything else in this Agreement to the contrary, Purchaser shall not be required to, in connection with obtaining the Required Regulatory Approvals, the Mitchell Plant Approvals or the Additional Regulatory Filings and Consents, take any action (including any of the actions listed in Section 4.5(c)) or agree to or accept any orders, actions, consents, clearances, non-objections, expiration or terminations of any waiting periods, authorizations or approvals or conditions of any Governmental Entity containing terms, conditions, liabilities, obligations, commitments or sanctions that would individually or in the aggregate reasonably be expected to have a material adverse effect on the Acquired Companies, taken as a whole (a “Burdensome Condition”); provided, that neither Sellers nor

Purchaser shall be required to, and neither Sellers nor Purchaser shall, in connection with obtaining the Required Regulatory Approvals or the Additional Regulatory Filings and Consents, consent to the taking of any action or the imposition of any terms, conditions, limitations or standards of service the effectiveness or consummation of which is not conditional upon the occurrence of the Closing. Without the prior written consent of Purchaser (which consent, in connection with obtaining the Mitchell Plant Approvals, shall not be unreasonably withheld, conditioned or delayed), Sellers shall not, and shall not permit any of the Acquired Companies, in connection with obtaining any actions or non-actions, clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Entity (including the Required Regulatory Approvals, the Mitchell Plant Approvals and the Additional Regulatory Filings and Consents) in connection with this Agreement or the transactions contemplated herein, offer or agree to any undertaking, term, condition, liability, obligation, commitment or sanction that would reasonably be expected to be material and adverse to Purchaser’s ability to obtain the Required Regulatory Approvals, the Mitchell Plant Approvals and the Additional Regulatory Filings and Consents on substantially the terms that Purchaser reasonably expects; provided, that the foregoing limitations on Sellers apply solely to actions taken by Sellers and shall not in any manner impact the obligations of Purchaser pursuant to the remaining provisions of this Section 4.5, including Purchaser’s obligation to agree to any such undertaking, term, condition, liability, obligation, commitment or sanction in connection with the Required Regulatory Approvals and the Mitchell Plant Approvals to the extent required under this Section 4.5, subject in all instances to the limitation provided in the first sentence of this Section 4.5(d).
(e)In furtherance, and not in limitation, of Sections 4.5(a), 4.5(b) and 4.5(c), Sellers and Purchaser shall, and shall cause their respective Affiliates to, cooperate with each other and use reasonable best efforts to cause FERC to accept for filing pursuant to Section 205 of the FPA (“Section 205”) the items listed as subject to Section 205 on Section 2.4(a) of the Sellers Disclosure Schedule.
(f)Without limiting the other provisions of this Section 4.5, Purchaser hereby recognizes and acknowledges that the Acquired Companies and/or their Affiliates are subject to the jurisdiction and regulatory authority of the KPSC, WVPSC and FERC, as applicable, and that the Acquired Companies’ and/or their Affiliates’ business operations that are subject to the jurisdictions of the KPSC, WVPSC and FERC are ongoing and are contemplated to continue to be ongoing before and after the Effective Date and regardless of whether or not the Closing occurs. Notwithstanding anything to the contrary in this Section 4.5, nothing in this Section 4.5 is intended to, or has the meaning and purpose of, preventing in any way or degree the Acquired Companies’ or their Affiliates’ normal and ordinary practices and abilities to meet with or have conversations with the KPSC, WVPSC and FERC, as applicable, concerning the Acquired Companies’ or their Affiliates’ ongoing operations that are subject to the jurisdiction of the KPSC, WVPSC or FERC, respectively, separate and apart from the Required Regulatory Approvals, Mitchell Plant Approvals or the Additional Regulatory Filings and Consents. Without limiting the other provisions of this Section 4.5, Purchaser hereby recognizes and acknowledges that the Acquired Companies and/or their Affiliates, in the normal and ordinary course and scope of their meetings and conversations with the KPSC, WVPSC, and FERC concerning the Acquired Companies’ and/or their Affiliates’ ongoing operations, may be asked to discuss the transactions contemplated by this Agreement (including as to the potential effects of such transactions or the transactions contemplated by the Mitchell Plant Approvals on the ongoing operations under discussion) without Purchaser being present or participating in such discussions. In the event of such inquiries by the KPSC, WVPSC or FERC, without Purchaser’s participation in such discussions, Sellers promptly thereafter shall reasonably apprise Purchaser of such inquiries and related discussions concerning the transactions under this Agreement or the Mitchell Plant Approvals and coordinate on an appropriate response to the extent applicable. Sellers agree to provide Purchaser with timely updates as to the status of, and issues raised in, any such proceedings and consider and reflect any reasonable comments by Purchaser in responding to any material inquiry with respect thereto.

4.6Additional Regulatory Filings and Consents. Sellers shall, and shall cause their Affiliates (including the Acquired Companies) to, reasonably cooperate with Purchaser to make or obtain the Additional Regulatory Filings and Consents, respectively, or, if applicable, any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement under Material Contracts or Permits at or prior to the Closing. Subject to such cooperation but otherwise notwithstanding anything to the contrary contained herein, neither Sellers nor Purchaser, nor any of their respective Affiliates, shall have any obligation to make any payments or incur any material Liability to obtain any consents of third parties contemplated by this Section 4.6. For the purposes of this Section 4.6, Sellers’ “reasonable cooperation” shall not include payment of any consideration (monetary or otherwise), the reduction of amounts owed to any such Seller in connection with obtaining any consent required by this Agreement or the concession or provision of any right to, or the amendment or modification in any manner materially adverse to a Seller.
4.7Public Announcements. Purchaser and Sellers shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other written public statements with respect to this Agreement or any of the transactions contemplated hereby, including the Sale, and shall not issue any such press release or make any such written public statement prior to such consultation, except (and notwithstanding anything in the Confidentiality Agreement to the contrary) (a) as such party reasonably concludes (after consultation with outside counsel) to be required by applicable Law (including securities Laws, rules or regulations), court process or by obligations pursuant to any listing agreement with, or other applicable rules or regulations of, any national securities exchange or national securities quotation system (including the Toronto Stock Exchange), or (b) for the avoidance of doubt, for any disclosure by a Party or any of its Affiliates to its and their Representatives. For the avoidance of doubt, nothing contained in this Agreement shall limit a Party’s (or its respective Affiliates’) rights to disclose the existence of this Agreement and the general nature of the transaction described herein on any earnings call or in similar discussions with financial media or analysts, stockholders and other members of the investment community, provided that such disclosures are consistent in all material respects with disclosures previously made pursuant to this Section 4.7.
4.8Intercompany Arrangements, Intercompany Accounts and Shared Contracts.
(a)Subject to Section 4.9, Sellers shall, and shall cause their Affiliates to, subject to the receipt of applicable regulatory authorizations set forth on Section 4.8(a)(i) of the Sellers Disclosure Letter, (i) sever and terminate all transactions and Contracts (other than those existing or new Contracts identified on Section 4.8(a)(ii) of the Sellers Disclosure Letter) between any of the Acquired Companies, on the one hand, and each Seller and/or any of its Affiliates (other than the Acquired Companies), on the other hand (collectively, the “Intercompany Arrangements”) effective on or prior to the Closing and with no further Liabilities or obligations to the Acquired Companies or any of their Affiliates from and after the Closing, and (ii) provide any consents or other documentation reasonably required from Sellers or any of their Affiliates to effect the severance or termination of such Intercompany Arrangements. To the extent Sellers are unable to obtain any such applicable regulatory authorizations on or prior to the Closing with respect to any such Contract, the Closing shall not be affected, such Contract shall remain in full force and effect and the Parties shall use reasonable best efforts to obtain any applicable regulatory authorizations with respect to such Contract as soon as practicable after the Closing. Sellers actions with respect to Intercompany Arrangements set forth on Section 4.8(a)(ii) of the Sellers Disclosure Letter shall be as specified for those Intercompany Arrangements identified therein.
(b)In furtherance of the actions specified in Section 4.8(a) of the Sellers Disclosure Letter and as described in Section 4.8(b) of the Sellers Disclosure Letter, on and after the Closing, Purchaser shall cause (i) Kentucky Power to maintain itself as a “Load Serving Entity” under the PJM Market Rules until the completion of all remaining “Planning Periods” (as defined in the PJM Market Rules) for which Kentucky Power has committed to jointly participate in a “Fixed Resource Requirement Alternative” (as defined in the PJM Market Rules) with Affiliates of AEP and (ii)  for the period specified in clause (i), Kentucky Power’s transmission assets to remain included in the “AEP Zone” in accordance with Attachment H-14 of the PJM Tariff.
(c)Except as expressly contemplated in Section 4.16 and Section 4.8(a), Sellers shall be required to terminate, cancel, settle or otherwise eliminate any outstanding amounts or balances due or owing by or to the Acquired Companies, on the one hand, and Sellers or any of their Affiliates (other than the Acquired Companies), on the other hand, and any amounts or balances not terminated in accordance with the exception above and outstanding as of the Closing shall be settled following the Closing in the ordinary course of business consistent with the manner and timing in which such intercompany accounts and balances were paid or settled prior to the Closing, and such outstanding amounts or balances shall be reflected in the calculation of Closing Cash, Closing Indebtedness and Net Working Capital, as applicable. To the extent such amounts or balances remain outstanding for more than ninety (90) days after the Closing, the Parties shall cooperate to enter into one or more arrangements to apply reasonable arms’ length third-party terms (including payment terms and timing) to terminate, cancel, settle or otherwise eliminate such amounts or balances.
(d)During the Interim Period and for up to nine (9) months following the Closing, upon the written request of Purchaser, Sellers and Purchaser shall, and shall cause the Acquired Companies and their respective Affiliates to, use reasonable best efforts to replace the Acquired Companies’ interest in any Shared Contract with a stand-alone Contract for the Acquired Companies on comparable terms and conditions (taking into account, among other things, the relative sizes of such companies and their respective purchasing power) as applied to Sellers and their Affiliates and the business of the Acquired Companies, respectively, under the Shared Contract prior to Closing. In furtherance of the foregoing covenant, (i) Sellers shall provide Purchaser upon request with a list of vendors that are parties to Shared Contracts, (ii) at Purchaser’s request, Sellers shall use reasonable best efforts to assist Purchaser with entering into replacement Contracts with any such vendors and (iii) Sellers and Purchaser shall use reasonable best efforts to cooperate to execute and deliver commercially reasonable instruments and documents that are reasonably necessary to carry out the intent of providing the Acquired Companies with the benefits and burdens associated with such Shared Contracts to the extent relating to the business of the Acquired Companies, while simultaneously retaining the benefits and burdens of the Shared Contract for Sellers and their Affiliates relating to their businesses other than those of the Acquired Companies. For purposes of this Section 4.8(d), reasonable best efforts shall not require the payment of any consideration (monetary or otherwise) to, or the concession or provision of any material right to, or the amendment or modification in any manner materially adverse to Purchaser or its Affiliates (including the Acquired Companies for these purposes) or Sellers and its Affiliates of any Shared Contract, and in no event shall Sellers or any of their Affiliates or Purchaser or any of its Affiliates have any obligation to any third party with respect to any Shared Contract other than as described in this Section 4.8(d) or otherwise in this Agreement or any Ancillary Agreements.
4.9Support Obligations. Purchaser shall use its reasonable best efforts to cause itself, one of its Affiliates or, in connection with the Closing and to be effective after the Closing, an Acquired Company, to be substituted in all respects for Sellers and any of their Affiliates, and for Sellers and their Affiliates to be unconditionally released, effective as of the Closing, in respect of, or otherwise terminate (and cause Sellers and their Affiliates to be unconditionally released in respect of), all obligations of Sellers and any of their Affiliates under each of the guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations of such Persons related to an Acquired Company that are set forth on Section 4.9 of the Sellers Disclosure Letter (collectively, the “Substituted

Support Obligations”). The Substituted Support Obligations shall include any and all new or replacement credit support obligations or any modification or increase in the Substituted Support Obligations set forth on Section 4.9 of the Sellers Disclosure Letter and all of Purchaser’s obligations under this Section 4.9 shall apply with respect thereto, provided that, without Purchaser’s prior written consent, neither Seller nor any of its Affiliates may enter into or execute any new credit support obligation if as a result of such new credit support obligation relating to the business of the Acquired Companies, the aggregate amount of Substituted Support Obligations as of the Closing would be increased by more than $25,000,000 as compared to the amount of Substituted Support Obligations as of the date hereof. For any of the guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations of Sellers and any of their Affiliates related to an Acquired Company for which Purchaser or the Acquired Company, as applicable, is not substituted in all respects for Sellers and their Affiliates (or for which Sellers and their Affiliates are not unconditionally released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing without causing an adverse effect on an Acquired Company (with Sellers and their Affiliates to be unconditionally released in respect thereof), (a) Sellers shall, or shall cause their applicable Affiliates to, keep in place such Substituted Support Obligations (“Continuing Support Obligations”), (b) Purchaser shall continue to use its reasonable best efforts and shall cause each Acquired Company to use its reasonable best efforts to effect such substitution or termination and unconditional release with respect to the Continuing Support Obligations as promptly as practical after the Closing and (c) Purchaser shall reimburse Sellers for all documented amounts paid or incurred by Sellers or their Affiliates (other than the Acquired Companies) to the extent any guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations are called upon and Sellers or any such Affiliates make any payment or are obligated to reimburse the issuing party thereof. In addition, commencing on the date that is six months after the Closing Date, on the last Business Day of each three-month period ending thereafter, until such time as no Continuing Support Obligations remain outstanding, Purchaser shall pay Sellers or their designees a fee in respect of each Continuing Support Obligation equal to the amount of customary and market fees Sellers or its applicable Affiliate would have reasonably incurred if it posted a letter of credit in respect of the amounts covered by such Continuing Support Obligation for such three-month period (or, with respect to any Continuing Support Obligation outstanding for a portion, but not all, of such three-month period, for such portion of such three-month period). Without limiting the foregoing, neither Purchaser nor any of its Affiliates (including after the Closing the Acquired Companies) shall extend or renew any Contract containing or underlying a Continuing Support Obligation unless, prior to or concurrently with such extension or renewal, Purchaser or one of its Affiliates (including the Acquired Companies) is substituted in all respects for Sellers and any of their Affiliates under such Continuing Support Obligation. For purposes of this Section 4.9, “reasonable best efforts” shall include offering to provide to the applicable beneficiary of a Substituted Support Obligation, and providing such beneficiary, such replacement guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations as are substantially similar in form and substance to the Substituted Support Obligations.
4.9Usage of Seller Marks.
(a)As soon as reasonably practicable following the Closing, and in any case no later than three (3) Business Days following the Closing Date, Purchaser shall cause each Acquired Company to cease to hold itself out as having any affiliation with any Seller or any of its Affiliates. Purchaser shall, and shall cause its Affiliates, the Acquired Companies and their respective Representatives to, within one hundred twenty (120) days after the Closing Date cease using, remove, cover or conceal any name, logo, symbol, trademark, trade name, service mark, or designs incorporating: the words or acronyms [Redacted: Confidential.] (collectively, the “Seller Marks”), from any public-facing properties or assets in the possession or control of the Acquired Companies and, within ninety (90) days after the Closing Date, dispose of any unused stationery and literature containing the Seller Marks. Any use by Purchaser of any of the Seller Marks as permitted in this Section 4.10 is subject to Purchaser’s compliance with the quality control requirements and guidelines as provided to Purchaser in advance in writing, and which are in effect for the Seller Marks as of the Closing Date. Purchaser shall not use the Seller Marks in a manner that would reasonably be expected to reflect negatively on such Seller Mark or on any Seller or its Affiliates.
(b)Each Seller, on behalf of itself and its Affiliates as of the Closing Date (other than the Acquired Companies) (the “Seller Covenant Parties”), hereby covenants to Purchaser that none of the Seller Covenant Parties shall bring any Action against Purchaser or its subsidiaries (including the Acquired Companies, the “Purchaser Covenant Parties”) anywhere in the world that alleges that their current and future operation of the business of the Acquired Companies infringes any Intellectual Property (other than Trademarks) (“Inventions”) that in each case are (i) owned by the Seller Covenant Parties as of the Closing Date and (ii) were used in the business of the Acquired Companies as of the Closing Date or at any time during the twelve (12) month period prior to the Closing Date. The foregoing covenant extends to the contractors, distributors, retailers and end-users of the Purchaser Covenant Parties with respect to the business of the Purchaser Covenant Parties, as applicable, but not with respect to other products or services of such third parties. The Parties intend and agree that, for purposes of Section 365(n) of the U.S. Bankruptcy Code (and any amendment thereto) and any equivalent Law in any foreign jurisdiction, the foregoing covenant will be treated as a license to intellectual property (as defined in Section 101(35A) of the U.S. Bankruptcy Code). The foregoing covenant is intended to run with the Inventions subject to such covenant. Any Seller Covenant Party may and must transfer its covenant granted to the Purchaser Covenant Parties, in whole or in part, to the successor or acquirer of any Inventions subject thereto, and such successor or acquirer shall assume its obligations in writing or by operation of law. Further, any such successor or acquirer is deemed automatically bound by such covenant, regardless of whether such successor or acquirer executes such written assumption. Each Purchaser Covenant Party may transfer the covenant granted by the Seller Covenant Parties, in whole or in part, in connection with the sale of any business to which the covenant relates, provided that the covenant will not extend to the acquirer’s other businesses.
4.11Release.
(a)Effective as of the Closing and except as otherwise expressly set forth in this Agreement (including Section 4.11(c)) or in any of the Ancillary Agreements or for Fraud, each Seller, on behalf of itself and each of its Affiliates and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Purchaser and each of its respective Affiliates, and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Releasees”), of and from all debts, demands, Actions, causes of action, suits, accounts, covenants, Contracts, damages, claims and other Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to the Acquired Companies or their businesses prior to the Closing Date. Each Seller shall not make, and each Seller shall not permit any of its Affiliates or their respective Representatives to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any of Purchaser’s or its Affiliates’ or any of their Releasees with respect to any Liabilities or other matters released pursuant to this Section 4.11.
(b)Effective as of the Closing and except as otherwise expressly set forth in this Agreement (including Section 4.11(c)) or in any of the Ancillary Agreements or for Fraud, Purchaser, on behalf of themselves and each of their respective Affiliates (including the Acquired Companies following the Closing) and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges each Seller and each of their respective Affiliates, and each of their respective Releasees, of and from all debts, demands, Actions, causes of action, accounts, covenants, Contracts, damages and other Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or in connection with any breach by Sellers or any director or officer of an Acquired Company of any fiduciary duty in their capacity as an equity holder, director or officer of such Acquired Company prior to the Closing Date. Purchaser shall not make or permit any of its Affiliates or Representatives to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any of Sellers or their Affiliates or any of their Releasees with respect to any Liabilities or other matters released pursuant to this Section 4.11.
(c)Notwithstanding the foregoing, Section 4.11(a) and Section 4.11(b) shall not constitute a release from, waiver of, or otherwise apply to the terms of (i) this Agreement, or any Ancillary Agreement, the Mitchell Plant Ownership Agreement, the Mitchell Plant O&M Agreement or any Liability or Contract expressly contemplated by this Agreement or any Ancillary Agreement to be in effect after the Closing, or any enforcement thereof or (ii) any other Contract, arrangement or other matter arising between Purchaser and its Affiliates, on the one hand, and Sellers and their Affiliates, on the other hand, in the ordinary course of their respective businesses.
4.12Indemnification of Directors and Officers.
(a)For a period of six (6) years commencing on the Closing Date, Purchaser shall, and shall cause the Acquired Companies to: (i) indemnify, defend and hold harmless, all of the past and present directors, officers and employees of each Acquired Company (in all of their capacities) (collectively, the “D&O Indemnified Parties”) against any and all Losses incurred in respect of acts or omissions occurring at or prior to the Closing to the fullest extent permitted by Law or provided under such Acquired Company’s Organizational Documents in effect on the Effective Date, (ii) without limitation of clause (i), to the fullest extent permitted by applicable Law, cause to be maintained in effect the provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees contained in the Organizational Documents of each Acquired Company that are no less advantageous to the intended beneficiaries than the corresponding provisions in such Organizational Documents in existence on the Effective Date and (iii) not settle, compromise or consent to the entry of any judgment in any proceeding or threatened proceeding (and in which indemnification could be sought by a D&O Indemnified Party hereunder), unless such settlement, compromise or consent (A) includes an unconditional release of such D&O Indemnified Party from all liability arising out of such proceeding or (B) provides solely for monetary damages to be paid by Purchaser or an Acquired Company pursuant to this Section 4.12(a), or such D&O Indemnified Party otherwise consents in writing to the entry of such judgment, and cooperates in the defense of such proceeding or threatened proceeding.
(b)The obligations of Purchaser and the Acquired Companies under this Section 4.12 shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnified Party (including their successors, heirs and legal Representatives) to whom this Section 4.12 applies without the written consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 4.12 applies shall be third-party beneficiaries of this Section 4.12, and this Section 4.12 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal Representatives and shall be binding on all successors and assigns of Purchaser and the Acquired Companies).
(c)If Purchaser or, following the Closing, an Acquired Company, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser, the Acquired Company or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 4.12.
(d)The rights of the D&O Indemnified Parties under this Section 4.12 shall be in addition to any rights such D&O Indemnified Parties may have under the Organizational Documents of the Acquired Companies, or under any applicable contracts or Laws, and Purchaser shall, and shall cause the Acquired Companies to, honor and perform under all indemnification agreements entered into by the Acquired Companies that are set forth in Section 4.12 of the Seller Disclosure Letter.
4.13NSR Consent Decree.
(a)Sellers and Purchaser shall use their respective reasonable best efforts to effect an amendment to the NSR Consent Decree as promptly as reasonably practicable after the Effective Date pursuant to paragraphs 192 and 193 of the NSR Consent Decree pursuant to which Purchaser shall assume all obligations under the NSR Consent Decree relating to the Mitchell Interest and Big Sandy, but without (i) allocating in any such amendment any emissions caps under the NSR Consent Decree for Mitchell and Big Sandy separate from the other applicable facilities of Sellers and their applicable Affiliates (in their capacity as “Defendants” under the NSR Consent Decree), or (ii) the release of Sellers and their applicable Affiliates (in their capacity as “Defendants” under the NSR Consent Decree) from joint and several liability with respect to any compliance obligations with respect to Mitchell and Big Sandy. As of the Closing, the Parties shall enter into the Compliance Agreement in the form set forth as Exhibit D.
(b)From and after the Closing, Purchaser shall be responsible for the surrender of any emissions allowances required by the NSR Consent Decree and Compliance Agreement with respect to the Mitchell Interest and Big Sandy in the portion of the calendar year immediately following the Closing and for any periods thereafter.
(c)During the Interim Period, (i) Purchaser and its Representatives shall have the right to consult with Sellers and their applicable Affiliates and, to the extent not prohibited by applicable Law, attend and participate in any substantive meetings, discussions, communications or negotiations with any of the “Plaintiffs” (as defined in the NSR Consent Decree) regarding any modification of or other substantive issue under the NSR Consent Decree with respect to the Mitchell Interest or Big Sandy and related obligations with respect thereto as contemplated under this Section 4.13, and (ii) Sellers shall provide Purchaser and its Representatives with a reasonable opportunity to comment in advance on any material written communication or offer to the Plaintiffs relating to such modification of or other substantive issue with respect to the NSR Consent Decree as contemplated under this Section 4.13 and Sellers shall reasonably consider Purchaser’s comments in submitting such written communications or offers. For the avoidance of doubt, Purchaser shall have no consent right, or right to participate or be consulted, with respect to any amendment, modification or waiver or other obligation under the NSR Consent Decree unrelated to Mitchell or Big Sandy.
4.14[Reserved].
4.15R&W Policy; No Subrogation. Concurrently with execution of this Agreement, Purchaser may procure a customary representation and warranty insurance policy, in substantially the form delivered to Sellers prior to the execution of this Agreement with such changes thereto as may be agreed by Purchaser and the insurer(s) thereunder (consistent with this Section 4.15), issued to Purchaser in connection with this Agreement (the “R&W Policy”) and with Purchaser as the named insured and covering the representations and warranties of Sellers under this Agreement. Any R&W Policy shall expressly provide that (a) the insurer under the R&W Policy has no subrogation rights, and will not pursue any claim, against Sellers or any of their respective Affiliates or Representatives, or any of their respective successors and assigns, except in connection with a claim based on Fraud, and (b) Purchaser is not required to pursue remedies against Sellers or any of its respective Affiliates or Representatives, or any of their respective successors and assigns prior to or as a condition to making a claim under the R&W Policy. In furtherance, and not in limitation, of the foregoing, Purchaser shall not, and shall cause its Affiliates not to, grant any right of subrogation or otherwise amend, modify, terminate or waive any terms or conditions of any representation and warranty insurance policy, including the R&W Policy, in a manner that adversely affects a Seller or any of its respective Affiliates or Representatives, or any of their respective successors and assigns, without the prior written consent of Sellers (which may be withheld in their sole discretion). The premium and related costs of the R&W Policy, including any fees, costs, retentions or deductibles associated with the R&W Policy, shall be paid or otherwise borne by Purchaser.
4.16Existing Debt Agreements; Senior Notes.
(a)Purchaser acknowledges that each of the Acquired Companies is party to the Amended and Restated Utility Money Pool Agreement dated as of December 9, 2004 by and among AEP and certain other affiliates (as amended, the “Utility Money Pool Agreement”) pursuant to which, among other things, certain amounts have been, and will continue to be, advanced to the Acquired Companies by Sellers or their Affiliates. At the Closing, Purchaser shall provide the funds necessary to cause the Acquired Companies to repay in full all Closing Indebtedness (including principal, interest, fees, costs and expenses) owed by the Acquired Companies pursuant to the Utility Money Pool Agreement as a result of the removal of the Acquired Companies from the Utility Money Pool Agreement in accordance with Section 4.8(a); provided, that, for the avoidance of doubt, the amount of Estimated Closing Indebtedness and Final Closing Indebtedness shall not be reduced by the amount of such funding by Purchaser necessary to cause the repayment in full of such Indebtedness, which shall be deemed to have taken place on the Closing Date after the Reference Time.
(b)Purchaser acknowledges that Kentucky TransCo has issued the TransCo Intercompany Notes to AEP TransCo. To the extent that all of the TransCo Intercompany Notes are not refinanced with indebtedness provided by unaffiliated third parties during the Interim Period, at the Closing Purchaser shall provide the funds necessary to cause Kentucky TransCo to redeem in full the portion of the Closing Indebtedness (including principal, interest, fees, costs and expenses) represented by the TransCo Intercompany Notes that are outstanding at the Closing; provided, that, for the avoidance of doubt, the amount of Estimated Closing Indebtedness and Final Closing Indebtedness shall not be reduced by the amount of such funding by Purchaser necessary to cause the repayment in full of such Indebtedness, which shall be deemed to have taken place on the Closing Date after the Reference Time. Sellers will cause AEP TransCo to waive any restrictions on redemption prior to the stated maturity date of such TransCo Intercompany Notes.
(c)Purchaser hereby acknowledges that, pursuant to each of the Debt Agreements set forth on Section 4.16 of the Sellers Disclosure Letter, consummation of the transactions contemplated by this Agreement absent the timely receipt of an applicable consent would constitute an event of default by Kentucky Power under each agreement. Unless such consent with respect to such agreements have been obtained at or prior to the Closing, Purchaser shall provide the funds to Kentucky Power that are necessary to cause Kentucky Power to pay all Closing Indebtedness (including principal, interest, costs, fees and expenses) that, as a result of the Closing, are required to be paid with respect to the Debt Agreements as and when such amounts become due and payable; provided, that, for the avoidance of doubt, the amount of Estimated Closing Indebtedness and Final Closing Indebtedness shall not be reduced by the amount of such funding by Purchaser necessary to cause the repayment in full of such Indebtedness, which shall be deemed to have taken place on the Closing Date after the Reference Time.

(d)Pursuant to the Senior Note Purchase Agreements, within five (5) Business Days (as defined in the Senior Note Purchase Agreements) after (i) the date hereof, Kentucky Power must (A) give notice that this Agreement has been executed to the holders of the Senior KPCo Notes and (B) apply to a Rating Agency for a review of the then applicable credit rating in respect of the Senior KPCo Notes; and (ii)  the occurrence of any Change in Control Prepayment Event, Kentucky Power must offer to prepay all of the Senior KPCo Notes held by the holders thereof pursuant to the terms and conditions in the Senior Note Purchase Agreements. Purchaser hereby consents for all purposes under this Agreement to Sellers causing Kentucky Power to take any such action required to be taken prior to the Closing pursuant to the Senior Note Purchase Agreements.
(e)Purchaser hereby acknowledges that (i) within five (5) Business Days (as defined in the Senior Note Purchase Agreements) of the occurrence of any Change in Control Prepayment Event, Kentucky Power must offer to prepay all of the Senior KPCo Notes held by the holders thereof and (ii) the purchase price for the Senior KPCo Notes payable to holders thereof which have accepted such prepayment in accordance with the Senior Note Purchase Agreements (the “Accepting Noteholders”) is 100% of the principal amount of such Senior KPCo Notes, together with accrued and unpaid interest thereon to the date of prepayment (the “Senior Note Purchase Price”). Purchaser shall provide the funds to Kentucky Power that are necessary to cause Kentucky Power to pay the Senior Note Purchase Price in connection with a Change in Control Prepayment Event occurring after the consummation of the transactions contemplated by this Agreement as and when such amounts become due and payable pursuant to the Senior Note Purchase Agreements; provided, that, for the avoidance of doubt, the amount of Estimated Closing Indebtedness and Final Closing Indebtedness shall not be reduced by the amount of such funding by Purchaser necessary to cause the repayment in full of such Indebtedness, which shall be deemed to have taken place on the Closing Date after the Reference Time.
(f)Notwithstanding anything to the contrary in this Section 4.16, the receipt by Purchaser of any waivers or consents with respect to the Debt Agreements or the absence of the occurrence of a Change in Control Prepayment Event with respect to the Senior KPCo Notes shall not constitute conditions to the obligation of Purchaser to consummate the Closing.
4.17Business Separation Plan. During the Interim Period, in furtherance of the transactions contemplated by this Agreement, the Parties shall, and shall cause their Affiliates to, cooperate in good faith and use their reasonable best efforts to develop, and, to the extent reasonably practicable, implement prior to the Closing, a mutually acceptable plan for the separation of certain assets, properties and contractual arrangements that are intertwined with the businesses of the Acquired Companies and those of the Sellers and certain of their Affiliates (other than the Acquired Companies) (the “Business Separation Plan”). The Business Separation Plan shall address the matters set forth on Section 4.17 of the Sellers Disclosure Letter as well as any other matters mutually agreed to by the Parties. All such activities subject to this Section 4.17 shall be in compliance with applicable Law. For the avoidance of doubt, each Party shall pay its own legal and other costs and expenses incurred in connection with the activities contemplated by this Section 4.17, except to the extent provided otherwise in Section 4.17 of the Sellers Disclosure Letter. Without limiting the foregoing, during the Interim Period, the Parties shall cooperate in good faith and use their reasonable best efforts to begin to readily transition the Business to Purchaser such that Purchaser and the Acquired Companies can operate the Business on a stand-alone basis in the ordinary course in accordance with Good Utility Practices without disruption or interruption, including so as to minimize the Acquired Companies’ reliance post-Closing on the services provided under the Transition Services Agreement. The Parties shall negotiate in good faith during the Interim Period to agree on any appropriate modifications to such services (including the duration thereof, but in no event exceeding 24 months after the Closing Date, and in all cases subject to the provisions of the Transition Services Agreement relating to costs and expenses) to reflect the foregoing or as may otherwise be necessary or advisable to enable

Purchaser and the Acquired Companies to operate the Business on a stand-alone basis in the ordinary course in accordance with Good Utility Practices without disruption or interruption, but taking into account the Parties’ use of reasonable best efforts to minimize the Acquired Companies’ reliance post-Closing on the services provided under the Transition Services Agreement and the duration thereof; provided that none of Sellers or their Affiliates shall be required to provide any services defined as “Excluded Services” under the Transition Services Agreement.
4.18NERC Registration. Sellers and Purchaser shall, at Purchaser’s sole cost and expense, use reasonable best efforts to implement Purchaser’s selected North American Electricity Reliability Corporation (“NERC”) registration option from the two options set forth in Section 4.18 of the Sellers Disclosure Letter, including certification as a transmission operator, so that Purchaser or an Affiliate of Purchaser is registered with NERC in accordance with 18 C.F.R. § 39.2(c) for all applicable functions for the bulk electric system facilities owned by Kentucky Power and Kentucky Transco in accordance with the NERC Rules of Procedure with a registration effective date of the Closing. Purchaser will notify Seller of its chosen option within thirty (30) days of the Effective Date. Nothing in this Section 4.18 shall constitute a condition to the obligations of either Party to consummate the Closing.
4.19Master Leases. If a counterparty to one or more of the Shared Contracts described on Section 4.19 of the Sellers Disclosure Letter (the “Master Leases”) has not agreed to replace or bifurcate into stand-alone Contracts such Shared Contracts on or before the earlier of (x) the date that is 120 days after the date of this Agreement and (y) the Closing Date, to be effective as of the Closing Date, Sellers shall (and shall cause their Affiliates (including the Acquired Companies) to) use reasonable best efforts to replace the Master Leases with alternative capital lease arrangements from third parties on substantially the same terms or such other terms as are reasonably acceptable to Purchaser. If, despite such reasonable best efforts, Sellers are unable to effect such replacement, Sellers shall cause Kentucky Power to (a) use reasonable best efforts to purchase the property, plant and equipment leased under the applicable Master Lease and used primarily in the business of the Acquired Companies (other than in connection with the operation of Mitchell by Kentucky Power prior to Closing, which property, plant and equipment Sellers and their Affiliates shall use reasonable best efforts to transfer, caused to be leased by or to provide the benefit of to the Successor Operator effective as of the Closing) so that title to such leased property, plant and equipment transfers to Kentucky Power, free and clear of any Encumbrances, other than Permitted Encumbrances and (b) withdraw from, sever, replace or terminate its participation in the applicable Master Lease prior to the Closing; provided, that Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed, shall be required for any action referred to in the foregoing clauses (a) and (b) to the extent that the aggregate purchase price payable for all such property, plant and equipment is in excess of $10,000,000.
4.20Transfer of Mitchell Assets and Mitchell Employees to Successor Operator; Mitchell Plant Approvals.
(a)At or prior to the Closing, Sellers shall cause Kentucky Power to use reasonable best efforts to cause any property, assets, vessels (including the vessel named the W.M. Robinson), Contracts, Permits, Environmental Permits or Claims held by Kentucky Power, in its capacity as the operator of Mitchell, or otherwise to the extent held by Kentucky Power for the benefit of the owners of Mitchell, in each case as set forth in Section 4.20(a) of the Sellers Disclosure Letter (collectively, the “Mitchell Operator Assets” and each, individually, a “Mitchell Operator Asset”), to be assigned, transferred or conveyed to Successor Operator or an Affiliate thereof.
(b)Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any Mitchell Operator Asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any Contract or Law to which any Acquired Company or any member of the Seller Group is a party or by which it is bound, or would in any way adversely affect the rights of any Acquired Company or such member of the Seller Group relating to such Mitchell Operator Asset or any right related thereto that any member of the Seller Group is entitled to retain. To the extent that Sellers are unable, or in their reasonable judgment determine they are unlikely, to obtain any required consent with respect to a Mitchell Operator Asset that is reasonably necessary to be transferred to the Successor Operator to comply with its obligations under the Mitchell Plant O&M Agreement prior to Closing, Sellers and Purchaser shall cooperate to implement any lawful and commercially reasonable arrangement as Sellers and Purchaser shall agree under which Successor Operator or an Affiliate thereof would, to the extent practicable, obtain the rights and benefits under such Mitchell Operator Asset and assume the burdens and obligations with respect thereto, subject to Kentucky Power and Successor Operator (in such capacity or its capacity as the owner of an undivided interest in Mitchell) each bearing its respective allocated share of costs in accordance with the Mitchell Plant Ownership Agreement and the Mitchell Plant O&M Agreement, including by subcontracting, sublicensing, subleasing, delegating or granting a limited power of attorney or similar appointment as agent to Successor Operator or an Affiliate thereof. Sellers and Purchaser shall continue to cooperate on and after the Closing to assign, transfer or convey to Successor Operator or an Affiliate thereof any Mitchell Operator Asset that is reasonably necessary to be transferred to the Successor Operator to comply with its obligations under the Mitchell Plant O&M Agreement that remains held by Kentucky Power and to otherwise arrange for Successor Operator to directly contract with the applicable third party for any renewal Contract upon the expiration or termination of any Contract constituting any such Mitchell Operator Asset.
(c)Sellers shall cause Successor Operator or one or more Affiliates of Sellers (other than the Acquired Companies) to transfer the employment of the Mitchell Employees to such Successor Operator or one or more Affiliates of Seller prior to the Closing Date, to be effective as of the first payroll period in which the Closing Date occurs or, if earlier, the first day of the payroll period following the date that the Mitchell Plant Ownership Agreement and Mitchell Plant O&M Agreement shall become effective after receipt of all applicable regulatory approvals, including the Mitchell Plant Approvals. On or prior to the Closing Date, Successor Operator or such Affiliate shall become the employer of each Mitchell Employee who does not resign their employment in lieu of the transfer prior to the proposed date of the employment transfer.
(d)Sellers shall take the lead on strategy with respect to the Parties’ efforts to obtain the Mitchell Plant Approvals after considering and reflecting in good faith all reasonable comments and advice of Purchaser (and its counsel), and Purchaser shall reasonably cooperate with Sellers in connection therewith. Subject to the last sentence of Section 4.5(d), Sellers shall be entitled to cause Kentucky Power and Wheeling to make such modifications to the Mitchell Plant Ownership Agreement and the Mitchell Plant O&M Agreement as are reasonably necessary to comply with the Mitchell Plant Approvals, including in respect of any settlement of the proceedings related thereto, in each case entered following the Effective Date, and to cause such parties to execute the Mitchell Plant Ownership Agreement and the Mitchell Plant O&M Agreement prior to the Closing, as such agreements shall be so modified, if and to the extent that such agreements have been finalized and the Mitchell Plant Approvals have been obtained and have become Final Orders. For the avoidance of doubt, (i) any change in the form or substance of the forms of the Mitchell Plant Ownership Agreement or Mitchell Plant O&M Agreement, included as Exhibit B and Exhibit C, respectively, to this Agreement, after the Effective Date, to the extent that such change is adverse to the interests of Purchaser or the Acquired Companies and relates to the period on and after the Closing Date and (ii) any other undertaking, term, condition, liability, obligation, commitment or sanction imposed on or agreed to by the Acquired Companies in obtaining the Mitchell Plant Approvals that relates to the period on and after the Closing Date, in each case of clauses (i) and (ii), shall be taken into account for purposes of any determination under this Agreement as to whether a Burdensome Condition shall have occurred.
(e)Concurrently with, and conditioned upon, the closing of any sale, assignment, transfer or conveyance of the Mitchell Interest to Wheeling in accordance with the Mitchell Plant Ownership Agreement, Sellers shall cause AEP Generation Resources Inc. to enter into an indemnity agreement for the benefit of Kentucky Power on the terms described on Section 4.20(e) of the Sellers Disclosure Letter.
4.21Corporate Offices and Service Centers. For a period of no less than five years from the Closing Date, Purchaser shall cause Kentucky Power to maintain its existing corporate headquarters in Kentucky and, other than in the ordinary course of its business, maintain its existing offices and service centers in Kentucky.
4.22Insurance. Except as provided herein or in the Ancillary Agreements, Purchaser hereby acknowledges and agrees that effective as of the Closing, each Acquired Company shall cease being covered by, and having the benefit of, any insurance coverage (including any policy issued by any “captive” insurer, together with any insurance-related, self-insurance or similar funds or reserves) for the benefit of any Acquired Companies maintained by Sellers or their Affiliates. Purchaser and its Affiliates shall be solely responsible for providing, or causing to be provided, insurance to each Acquired Company for any claims made after the Closing (subject to the remainder of this Section 4.22 with respect to losses prior to the Closing). For the avoidance of doubt, any amounts recovered prior to the Closing by the Acquired Companies in respect of losses incurred prior to the Closing shall be for the benefit of Sellers, and Purchaser shall promptly remit any such funds received following Closing to the Sellers. If there is any actual or potential loss prior to the Closing which is insured under any insurance policy covering the Acquired Companies or any of their respective assets or liabilities (including any policy issued by any “captive” insurer, together with any insurance-related, self-insurance or similar funds or reserves), Sellers shall use reasonable best efforts to provide notice of such loss to the applicable insurers prior to the Closing, and Sellers shall use reasonable best efforts to ensure the Acquired Companies can file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies (including with respect to any actual or potential loss in respect of the matters set forth on Section 4.22 of the Sellers Disclosure Letter). Sellers shall provide reasonable assistance to the Acquired Companies after the Closing with regard to pursuit of such claims, and Purchaser shall provide reasonable assistance to Seller with regard to investigating, defending and settling such claims. Following the Closing, to the extent that (a) any insurance policies of Sellers or their Affiliates (including any policies issued by any “captive” insurer) cover any loss in respect of any of the Acquired Companies arising out of, relating to or resulting from occurrences prior to the Closing and (b) such policies do not preclude claims from being made thereunder with respect to such losses arising out of, relating to or resulting from occurrences prior to the Closing (“Business Claims”), then, at Purchaser’s sole cost and expense, Sellers or their Affiliates shall reasonably cooperate with Purchaser (upon Purchaser’s written request) in Purchaser’s submission of Business Claims (or Purchaser’s pursuit of claims previously made) on behalf of Purchaser or an Acquired Company, as applicable, under any such policy. To the extent any insurance policies in place for the benefit of the Acquired Companies prior to Closing would preclude claims being made thereunder in accordance with clause (b) above following Closing, including any requirement to obtain consent of any issuer of any such policy, Sellers shall use reasonable best efforts to take any actions necessary in order to permit such claims to be made. With respect to Business Claims, Sellers shall take no action to exclude or remove the Acquired Companies with respect to the period prior to Closing from the insurance policies that were in place for the benefit of the Acquired Companies prior to Closing and shall not take any action following Closing that would reasonably be expected to impair any right or ability of the Acquired Companies to file claims for losses incurred prior to Closing consistent with Section 4.22. For purposes of this Agreement, that certain Claim

Handling and Funding Agreement, dated May 30, 1996, between AEPSC and Nationwide (as successor to Employers Insurance of Wausau) (the “Claim Handling and Funding Agreement”), and any rights of any Seller or its Affiliates thereunder (including any accruals on behalf of any of the foregoing), shall be deemed to cover losses in respect of any of the Acquired Companies arising out of, relating to or resulting from occurrences prior to Closing and shall be treated as an insurance policy benefiting the Acquired Companies. Without limiting the foregoing, Sellers shall use reasonable best efforts to cause the Acquired Companies to have the same rights and privileges as AEPSC under the Claim Handling and Funding Agreement.
4.23Misdirected Payments.
(a)Each Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks that have been sent to such Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of any Acquired Company or any of its businesses to the extent that they are in respect of the businesses of any Acquired Company or otherwise properly payable to any Acquired Company.
(b)Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to each Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser or any of its Affiliates (including the Acquired Companies) after the Closing Date to the extent that they are not in respect of any business of any Acquired Company and not otherwise properly payable to any Acquired Company but rather properly payable to such Seller or its Affiliates.
4.24Misallocated Assets. If, within twenty four (24) months following the Closing, any right, property or asset exclusively related to a business of either Seller or any Affiliate thereof (other than any Acquired Company) other than the business of any Acquired Company, or exclusively used by any Seller or an Affiliate thereof (other than any Acquired Company) in a manner unrelated to the business of any Acquired Company prior to the Closing is found to have been transferred to Purchaser through its acquisition of the Acquired Companies in error (and not so contemplated in Section 4.8, Section 4.17, Section 4.20 or in the Ancillary Agreements), Purchaser shall cause the Acquired Companies to transfer, for no consideration (but at no cost to Purchaser or any of its Affiliates), such right, property or asset as soon as practicable (including taking into account any required regulatory approvals or third party consents), to such Seller or an Affiliate thereof designated by such Seller. If, following the Closing, any right, property or asset exclusively related to, or exclusively used in, the business of any Acquired Company prior to the Closing or necessary to conduct the business of any Acquired Company in substantially the same manner as conducted prior to the Closing is found to have been retained by any Seller or any Affiliate thereof in error, such Seller shall transfer, or shall cause such Affiliate to transfer, for no consideration, such right, property or asset as soon as practicable (including taking into account any required regulatory approvals or third party consents) to Purchaser or an Affiliate thereof (including any Acquired Company) designated by Purchaser.
4.25Financing Cooperation.
(a)Prior to Closing (or the earlier termination of this Agreement pursuant to Section 8.1), subject to the limitations set forth in this Section 4.25, and unless otherwise agreed by Purchaser, Sellers will, at Purchaser’s cost and expense (as provided in clause (d) below), use commercially reasonable efforts to (and will use commercially reasonable efforts to cause the Acquired Companies and their Affiliates and Representatives to) cooperate with Purchaser as may be reasonably requested by Purchaser in connection with Purchaser’s or its Affiliates’ arrangement, syndication and obtaining financing in connection with the acquisition of the Acquired Companies (the “Financing”). Such cooperation will include using commercially reasonable efforts to:

(i)cooperate with the marketing efforts of Purchaser in connection with the Financing, including making appropriate senior officers reasonably available, with appropriate advance notice, for participation in a reasonable number of lender or investor meetings, due diligence sessions, meetings with ratings agencies and road shows, and providing reasonable assistance in the preparation of rating agency presentations, confidential information memoranda, private placement memoranda, offering memoranda, prospectuses, registration statements, filings with the SEC and Canadian securities regulators, lender and investor presentations and similar documents as may be reasonably requested by Purchaser, in each case, with respect to information relating to the Acquired Companies in connection with such marketing efforts;
(ii)prepare and furnish Purchaser and the lenders, underwriters, agents, banks or other financing sources (“Financing Sources”), on a confidential basis, as promptly as reasonably practicable all information with respect to the Acquired Companies as is reasonably requested by Purchaser and is customarily (A) required for the marketing, arrangement and syndication of financings or (B) used in the preparation of customary offering or information documents or rating agency, lender presentations or road shows relating to any financing, provided that such information shall be limited to information and data derived from the Acquired Companies’ historical books and records;
(iii)furnish all documentation and other information required by a Governmental Entity or any Financing Source under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and anti-bribery and anti-corruption rules and regulations to the extent reasonably requested by Purchaser;
(iv)providing reasonable assistance to Purchaser to produce financial statements (including pro forma and audited financial statements of the Acquired Companies) required to be delivered pursuant to any securities laws or any financing arrangements and assisting Purchaser in the preparation of such financial statements; provided, that neither the Sellers nor their Representatives shall be required to provide any such assistance with respect to financial information or statements relating to (A) the determination of the proposed aggregate amount of the Financing, the interest rates thereunder or the fees and expenses relating thereto; (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financing; or (C) any adjustments that are not directly related to the acquisition of the Acquired Companies; provided further that (x) such assistance shall be limited solely with respect to information and data derived from the Seller’s historical books and records and (y) neither Sellers nor their Representatives shall be required to certify or attest to any such pro forma financial statements or other forecasted information; and
(v)assist with the Financing Sources’ requests for due diligence to the extent customary and reasonable.
provided, further, that (A) nothing in this Section 4.25 shall require Sellers to cause the delivery of legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Financing; and (B) Sellers will use reasonable best efforts to (and will use reasonable best efforts to cause the Acquired Companies and their Affiliates and Representatives to), reasonably promptly update any information in respect of Sellers and the Acquired Companies to be included in any document filed with the SEC or Canadian securities regulators so that such information does not contain, as of the time provided, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(b)Sellers agree to use reasonable best efforts to (and will use reasonable best efforts to cause their Affiliates and Representatives to) provide, reasonable assistance to Purchaser for a period of three months following Closing to produce the financial statements (including pro forma and audited financial statements of the Acquired Companies) required to be delivered pursuant to any securities laws and assisting Purchaser in the preparation of financial statements; provided, that neither the Sellers nor their Representatives shall be required to provide any such assistance with respect to financial information or statements relating to (A) the determination of the proposed aggregate amount of the Financing, the interest rates thereunder or the fees and expenses relating thereto; (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financing; or (C) any adjustments that are not directly related to the acquisition of the Acquired Companies; provided further that (x) such assistance shall be limited solely with respect to information and data derived from each Seller’s historical books and records and (y) neither Sellers nor their Representatives shall be required to certify or attest to any such pro forma financial statements or other forecasted information.
(c)Purchaser shall indemnify and hold harmless Sellers and their Affiliates and their respective directors, officers and employees from and against any and all Losses suffered or incurred by them in connection with the arrangement and completion of any Financing or related transactions by Purchaser in connection with financing the transactions contemplated hereby and any information utilized in connection therewith. This Section 4.25(c) shall survive the consummation of the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the officers and directors of the Sellers and their Affiliates and their respective heirs, executors, estates and personal representatives who are each third party beneficiaries of this Section 4.25(c).
(d)Nothing in this Section 4.25 shall require any such cooperation to the extent that it would require any Seller or the Acquired Companies to: (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Purchaser; (ii) enter into any definitive agreement; (iii) give any indemnities in connection with the Financing; (iv) take any action that, in the good faith determination of the Sellers, would unreasonably interfere with the conduct of the business of the Sellers and their Affiliates or create an unreasonable risk of damage or destruction to any property or assets of the Sellers or any of their Affiliates; (v) adopt resolutions (whether by the board of directors of the Sellers or otherwise) approving the agreements, documents and instruments pursuant to which the Financing is obtained, other than those effective on the Closing Date; (vi) provide any assistance or cooperation that (A) would cause any representation or warranty in this Agreement made by any Seller to be breached, or (B) cause any conditions to Closing set forth in this Agreement to fail to be satisfied by the Outside Date or otherwise result in a breach of this Agreement by Sellers that would provide Purchaser the right to terminate this Agreement (unless waived by Purchaser); or (v) cooperate to the extent it would require the disclosure of information which the Sellers or the Acquired Companies reasonably determine would reasonably be expected to jeopardize the attorney-client or other similar privilege of the Sellers or any of the Acquired Companies or violate any Applicable Law to which the Sellers or any of the Acquired Companies is a party.
(e)Purchaser shall promptly upon request by Sellers, reimburse Sellers for all of their reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of counsel and accountants) incurred by Sellers and the Acquired Companies, any of its or their representatives in connection with any cooperation contemplated by this Section 4.25.

ARTICLE V
EMPLOYEE, LABOR AND BENEFITS MATTERS COVENANTS

5.1Seller Benefit Plans. Effective as of the Closing Date, the Continuing Employees shall cease to accrue further benefits and shall cease to be active participants under any Seller Benefit Plans except as provided by the terms of such plans or applicable Law. As of the Closing Date, all Continuing Employees shall become vested on a prorated basis under the terms of any Restricted Stock Unit Award Agreement issued to such Continuing Employee under the terms of the American Electric Power System Long-Term Incentive Plan as if such employees termination of employment with the Acquired Company had involved a Severance Date (as defined in such agreement).
5.2Non-Covered Employees. All Non-Covered Employees who are employees of an Acquired Company, if still employed by an Acquired Company immediately prior to the Closing Date, shall continue to be employees of such Acquired Company on the Closing Date (such persons, the “Continuing Non-Covered Employees”). Purchaser acknowledges that those employees set forth on Section 5.2 of the Sellers Disclosure Letter will not be employees of the Acquired Company on the Closing Date.
5.3Covered Employees Offers and Post-Closing Employment and Benefits.
(a)All Covered Employees who are employees of an Acquired Company, if still employed by an Acquired Company immediately prior to the Closing Date, shall continue to be employees of such Acquired Company on the Closing Date and shall be deemed a “Continuing Covered Employee.”
(b)Purchaser acknowledges that any Collective Bargaining Agreement applicable to Continuing Covered Employees and to which an Acquired Company is a party shall continue in effect according to its terms after the Closing.
5.4Post-Closing Employment and Benefits for Non-Covered Employees. Purchaser shall provide, or shall cause one of its Affiliates to provide, to each Continuing Non-Covered Employee during the period from the Closing Date through the second anniversary of the Effective Date (or if shorter, the period during which the Continuing Non-Covered Employee is employed by Purchaser or one of its Affiliates) (the “Continuation Period”):
(a)base salary/wage rate at a rate at least equal to the base salary/wage rate provided to the Non-Covered Employee immediately prior to the Closing, and annual bonus opportunities (including target and maximum payouts, but excluding long-term and equity-based compensation opportunities), which, together with base salary/wage rate, are at least equal, in the aggregate, to the base salary/wage rate and such annual bonus opportunities provided to the Non-Covered Employee immediately prior to Closing;
(b)vacation, sick pay and other paid time off accrued but unused as of the Closing on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing; and
(c)other employee benefits (other than severance benefits, which shall be as provided as set forth in Section 5.6), including any benefits in substitution or replacement for any existing long-term and equity-based compensation opportunities (including, without limitation, cash payments or increased base salary/wage rate) of a Continuing Non-Covered Employee, which are no less favorable in the aggregate to the employee benefits (other than severance benefits) provided to the Non-Covered Employee immediately prior to Closing. Without limiting the generality of the foregoing, Continuing Non-Covered

Employees who, as of the Closing Date, would have become eligible for retiree medical coverage under any Seller Benefit Plan within two (2) years following the Closing Date had they remained eligible for coverage under the Seller Benefit Plans, shall remain able to become eligible for such retiree medical benefits under substantially similarly terms and conditions under plans maintained by Purchaser or its Affiliates following the Closing.
5.5Welfare Plans. Purchaser or an Affiliate of Purchaser shall cause each Continuing Employee and his or her eligible dependents (including all such employee’s dependents covered immediately prior to the Closing Date by a Seller Benefit Plan that is a welfare benefit plan) coverage under a welfare benefit plan maintained by Purchaser or one of its Affiliates that (A) ensures that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Continuing Employee or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate and (B) credits such Continuing Employee, for the plan year during which the Closing occurs, with any deductibles, co-payments and amounts credited toward out-of-pocket maximums incurred under a Seller Benefit Plan toward satisfying any deductible, co-payment and out-of-pocket maximum requirements under the medical plan of Purchaser or any of its Affiliates in which the Continuing Employee participates during the plan year in which the Closing occurs.
5.6Severance. Purchaser shall, or shall cause one of its Affiliates to, pay to each Continuing Employee who is terminated during the Continuation Period for any reason other than cause or the Continuing Employee’s death or disability (a “Severed Continuing Employee”), subject to the Continuing Employee’s timely executing and not revoking a release of claims, a lump sum payment in cash equal to two weeks’ base pay for each year of service or portion thereof (taking into account, for this purpose, service as a Continuing Employee as well as service that would be credited to the Severed Continuing Employee under Section 5.7), with a minimum of eight (8) weeks’ base pay, with the base pay determined at the then applicable rate. For this purpose, (a) the resignation by a Continuing Employee in lieu of a requirement that such employee transfer to a main work location that is more than 50 miles from his or her main work location as of the Closing Date, and (b) the termination of a Continuing Employee’s employment by reason of such employee’s declining a request for such a transfer shall be considered termination for a reason other than cause. In addition, to the extent a Severed Continuing Employee elects COBRA Continuation Coverage, the amount payable by such Severed Continuing Employee in respect of COBRA premiums during the months that such COBRA Continuation Coverage remains in effect (but only up to the first eighteen (18) months) shall be no more than the active employee premiums payable for the same medical and/or dental coverage covering the Severed Continuing Employee and the Severed Continuing Employee’s spouse and eligible dependents. Notwithstanding the foregoing, if any Continuing Employee is entitled to severance benefits under an individual severance, employment or similar agreement, the terms of such agreement and not this Section 5.6 shall govern, and Continuing Covered Employees shall be entitled to severance benefits only to the extent provided in a Collective Bargaining Agreement or otherwise agreed by the applicable union.
5.7COBRA. Purchaser shall provide, or shall cause one of its Affiliates to provide, continuation health care coverage to Continuing Employees and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) or any similar provisions of state Law, after the Closing Date. Sellers and their Affiliates shall be solely responsible for any obligations under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.

5.8Service Credit. Purchaser shall, or shall cause one of its Affiliates to, provide full service credit for all purposes including eligibility to participate, vesting and benefit accrual (other than for benefit accrual purposes under any defined benefit pension plan) under all employee benefit plans, policies and arrangements (other than equity or equity-based plans, policies and arrangements) made available to Continuing Employees by Purchaser or any of its Affiliates after the Closing to the same extent such Continuing Employee’s service was recognized under the corresponding Seller Benefit Plans in which such Continuing Employee participated immediately prior to the Closing Date.
5.9Savings Plans. Effective as of the Closing Date, Purchaser or one of its Affiliates shall establish or maintain a defined contribution 401(k) plan (or plans) and trust (or trusts) intended to qualify under Sections 401(a) and 501(a) of the Code in which all Continuing Non-Covered Employees shall be eligible to participate (“Purchaser Savings Plan”) and in which Covered Employees shall be eligible to participate (“Purchaser Union Savings Plan”) following the Closing Date. Continuing Employees shall be eligible to effect a direct rollover (as described in Section 401(a)(31) of the Code) from any Seller Benefit Plans which is a defined contribution 401(k) plan, to the Purchaser Savings Plan and the Purchaser Union Savings Plan, as applicable, and Purchaser or one of its Affiliates shall cause the Purchaser Savings Plan or Purchaser Union Savings Plan, as applicable, to accept such direct rollovers.
5.10Incentive Awards. Purchaser shall, and shall cause its Affiliates, as applicable, to maintain the bonus opportunities provided for under any Seller Benefit Plan that is an annual bonus plan through the end of the fiscal year in which the Closing occurs and will pay any bonuses earned thereunder at such time as Sellers and their Affiliates has historically paid such bonuses. Each Continuing Employee’s bonus in respect of the fiscal year in which the Closing occurs shall be bifurcated as follows: (i) such bonus shall not be less than such Continuing Employee’s target bonus in respect of such fiscal year prior to the Closing under the applicable Seller Benefit Plan and (ii) such bonus shall be based on the actual performance of Purchaser in respect of such fiscal year following the Closing.
5.11Pre-Closing Date Claims under Seller Benefit Plans. To the extent that an Acquired Company Employee was a participant in a Seller Benefit Plan, the Seller Benefit Plans shall be responsible for providing benefits (including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to any participating Acquired Company Employees for all Claims incurred prior to the Closing under and subject to the generally applicable terms and conditions of such plans. For purposes of this Section 5.11, a Claim is incurred with respect to (i) accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such Claim occurred and (ii) medical, hospital, dental and other similar benefits when the services with respect to such Claim are rendered, and in any event as defined by the underlying terms of the Seller Benefit Plans. Purchaser shall, or shall cause one of its Affiliates to, assume and honor all accrued and unused vacation and paid time off balances of the Continuing Employees in accordance with the applicable Seller Benefit Plan in effect at the Closing Date, except to the extent any such balances are paid to such Continuing Employee in connection with the Closing in accordance with any applicable Laws.
5.12[Reserved]
5.13Workers Compensation. Sellers and their Affiliates shall be responsible for and administer all claims for workers compensation benefits that are incurred prior to the Closing by Continuing Employees. Purchaser and its Affiliates shall be responsible for and shall administer all claims for workers compensation benefits that are incurred from and after the Closing by Continuing Employees. A claim for workers compensation benefits shall be deemed to be incurred when the claim for workers compensation benefits is filed by the Continuing Employee with the applicable governmental authority (the “Workers Compensation Event”).

5.14WARN Act. From the Effective Date until the Closing Date, Sellers shall not, and shall cause their Affiliates not to, terminate the employment of Acquired Company Employees such that a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act) occurs prior to or as of the Closing, except pursuant to Section 4.1(a)(v). Purchaser agrees that the Acquired Companies shall be responsible for providing any notice required under (or otherwise satisfying the requirements of) the WARN Act with respect to any “plant closing” or “mass layoff” affecting Continuing Employees that may occur after the Closing Date. Sellers shall be responsible for providing any notice required under (or otherwise satisfying the requirements of) the WARN Act with respect to any “plant closing” or “mass layoff” affecting any employees of Seller or any of its Affiliates (other than the Acquired Companies) who do not become Continuing Employees.
5.15Employee Communications. Sellers shall use reasonable best efforts to cooperate with Purchaser and its Affiliates in communications with Acquired Companies Employees with respect to employment and employee benefit plan matters arising in connection with the transactions contemplated by this Agreement.
5.16No Third-Party Beneficiary Rights. Nothing in this Article V, expressed or implied, shall confer upon any Person (including the Acquired Companies Employees, Continuing Employees or any other employees of Sellers, Purchaser, or any of their respective Affiliates or any of their dependents, beneficiaries or alternate payees) other than the Parties any rights or remedies (including any third-party beneficiary rights, any right to employment or continued employment, or any right to any particular terms of conditions of employment or compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise, and nothing in this Article V shall (i) affect the right of each of Sellers, Purchaser or their respective Affiliates to terminate the employment of any Person for any or no reason at any time, (ii) require Sellers or any of their Affiliates to continue any Seller Benefit Plan or other employee benefit plans or arrangements, (iii) prevent Sellers or any of their Affiliates from amending, modifying or terminating any Seller Benefit Plan or other employee benefit plans or arrangements, (iv) be construed as prohibiting or limiting the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, Contract, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (v) be construed as an establishment of, amendment to or termination of any benefit or compensation plan, program, policy, Contract, agreement or arrangement. In addition, the provisions of this Section 5.16 are for the sole benefit of the Parties and are not for the benefit of any other Person, including any Acquired Company Employee, Continuing Employee, any other employee of any Sellers, Purchaser or any of their respective Affiliates (including any beneficiary or dependent thereof), or any other third party.
5.17Non-Solicitation of Business Employees. In the event that this Agreement is terminated prior to the Closing pursuant to the terms of this Agreement, until the date that is one (1) year from and after the date of such termination, (i) Purchaser shall not employ, and shall cause its Affiliates not to employ, any Acquired Company Employees or any Mitchell Employees to whom Purchaser or its Representatives had been directly or indirectly introduced or otherwise had contact with as a result of its consideration of the transactions contemplated hereby without Sellers’ prior written consent and (ii) Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for hire or employment any officer or employee of Sellers or any of their Affiliates to whom Purchaser or its Representatives had been directly or indirectly introduced or otherwise had contact with as a result of its consideration of the transactions contemplated hereby. From and after Closing, until the date that is one (1) year after the Closing Date, (A) Sellers shall not employ, and shall cause their Affiliates not to employ, any Continuing Employees without Purchaser’s prior written consent and (B) Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, solicit for hire or employment any officer or employee of Purchaser or any of its Affiliates to whom Sellers or their Representatives had been directly or indirectly introduced or otherwise had contact with as a result of its consideration of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 5.17, the terms of this Section 5.17 shall not apply to (x) any solicitation that consists of a general advertisement or solicitation by Purchaser or Sellers or their Affiliates through the use of media advertisements, the Internet (including Sellers’ or their Affiliates’ internal career websites), or professional search firms that is not targeted at employees of Sellers, Purchaser or their Affiliates, as applicable, or (y) any solicitation (or any hiring as a result of any solicitation) of any person who for a period of at least six (6) months prior to such solicitation (and hiring) has no longer been employed by Sellers, Purchaser or their Affiliates, as applicable, other than as a result of any solicitation otherwise prohibited by this Section 5.17.
5.18Code Section 409A. Contingent upon and effective as of the Closing Date, pursuant to 26 CFR §1.409A-3(j)(4)(ix), the Parties acknowledge and agree that the following Seller Benefit Plans (the “Seller Nonqualified Plans”) shall be considered terminated with respect to each participant that experiences a change in control of the Acquired Companies by reason of the transactions effectuated under this Agreement (the “Affected Participants,” being those plan participants who continue employment with the Acquired Companies (or other affiliates of the Purchaser) immediately after the Closing Date: (i) American Electric Power System Excess Benefit Plan; (ii) Central and South West System Special Executive Retirement Plan; (iii) American Electric Power System Supplemental Retirement Savings Plan; and (iv) American Electric Power System Incentive Compensation Deferral Plan. The Parties acknowledge and agree that contingent upon and effective as of the Closing Date, all of the Affected Participants shall receive all amounts deferred under the Affected Plans within 12 months of the Closing Date.
5.19Transfer of Certain Employees. Sellers and Purchaser shall cooperate to cause an Acquired Company, at least 30 days prior to the reasonably expected Closing Date, to make an offer of employment to each of the Covered Support Employees, which offer shall be based on the terms of the applicable Collective Bargaining Agreement and conditioned upon the occurrence of the Closing and effective as of the Closing Date. Sellers and Purchaser shall cooperate to cause an Acquired Company, at least 30 days prior to the reasonably expected Closing Date, to make a Qualifying Offer of employment to each of the Non-Covered Support Employees, which Qualifying Offer shall be conditioned upon the occurrence of the Closing and effective as of the Closing Date, except in the case of Support Employees who are not actively at work as of the Closing Date due to long-term disability or other approved continuous leave of absence (excluding, without limitation, paid-time off, short-term disability or intermittent leave) (“Delayed Transfer Employees”), in which case such offers (or reemployment) shall be made as of the date, if any, each such Support Employee has been cleared for and returns to active employment within 12 months following the Closing Date or such later date as required by Law and effective immediately following acceptance. At least 30 days prior to the reasonably expected Closing Date, Sellers shall provide Purchaser a list of Delayed Transfer Employees, which list shall be updated as necessary prior to Closing. A “Qualifying Offer” means an offer of employment in a position comparable to that which such Support Employee had immediately prior to the Closing (or, in the case of a Delayed Transfer Employee, commencement of his or her absence from active employment). Sellers shall retain and be solely responsible for all Liabilities arising from or relating to Sellers’ or any of its Affiliates’ identification of Support Employees (or the omission of any person from that list). At least 21 days prior to the reasonably expected Closing Date, Purchaser shall add Section 5.19 to the Purchaser Disclosure Letter to confirm that Purchaser has made a Qualifying Offer of employment to each of the Support Employees as set forth in this section (other than any Delayed Transfer Employees who has not then returned to active employment) and to indicate each Support Employees who has accepted such offer of employment. Sellers shall cause each of such accepting Support Employee to become an employee of Kentucky Power prior to the Closing Date. Any Delayed Transfer Employee who accepts a Qualifying Offer that will not become effective until after the Closing Date pursuant to this Section 5.19 shall become an employee of Purchaser (or an Affiliate of Purchaser effective immediately upon acceptance.

ARTICLE VI
TAX MATTERS

6.1Withholding. Unless required by a change in Law after the date hereof, Purchaser, its Affiliates, and any of their agents, shall not deduct and withhold from any amount otherwise payable pursuant to this Agreement other than with respect to amounts (a) as a result of a failure to deliver the certificate or applicable tax form described in Section 1.3(b)(i)(C) or (b) which are treated as wages for U.S. federal income tax purposes. If any of Purchaser or its Affiliates or agents proposes to withhold any amounts, such Person shall use its reasonable best efforts to notify Sellers at least five business days in advance of making any such withholding or deduction and use its reasonable best efforts to cooperate with Sellers in reducing or eliminating any such proposed withholding or deduction. If any amount is so withheld, such amount shall be (i) properly and timely paid over to the applicable Governmental Entity and (ii) treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed.
6.2Tax Year End. Purchaser shall cause the Acquired Companies to join Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-1(h)) effective on the day after the Closing Date. Following the Closing, Purchaser shall not, and shall cause the Acquired Companies to not, take any action, or permit any action to be taken, that may prevent the taxable year of the Acquired Companies from ending for U.S. federal and (to the extent permitted under applicable Law) state, local or non-U.S. Income Tax purposes at the end of the day on which the Closing occurs and shall, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all Income Tax purposes the Closing Date as the last day for which the Acquired Companies are included in the Seller Affiliated Tax Group. For the avoidance of doubt, Sellers shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of or with respect to the Acquired Companies for Tax periods ending on and before the Closing Date.
6.3Tax Proceedings. Notwithstanding anything in this Agreement to the contrary, Sellers shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any Tax Return filed by or with respect to, or Tax matters relating to, the Seller Affiliated Tax Group.
6.4Cooperation with Respect to Taxes.
(a)Each Party shall, and shall cause its Affiliates to, provide to the other Parties such cooperation, documentation and information as either of them reasonably may request in (i) preparing and filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes or (iii) conducting any Tax Proceeding. Such cooperation, documentation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other relevant information that any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its own cost to provide an explanation of any documents or information so provided.
(b)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to require any Seller (or any of its Affiliates) (i) to provide cooperation, documentation or information with respect to Taxes or Tax Returns of the Seller Affiliated Tax Group or (ii) to provide Purchaser (or any of its Affiliates, including the Acquired Companies) with access to any such documentation, information or records, provided that, in each case, Seller and its Affiliates shall use commercially reasonable efforts to provide Purchaser with reasonable cooperation, documentation, information or records that are in Seller’s possession and that are redacted or are pro forma and relate exclusively to the Acquired Companies.
6.5Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of the Acquired Companies pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any Acquired Company, on the one hand, and any member of the Seller Affiliated Tax Group, on the other hand, are parties, shall terminate, and neither any member of the Seller Affiliated Tax Group, on the one hand, nor such Acquired Company, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.
6.6Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser and Seller shall split equally any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The Party required by applicable Law to do so shall prepare and file, or cause to be prepared and filed, any Tax Return with respect to such Transfer Taxes.
6.7Post-Closing Matters.
(a)None of Purchaser or any of its Affiliates (including, after the Closing, the Acquired Companies) shall take any of the following actions, without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed): (i) make any Tax election, or change in Tax accounting period or method, that would have an effective date on or prior to the Closing Date or affect Taxes for any Seller or the Seller Affiliated Tax Group, (ii) amend any Tax Return for a Pre-Closing Tax Period, (iii) initiate or execute any voluntary disclosure agreement or similar agreement with any Tax authority with respect to a Pre-Closing Tax Period, (iv) extend the statute of limitations with respect to any Tax Return filed with respect to the Acquired Companies for any Pre-Closing Tax Period, or (v) engage in any action or transaction that is not in the ordinary course of business on the Closing Date but after the Closing.
(b)Notwithstanding any other provision of this Agreement, Purchaser shall report any transaction in which any Acquired Company engages that is not in the ordinary course of business and occurs on the Closing Date, but after the Closing, on Purchaser’s U.S. federal income Tax Return to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).
(c)At Sellers’ request, Purchaser shall cause the Acquired Companies to make and/or join with the Seller Affiliated Tax Group in making any Tax election related to the Seller Affiliated Tax Group; provided, that the making of such election does not have an adverse effect in any material respect on Purchaser or the Acquired Companies for any Tax period beginning on or after the Closing.
(d)The Parties agree that no elections pursuant to Code Sections 336(e), 338(g) or 338(h)(10) shall be made by any Seller, any Affiliate of any Seller, Purchaser, any Affiliate of Purchaser, or the Acquired Companies, with respect to the Sale.

ARTICLE VII

CONDITIONS TO CLOSING
7.1Conditions to Each Party’s Closing Obligations. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the fulfillment or, to the extent permitted by applicable Law, joint waiver, by the Parties at or prior to the Closing of each of the following conditions:
(a)No Injunctions. No Governmental Entity of competent authority and jurisdiction shall have issued an Order or enacted a Law that remains in effect that prohibits or makes illegal the consummation of the transactions contemplated hereby (collectively, the “Legal Restraints”).
(b)Regulatory Approvals. The Required Regulatory Approvals shall have been duly obtained, and such approvals shall have become Final Orders or, if applicable, any mandatory waiting period prescribed by Law before the transactions contemplated hereby may be consummated shall have expired or been terminated.
(c)NSR Consent Decree. The amended NSR Consent Decree contemplated by Section 4.13 shall have been duly executed and delivered by all parties thereto, approved and entered by the United States District Court for the Southern District of Ohio and in full force and effect.
(d)Mitchell Plant Approvals. The Mitchell Plant Approvals shall have been duly obtained, and such approvals shall have become Final Orders.
7.2Conditions to Purchaser’s Closing Obligations. Purchaser’s obligations to effect the transactions contemplated hereby are subject to the fulfillment or, to the extent permitted by applicable Law, waiver by Purchaser, at or prior to the Closing of each of the following additional conditions:
(a)Representations and Warranties. (i) The representations and warranties of Sellers set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.4(i) and Section 2.17 shall be true and correct (other than in de minimis respects) as of the Closing, as if made at and as of the Closing (or, if expressly made as of a specific date, as of such date), (ii) the representation and warranty of Sellers set forth in Section 2.6(b) shall be true and correct as of the Closing, as if made at and as of the Closing and (iii) each of the other representations and warranties of Sellers contained in Article II (disregarding all qualifications as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the Closing as if made at and as of the Closing (or, if expressly made as of a specific date, as of such date), except in the case of this clause (iii), where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Covenants and Agreements. The covenants and agreements of Sellers to be performed at or before the Closing in accordance with this Agreement shall have been performed in all material respects.
(c)Officer’s Certificates. Purchaser shall have received a certificate from each Seller, signed on its behalf by an executive officer of such Seller and dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled.
(d)Absence of Material Adverse Effect. Since the Effective Date, no Material Adverse Effect shall have occurred.

(e)Execution and Delivery of Ancillary Documents. Sellers or their applicable Affiliates shall have executed and delivered to Purchaser each of the Ancillary Documents to which they are a party, each of which shall be in full force and effect as of Closing.
(f)Burdensome Condition. No Required Regulatory Approval, Mitchell Plant Approval, Additional Regulatory Filing and Consent, amendment of the NSR Consent Decree contemplated by Section 4.13 shall, individually or in the aggregate, impose, be conditioned upon or contain terms, conditions, liabilities, obligations, commitments or sanctions resulting in, or otherwise create or have created, any Burdensome Condition.
7.3Conditions to Sellers’ Closing Obligation. Sellers’ obligations to effect the transactions contemplated hereby are subject to the fulfillment or, to the extent permitted by applicable Law, waiver by Sellers, at or prior to the Closing of each of the following additional conditions:
(a)Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 3.1 and Section 3.2 shall be true and correct (other than de minimis respects) as of the Closing as if made at and as of the Closing (or, if expressly made as of a specific date, as of such date) and (ii) each of the other representations and warranties of Purchaser contained in Article III (disregarding all qualifications as to materiality or Purchaser Material Adverse Effect contained therein) shall be true and correct as of the Closing as if made at and as of the Closing (or, if expressly made as of a specific date, as of such date), except in the case of this clause (ii), where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)Covenants and Agreements. The covenants and agreements of Purchaser to be performed at or before the Closing in accordance with this Agreement shall have been performed in all material respects.
(c)Officer’s Certificate. Sellers shall have received a certificate from Purchaser, signed on Purchaser’s behalf by an executive officer of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.
(d)Execution and Delivery of Ancillary Documents. Purchaser or its applicable Affiliate shall have executed and delivered to Sellers each of the Ancillary Documents to which it is a party, each of which shall be in full force and effect as of Closing.
7.4Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, either as a basis for not consummating the Sale or any of the other transactions contemplated by this Agreement, or as a basis for terminating this Agreement, if such failure was caused by such Person’s or its Affiliates’ failure to act in good faith or to use the efforts to cause the Closing to occur that are required by this Agreement.
ARTICLE VII

TERMINATION
8.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written consent of Sellers and Purchaser; or

(b)by either Sellers or Purchaser, if:
(i)the Closing shall not have occurred on or before the date that is twelve (12) months after the date of this Agreement (the “Outside Date”); provided, that the right to terminate this Agreement under this clause (i) shall not be available to (x) any Party whose failure to perform in any material respect any of its covenants or agreements contained in this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date or (y) a Party if another Party has filed (and is then pursuing) an Action seeking specific performance as permitted by Section 10.13; provided, further, that if, as of the end of the day on the date that is twelve (12) months after the date of this Agreement, the conditions to the Closing set forth in Section 7.1 have not been fulfilled but all other conditions to the Closing have been fulfilled or are capable of being fulfilled at the Closing, then the Outside Date shall be the date that is eighteen (18) months after the date of this Agreement;
(ii)Sellers (in the case of a termination by Purchaser) or Purchaser (in the case of a termination by Sellers) shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) (in the case of termination by Purchaser) or Section 7.3(a) or 7.3(b) (in the case of termination by Sellers), and (B) (1) is incapable of being cured prior to the Outside Date or (2) if capable of being cured prior to the Outside Date, has not been cured prior to the earlier of (x) sixty (60) days after the date on which Sellers or Purchaser, as applicable, receives written notice of such alleged breach or failure to perform from the party seeking termination, stating such party’s intention to terminate this agreement pursuant to this Section 8.1(b)(ii) and the basis for such termination and (y) the Outside Date; provided, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party if such Party is then in breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement in a manner such that the conditions to the Closing set forth in Section 7.2(a) or Section 7.2(b) (with respect to a breach by any Seller) or Section 7.3(a) or Section 7.3(b) (with respect to a breach by Purchaser), as applicable, would not be satisfied;
(iii)the condition in Section 7.1(a) is not satisfied and the Legal Restraint giving rise to the non-satisfaction shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any Party whose failure to fulfill any of its covenants or other agreements contained in this Agreement shall have been the primary cause of such Legal Restraint; or
(iv)any Governmental Entity that must grant a Required Regulatory Approval or a Mitchell Plant Approval shall have denied such grant, and such denial shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to any Party whose failure to fulfill any of its covenants or other agreements contained in this Agreement shall have been the primary cause of such denial.
(c)by Sellers, by written notice to Purchaser, if (i) the conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing if the Closing were to occur when required pursuant to Section 1.3(a)), (ii) Sellers deliver to Purchaser an irrevocable written notice on or after the date that the Closing is required to occur pursuant to Section 1.3(a) that all conditions set forth in Section 7.3 have been satisfied or waived as of such time (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and each Seller is ready, willing and able to consummate the Closing, and (iii) within two (2) Business Days after the delivery of such notice to Purchaser, Purchaser has failed to fulfill its obligation to pay the Closing Payment Amount in accordance with Section 1.2.
8.2Notice of Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party (or Parties) to the other Parties.
8.3Termination Fee.
(a)In the event that each of: (i) this Agreement is terminated pursuant to (A) Section 8.1(b)(i) at a time when only the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions would be capable of being satisfied if the Closing Date were the date of such termination) in Section 7.1(a) (but only if the applicable Legal Restraint relates to a Required Regulatory Approval) or Section 7.1(b) have not been satisfied, (B) Section 8.1(b)(iii) (but only if the applicable Legal Restraint relates to a Required Regulatory Approval), (C) Section 8.1(b)(iv) (but only due to a denial of a Required Regulatory Approval) or (D) Section 8.1(c), (ii) the conditions in Section 7.1(a) or 7.1(b) failed to be satisfied other than as a result of Sellers’ failure to perform in any material respect their obligations under Section 4.5 or otherwise under this Agreement, and (iii) at the time of such termination, all conditions set forth in Section 7.2(a) through Section 7.2(e) (inclusive) shall have been satisfied or waived (except for (A) those conditions that by their nature are to be satisfied at the Closing, but which conditions would be capable of being satisfied if the Closing Date were the date of such termination or (B) those conditions that have not been satisfied as a result of a breach of this Agreement by Purchaser), then, subject to Section 8.3(b), Purchaser shall, by way of compensation, pay or cause to be paid to Sellers an aggregate amount equal to $65,000,000 (the “Termination Fee”). If the Termination Fee becomes due and payable in accordance with this Section 8.3(a), then such fee shall be paid in each case by wire transfer (to an account designated by Sellers) of immediately available funds (I) prior to or concurrently with such termination in the event of a termination by Purchaser or (II) no later than three (3) Business Days following such termination in the event of a termination by Sellers. In no event shall Purchaser be required to pay the Termination Fee other than in the circumstances described in this Section 8.3(a). In addition, Purchaser shall not be required to pay the Termination Fee on more than one occasion. The Parties acknowledge that the Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that shall compensate Sellers for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement, which amount would otherwise be impossible to calculate with precision. The Parties further acknowledge that the right of Sellers to receive the Termination Fee shall not limit or otherwise affect Sellers’ right to seek specific performance of Purchaser prior to the termination of this Agreement as provided in Section 10.13, or their rights as otherwise set forth in this Article VIII, and that Sellers may pursue both a grant of specific performance under Section 10.13 prior to the termination of this Agreement and the payment of the Termination Fee under this Section 8.3(a) and, solely with respect to a Willful Breach by Purchaser, any other remedies available at law or in equity; provided, however, that under no circumstances shall Sellers (whether acting together or separately and whether in one Action or separate Actions) be entitled to receive more than one of (x) a grant of specific performance that results in a Closing, (y) the Termination Fee or (z) receipt of monetary damages relating to any breach of this Agreement prior to the Closing or the termination of this Agreement without achieving the Closing (which in no event shall exceed the Base Purchase Price). Except in the case of Willful Breach and subject to Section 9.2, in any circumstance in which Sellers receive the Termination Fee, as the case may be, pursuant to this Section 8.3(a), together with any applicable costs and expenses described in Section 8.3(b), receipt of such fee and costs shall be the sole and exclusive remedy of Sellers and their Affiliates and their respective Representatives against Purchaser and its Affiliates and Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or in connection with the transactions contemplated hereby, and upon receipt of the Termination Fee, together with the costs and expenses described in Section 8.3(b), none of the foregoing Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, whether in equity or at Law, in contract, in tort or otherwise; provided, further, that if at any time any payment of the Termination Fee is rescinded or must otherwise be returned by Sellers upon the insolvency, bankruptcy or reorganization of Purchaser or Guarantor or otherwise, the Termination Fee shall be treated as having not been paid.
(b)In the event Sellers commence a proceeding in order to obtain (i) payment hereunder that results in a judgment against Purchaser for the amounts set forth in Section 8.3(a), or (ii) specific performance or other equitable relief that results in a judgment against Purchaser pursuant to Section 10.13, then in either case Purchaser shall also pay to Sellers their costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such proceeding, together with interest on the amounts due pursuant to Section 8.3(a) from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.
8..4Effect of Termination. In the event of termination of this Agreement by any Seller or Purchaser pursuant to Section 8.1, this Agreement shall terminate and become void and have no effect, and there shall be no liability on the part of any Party, except as set forth in Section 8.3 and the Confidentiality Agreement; provided, that termination of this Agreement shall not relieve any Party from liability for Willful Breach or Fraud (subject to Section 9.1). For purposes hereof, “Willful Breach” shall mean a breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching Party with the knowledge that the taking of, or failure to take, such act would cause the failure of the transactions contemplated by this Agreement to be consummated; provided that, without limiting the meaning of Willful Breach, the Parties acknowledge and agree that any failure by any Party to consummate the Sale after the applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, and which conditions would be capable of being satisfied at the time of such failure to consummate the Sale) shall constitute a Willful Breach of this Agreement by such Party. For the avoidance of doubt, (a) in the event that all applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, and which conditions would be capable of being satisfied at the time of such failure to consummate the Sale), but Purchaser or any Seller fails to close for any reason, such failure to close shall be considered a Willful Breach by Purchaser or Sellers, as applicable, and (b) Purchaser acknowledges that the availability or unavailability of financing for the transactions contemplated by this Agreement shall have no effect on Purchaser’s obligations hereunder. Notwithstanding anything to the contrary contained herein, the provisions of Section 2.20, Section 3.10, Section 4.3(b), Section 4.7, Section 8.3, Article IX, Article X, and this Section 8.4 shall survive any termination of this Agreement.
8..5Extension; Waiver. At any time prior to the Closing, either Sellers or Purchaser may (but shall not be required to) (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of another Party contained in this Agreement or in any document delivered by another Party pursuant to this Agreement or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of another Party contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver sent in accordance with Section 10.3 and referencing this Section of the Agreement.

ARTICLE IX

SURVIVAL AND REMEDIES
9.1Survival of Representations, Warranties, Covenants and Agreements. The Parties hereto, intending to modify any applicable statute of limitations, agree that (a) subject to Section 9.2(a)(iv), representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability, except for Fraud, on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of its respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing. The rights provided under the R&W Policy will be Purchaser’s sole recourse (even in the event the R&W Policy is never issued by an insurer, the R&W Policy is revoked, cancelled or modified in any manner after issuance for any reason, a claim is denied in whole or in part by any insurer under the R&W Policy for any reason, including due to exclusions from coverage thereunder) for any breach of any representation or warranty of any Seller contained in this Agreement, and Sellers shall have no liability for any breach of any representation or warranty contained in this Agreement. Sellers’ aggregate liability arising out of or relating to any covenant or agreement in this Agreement shall not exceed an amount equal to the Base Purchase Price, and Purchaser’s aggregate liability arising out of or relating to any covenant or agreement in this Agreement shall not exceed the amount of the Base Purchase Price, provided, that the foregoing shall not limit any liability of Sellers or Purchaser under Section 9.2.
9.2Indemnification.
(a)Subject to the provisions of this Article IX, effective as of and after the Closing, each Seller shall, jointly and not severally, indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Purchaser Indemnified Parties, arising out of or resulting from any Liabilities of any Seller or any of its current, former or future Affiliates (i) to the extent, and solely to the extent, unrelated to the Business or the Acquired Companies, other than Liabilities to the extent relating to or arising in connection with any Contract between Sellers or any of their current, former or future Affiliates, on the one hand, and any Purchaser Indemnified Party, on the other hand, that is in effect at any time following the Closing, (ii) for any Taxes of any Seller or of any other Person for which the Acquired Companies are liable, including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a result of having been, prior to the Closing, a member of a consolidated, combined, unitary or similar group to the extent such Taxes relate to an event or transaction occurring before the Closing, (iii) relating to any Seller Benefit Plan or other employee benefit plan of the Seller or any of its Affiliates (other than employee benefit plans sponsored, maintained and contributed to exclusively by the Acquired Companies) and any Liabilities relating to or arising with respect to any pension or other employee benefit plan subject to Title IV of ERISA, (iv) for any failure of the representations and warranties in Section 2.8 to be true and correct in all respects as of the date of this Agreement and as of Closing solely to the extent with respect to the “Joint Use Operating Agreement” (as defined in Section 4.20(e) of the Seller Disclosure Letter), which shall be deemed to be a Material Contract hereunder (and such representations and warranties (solely to the extent with respect to such Joint Use Operating Agreement) shall be deemed to survive the Closing indefinitely) or any failure to comply with Section 4.1(a)(iii) (disregarding the word “materially” therein for these purposes) solely to the extent with respect to such Joint Use Agreement or (v) for any of the matters set forth on Section 9.2(a) of the Sellers Disclosure Letter.

(b)Subject to the other terms of this Agreement (including the provisions of this Article IX) and of the Ancillary Agreements, effective as of and after the Closing, Purchaser shall indemnify, defend and hold harmless each Seller and their Affiliates (which, for the avoidance of doubt, excludes the Acquired Companies and their respective subsidiaries), and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties, to the extent arising out of or resulting from any Liabilities of Purchaser or any of its Affiliates (including the Acquired Companies) to the extent, and solely to the extent, exclusively related to the Business (other than Liabilities to the extent relating to or arising in connection with (i) any criminal act of any Seller Indemnified Party, (ii) any criminal act of any Acquired Company or any of its officers, directors, employees, agents, successors or assigns that occurred prior to the Closing, (iii) any Contract between Purchaser or any of the Acquired Companies, on the one hand, and any Seller Indemnified Party, on the other hand, that is in effect at any time following the Closing or (iv) any Person, assets or Liabilities other than an Acquired Company or as otherwise expressly transferred to Purchaser pursuant to this Agreement).
(c)Procedures.
(i)A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail (taking into account the information then available to the Indemnified Party) the facts and circumstances with respect to the subject matter of such claim or demand; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 4.12(a) and this Section 9.2 except to the extent that the Indemnifying Party is materially prejudiced by such failure (as determined by a court of competent jurisdiction), it being agreed that notices for claims in respect of a breach of a covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such covenant or agreement.
(ii)Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 4.12(a) and this Section 9.2, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided, that the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim, if (i) the Third Party Claim relates to or arises in connection with any criminal Action, (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, or (iii) defense of the Third Party Claim would reasonably be expected to harm the Indemnified Party’s reputation or business relationships,; provided, further, that if the Indemnifying Party assumes the defense and control of such Third Party Claim, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense except that the Indemnifying Party shall pay the reasonable and documented fees and expenses of such external separate counsel if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 9.2(c)(ii), the Indemnified Party shall be entitled to assume and control such defense and the Indemnifying Party shall pay the reasonable and documented fees and expenses of external counsel retained by the Indemnified Party, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. Purchaser or Sellers, as the case may be, shall, and shall cause each of their respective Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or judgment does not involve any injunctive or other equitable relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party or any of its Affiliates and expressly unconditionally releases the Indemnified Party and its Affiliates from all Liabilities with respect to such Third Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party.
(d)Each of the parties hereto agrees to use its reasonable best efforts to mitigate its respective Losses to the extent required by applicable Law upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder and calculated after giving effect to any amounts covered by third parties, including insurance proceeds.
9.3No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, each Party covenants, agrees and acknowledges that neither Party, its Affiliates nor any of its Representatives have any right of recovery under this Agreement, or any claim based on any liabilities, obligations, commitments created or arising in connection with this Agreement against any Person who is not a party to this Agreement or an Ancillary Agreement, as applicable, including the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any other party to this Agreement or any Ancillary Agreement, as applicable, or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (each, a “Non-Recourse Party”), whether by or through a claim by or on behalf of such Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise; provided, that nothing herein shall limit a Party’s recourse or liability with regard to Fraud or limit Purchaser’s right to enforce each Seller’s obligations under Section 1.4.
9.4Limitation on Consequential Damages. Notwithstanding anything contained in this Agreement or any Ancillary Agreement to the contrary, except with respect to Fraud, no Party shall have any liability pursuant to this Agreement or any Ancillary Agreement for (a) special, punitive, exemplary, incidental, consequential or indirect damages, (b) lost profits or lost business, loss of enterprise value, diminution in value, damage to reputation or loss of goodwill or (c) damages calculated based on a multiple of profits, revenue or any other financial metric hereunder, except, in each case of the foregoing clauses (a) and (b) if such damages, other than punitive or exemplary damages, were the reasonably foreseeable and probable consequence of such breach of this Agreement as of the time of such breach.
ARTICLE X

GENERAL PROVISIONS
10.1Amendment. This Agreement may be amended, modified, or supplemented only by written agreement of Sellers and Purchaser.

10.2Waivers and Consents. Except as otherwise provided in this Agreement, any failure of Sellers or Purchaser to comply with any obligation, covenant, agreement or condition herein may be waived by the Person entitled to the benefits thereof only by a written instrument signed by such Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.
10.3Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when received, if delivered personally, (b) when sent, if sent by electronic mail or (c) when received, if mailed by overnight courier or certified mail (return receipt requested), postage prepaid, in each case, to the Party being notified at such Party’s address indicated below (or at such other address for a Party as is specified by like notice):
(a)If to Sellers:
American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, OH 43215
Attention: Charles E. Zebula
Email: [Redacted: Personal Information.]
AEP Transmission Company, LLC
1 Riverside Plaza
Columbus, OH 43215
Attention: Stephan T. Haynes
Email: [Redacted: Personal Information.]
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
Attn: John G. Klauberg
Michael E. Espinoza
101 Park Ave.
New York, NY 10178-0060
Email: [Redacted: Personal Information.]
[Redacted: Personal Information.]
(b)If to Purchaser:
Liberty Utilities Co.
c/o Algonquin Power & Utilities Corp.
354 Davis Road, Suite 100
Oakville, Ontario, Canada L6J 2X1
Attention: Chief Legal Officer
Email: [Redacted: Personal Information.]
    [Redacted: Personal Information.]
with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, NY 10017
Attention: Eli Hunt
Email: [Redacted: Personal Information.]
10.4Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Sellers and Purchaser and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by Sellers or Purchaser, without the prior written consent of Sellers (in the case of an assignment by Purchaser) or of Purchaser (in the case of assignment by Sellers); provided, that Purchaser may assign its rights and obligations hereunder to its lenders for collateral security purposes or, prior to the date any filings or notices are made to Governmental Entities with respect to any Required Regulatory Approval or any Mitchell Plant Approval pursuant to Section 4.5(a) (or otherwise to the extent such assignment would not adversely affect or materially delay any such Required Regulatory Approval or Mitchell Plant Approval), to an Affiliate without the prior written consent of Sellers, but such assignment shall not release Purchaser from its obligations hereunder.
10.5No Third-Party Beneficiaries. Except for Sections 4.11 and 4.13 in each case which are intended to benefit, and to be enforceable by, the parties specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a Party (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
10.6Expenses. Purchaser shall bear sole responsibility for all filing fees incurred in connection with any filings or submissions for obtaining the Required Regulatory Approvals or Additional Regulatory Filings and Consents and Sellers shall bear sole responsibility for all filing fees incurred in connection with any filings or submissions for obtaining the Mitchell Plant Approvals. Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses described in the immediately preceding sentence unless expressly otherwise contemplated in this Agreement. Any of the foregoing costs and expenses incurred by any Acquired Company prior to the Closing Date shall be a cost and expense of Sellers and, to the extent not paid prior to the Closing, shall be included in the Transaction Expenses.
10.7Governing Law. This Agreement (as well as any claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby) shall be governed by and construed in accordance with the Laws of the State of New York.
10.8Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
10.9Entire Agreement. This Agreement shall be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by Sellers and Purchaser, and until such execution and delivery no legal obligation shall be created by virtue hereof. This Agreement, the Confidentiality Agreement and the Ancillary Agreements, together with the Exhibits and Schedules hereto and thereto and the certificates and instruments delivered hereunder or in accordance herewith, embodies the entire agreement and understanding of Sellers and Purchaser in respect of the transactions contemplated by this Agreement. This Agreement, the Confidentiality Agreement and any currently effective Ancillary

Agreements supersede all prior agreements and understandings between Sellers, on the one hand, and Purchaser, on the other hand, with respect to the matters contemplated hereby. Neither this Agreement, the Confidentiality Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of Sellers or Purchaser with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder.
10.10Delivery. This Agreement, and any certificates and instruments delivered hereunder or in accordance herewith, may be executed in multiple counterparts (each of which shall be deemed an original, but all of which together shall constitute one and the same instrument). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
10.11Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.11.
10.12Submission to Jurisdiction. Sellers and Purchaser irrevocably agree that any Action arising out of or relating to this Agreement brought by a Party (or any of their respective successors or assigns) shall be brought and determined in any state or federal court sitting in the State of New York, within the Borough of Manhattan, City of New York, and Sellers and Purchaser hereby irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Sellers and Purchaser agree not to commence any Action relating thereto except in the courts described above in New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Sellers and Purchaser further agree that notice as provided herein shall constitute sufficient service of process and Sellers and Purchaser further waive any argument that such service is insufficient. Sellers and Purchaser hereby irrevocably and unconditionally waive, and agree not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
10.13Specific Performance. Sellers and Purchaser agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Sellers and Purchaser shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. Sellers and Purchaser hereby further waive (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
10.14Disclosure Generally. Notwithstanding anything to the contrary contained in the Sellers Disclosure Letter or in this Agreement, the information and disclosures contained in any Sellers Disclosure Letter shall be deemed to be disclosed and incorporated by reference with respect to any other representation or warranty of Sellers if the applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Sellers Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. The fact that any item of information is disclosed in any Sellers Disclosure Letter shall not be construed to constitute an admission of any liability or obligation of any party to any third party, nor an admission to any third party against the interests of any or all of the parties.
10.15Provision Respecting Legal Representation. Notwithstanding that Morgan Lewis has acted as legal counsel to the Acquired Companies prior to the Closing in connection with this Agreement and the transactions contemplated by this Agreement (the “Pre-Closing Engagement”), and recognizing that Morgan Lewis intends to act as legal counsel to Sellers and their respective Affiliates after the Closing, Purchaser hereby waives, on its own behalf, and agrees to cause its Affiliates (including the Acquired Companies after the Closing) to waive, any conflicts that may arise in connection with Morgan Lewis representing Sellers or any of their respective Affiliates after the Closing, as such representation may conflict with the Pre-Closing Engagement. In addition, all communications relating to the Pre-Closing Engagement and involving attorney-client confidences between Sellers, their respective Affiliates or the Acquired Companies and Morgan Lewis shall be deemed to be attorney-client confidences that belong solely to Sellers and their respective Affiliates (and not the Acquired Companies). Accordingly, the Acquired Companies shall not, without the Sellers’ consent, have access to the files of Morgan Lewis relating to the Pre-Closing Engagement. Without limiting the generality of the foregoing, upon and after the Closing, (a) Sellers and their respective Affiliates (and not the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to the Pre-Closing Engagement, and none of the Acquired Companies shall be a holder thereof, (b) to the extent that files of Morgan Lewis in respect of the Pre-Closing Engagement constitute property of the client, only Sellers and their respective Affiliates (and not the Acquired Companies) shall hold such property rights and (c) Morgan Lewis have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Acquired Companies by reason of any attorney-client relationship between Morgan Lewis and the Acquired Companies or otherwise.
10.16Privilege. Purchaser, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between Sellers, the Acquired Companies and their respective current or former Affiliates or Representatives and their counsel, including Morgan Lewis, made before the consummation of the Closing to the extent relating to the negotiation, preparation, execution, delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby which, immediately before the Closing, would be deemed to be privileged communications and would not be subject to disclosure to Purchaser (or would otherwise not be disclosable to Purchaser without losing any such right of privilege) in connection with any Action arising out of or relating to this Agreement or otherwise, shall continue after the Closing to be privileged communications with such counsel and neither Purchaser nor any of its Affiliates (including after the Closing, the Acquired Companies) shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Purchaser or the Acquired Companies or on any other grounds.
10.17Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE ANCILLARY AGREEMENTS, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS OR OPERATIONS OF THE ACQUIRED COMPANIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES AND SELLERS SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF, OR THE RIGHTS OF THE ACQUIRED COMPANIES IN, OR ITS TITLE TO, ANY OF ITS ASSETS, OR ANY PART THEREOF. EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE RELATED AGREEMENTS, NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLERS OR THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES SHALL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SUCH ASSETS.
10.18Definitions. For purposes of this Agreement, each capitalized term has the meaning given to it, or specified, in Appendix I.
10.19Other Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply.
(a)Appendices, Exhibits and Schedules. Unless otherwise expressly indicated, any reference in this Agreement to an “Exhibit” or “Schedule” refers to an Exhibit or Schedule to this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein are defined as set forth in this Agreement. In the event of conflict or inconsistency, this Agreement shall prevail over any Exhibit or Schedule.
(b)Time Periods. When calculating the period of time before which, within which, following or after which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(c)Gender and Number. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, and the singular includes the plural, and the plural includes the singular.
(d)Certain Terms. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Exhibits and Schedules to this Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. The words “to the extent” when used in reference to a liability or other matter, means that the liability or other matter referred to is included in part or excluded in part, with the portion included or excluded determined based on the portion of such liability or other matter exclusively related to the subject or period. The word “or” shall be disjunctive but not exclusive. A reference to any Party or to any party to any other agreement or document shall include such party’s successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date). The phrase “ordinary course of business” refers to the ordinary course of business of the Acquired Companies and not of Sellers and their Affiliates generally. References to “$” shall mean U.S. dollars and references to “written” or “in writing” include in electronic form. Any reference to “days” shall mean calendar days unless Business Days are expressly specified. Any reference to information “made available” or “provided” to Purchaser by Sellers or the Acquired Companies means that such information has been provided to Purchaser, its counsel or other Representatives through access to the “Project Nickel” online data room maintained by Sellers and hosted by Donnelly Financial Solutions in connection with the transactions contemplated by this Agreement, with such information and access provided at least three (3) Business Days prior to the date hereof.
(e)Headings. The division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and shall not be utilized in construing or interpreting, this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
(f)Joint Participation. Each Party acknowledges that it and its attorney have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
(g)Accounting Terms. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or FERC Accounting Requirements, as applicable.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of Sellers and Purchaser as of the date first set forth above.

AMERICAN ELECTRIC POWER COMPANY, INC.

By:	/s/ Charles E. Zebula
	Name:	Charles E. Zebula
	Title:	Executive Vice President – Portfolio
Optimization

AEP TRANSMISSION COMPANY, LLC

By:	/s/ Charles E. Zebula
	Name:	Charles E. Zebula
	Title:	Vice President

LIBERTY UTILITIES CO.

By:	/s/ Jody Allison
	Name:	Jody Allison
	Title:	President

By:	/s/ Todd Wiley
	Name:	Todd Wiley
	Title:	Treasurer and Secretary

[Signature Page to Stock Purchase Agreement]

APPENDIX I
DEFINITIONS

1.Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:
“Acquired Company Employees” shall mean (a) all employees of an Acquired Company as of the Effective Date who are included on the list of Acquired Company Employees set forth on Section 2.14(a) of the Sellers Disclosure Letter (b) any current employee of AEPSC or Appalachian Power Company in the positions set forth on Section 5.19 of the Sellers Disclosure Letter (a “Support Employee”) who shall become an employee of Kentucky Power prior to the Closing Date as contemplated by Section 5.19 and (c) any other employee who is hired by, or transferred to, an Acquired Company prior to the Closing Date; provided, however, that “Acquired Company Employees” shall not include any Mitchell Employee.
“Action” shall mean any claim, notice of claim, notice of violation, action, audit, demand, suit, prosecution, arbitration, litigation, proceeding, case, hearing or investigation (including any state regulatory proceeding) by or before any Governmental Entity, whether civil, criminal, administrative, regulatory or otherwise, and whether at law or in equity.
“AEPSC” shall mean American Electric Power Service Corporation, a New York corporation and an Affiliate of Sellers.
“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, controls, is controlled by, or is under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, from and after the Closing, (a) neither of the Acquired Companies shall be considered an Affiliate of Sellers or any of Sellers’ Affiliates and (b) none of Sellers nor any of Sellers’ Affiliates shall be considered an Affiliate of either of the Acquired Companies.
“Ancillary Agreements” shall mean the Transition Services Agreement, Purchaser Guaranty, and the Compliance Agreement.
“Base Purchase Price” shall mean $2,846,000,000.
“Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA, and all other retirement, pension, deferred compensation, bonus, incentive, severance, stock purchase, stock option, phantom stock, equity, employment, profit sharing, retention, stay bonus, change of control and other benefit plans, programs, agreements or arrangements.
“Big Sandy” shall mean the Big Sandy Power Plant, a natural gas fired power plant, located in Louisa, Kentucky.
“Business” means the business and operations of the Acquired Companies as currently conducted.
“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which the Federal Reserve Bank of New York or banking institutions in Toronto, Ontario are closed.
“Capital Expenditures Amount” shall mean the total amount of all capital expenditures (including external and internal capitalized costs) both paid or payable (and if payable, reflected in Net Working
Appendix I-1

Capital) and incurred by the Acquired Companies during the period beginning on July 1, 2021 and ending as of the Reference Time that are properly characterized as capital expenditures and made in accordance with Good Utility Practice, calculated in accordance with the Accounting Principles, applied in a manner consistent with the principles, methodologies and adjustments used in connection with the preparation of Appendix II. Notwithstanding anything to the contrary in this Agreement, amounts paid or payable or incurred by any Acquired Company to purchase any leased property, plant or equipment, including amounts used to purchase property, plant or equipment under any Master Lease, shall not be deemed a “Capital Expenditures Amount”; provided that any purchase amounts actually paid by Kentucky Power prior to the Reference Time pursuant to Section 4.19 shall be considered capital expenditures for purposes of calculating the “Capital Expenditures Amount.”
“CFIUS” means the Committee on Foreign Investment in the United States.
“CFIUS Clearance” means that that: (a) (i) Purchaser has received written notice from CFIUS that the review period, or, if applicable, investigation period pursuant to the DPA of the transactions contemplated by this Agreement has been concluded, and (ii) CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and advised that action pursuant to the DPA, and any investigation related thereto, has been concluded with respect to such transactions; (b) Purchaser has received written notice from CFIUS that CFIUS has concluded that the transactions contemplated by this Agreement are not “covered transactions” pursuant to the DPA and not subject to review under applicable Law; (c) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by the Parties and either (x) the period pursuant to the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (y) the President of the United States has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby; or (d) after submission of a declaration by the Parties with respect to the transactions contemplated by this Agreement pursuant to the DPA, that CFIUS, pursuant to 31 C.F.R. § 801.407(a)(2), informs the Parties that CFIUS is not able to complete action on the basis of the declaration and that the Purchaser in its sole discretion may file a written notice to seek written notification from CFIUS that CFIUS has concluded all action under the CFIUS Regulations with respect to the transactions contemplated by this Agreement.
“Change in Control Prepayment Event” shall have the meaning ascribed to it in the Senior Note Purchase Agreements.
“Claim” shall mean any demand, claim, action, legal proceeding (whether at law or in equity), investigation, arbitration, hearing, audit or similar proceeding.
“Closing Cash” shall mean the amount of cash and cash equivalents (including marketable securities) of the Acquired Companies, excluding any restricted cash and any insurance or third party indemnification or similar proceeds held as cash to the extent not yet applied to restore (or reimburse for the restoration) prior to the Reference Time of damage, condemnation, liability or casualty in respect of any asset or liability of the Acquired Companies that would not be included in Net Working Capital, in each case, as of the Reference Time, determined in accordance with the Accounting Principles. For the avoidance of doubt, Closing Cash will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Acquired Companies once cleared.
“Closing Indebtedness” shall mean the aggregate amount of Indebtedness of the Acquired Companies (without duplication), and all accrued and unpaid interest thereon, as of the Reference Time,
Appendix I-2

determined in accordance with the Accounting Principles, excluding trade accounts payable or other liabilities included in Net Working Capital or Transaction Expenses.
“Closing Payment Amount” shall mean the Base Purchase Price plus (a) the amount of the Estimated Closing Cash plus (b) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital minus (c) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital minus (d) the amount of the Estimated Closing Indebtedness plus (e) the amount, if any, by which the Estimated Capital Expenditures Amount exceeds the Forecasted Capital Expenditures Amount minus (f) the amount, if any, by which the Estimated Capital Expenditures Amount is less than the Forecasted Capital Expenditures Amount minus (g) the amount of the Estimated Transaction Expenses (the amounts described in (a) through (g) the “Closing Payment Adjustment” ).
“COBRA Continuation Coverage” shall mean the continuation of group health plan coverage required under Sections 601 through 608 of ERISA, and Section 4980B of the Code and any comparable continuation of group health plan coverage required by applicable state or local Law.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreements” shall mean each collective bargaining agreement with any labor union representing Acquired Company Employees as set forth on Section 2.14(b) of the Sellers Disclosure Letter.
“Commercial Hedge” means any forward, futures, swap, collar, put, call, floor, cap, option, financial transmission right or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, in any form, including energy, capacity or any ancillary services, gas, coal, oil or other commodities, in each case, which are intended to be settled financially.
“Compliance Agreement” means the compliance agreement to be executed by AEP, Kentucky Power, Successor Operator and Purchaser and dated as of the Closing Date, substantially in the form attached hereto as Exhibit D.
“Confidentiality Agreement” shall mean the Confidentiality and Non-Disclosure Agreement, dated April 26, 2021, by and between AEP and Purchaser.
“Confidential Information” shall have the meaning ascribed to such term in the Confidentiality and Non-Disclosure Agreement.
“Continuing Employees” shall mean Continuing Non-Covered Employee and Continuing Covered Employees.
“Contract” shall mean any written contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written, legally binding agreement.
“Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, and (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
“Covered Employees” shall mean each Acquired Company Employee who is covered under a Collective Bargaining Agreement.
Appendix I-3

“COVID-19 Measures” means any reasonable actions or measures taken to comply with any applicable Laws, recommendations, guidelines and directives issued by any applicable Governmental Entity in response to the COVID-19 Pandemic.
“COVID-19 Pandemic” means the epidemic, pandemic or disease outbreak associated with the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).
“Debt Agreements” means the (a) Bond Purchase and Continuing Covenants Agreement between Kentucky Power and Key Government Finance, Inc., dated as of June 1, 2017, (b) Amended and Restated Credit Agreement among Kentucky Power, the lenders party thereto and Fifth Third Bank, dated as of October 26, 2018, (c) Credit Agreement among Kentucky Power, the lenders party thereto and Key Bank National Association, dated as of March 6, 2020, (d) Credit Agreement among Kentucky Power, the lenders party thereto and Canadian Imperial Bank of Commerce, New York Branch, dated as of June 17, 2021, (e) Senior Note Purchase Agreements and Senior KPCo Notes, (f) Utility Money Pool Agreement and (g) TransCo Intercompany Notes.
“Defendants” shall mean the defendants as defined in the NSR Consent Decree.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800 and 802.
“Easements” shall mean all easements, railroad crossing rights, rights-of-way, leases for rights-of-way, and similar use and access rights.
“Encumbrances” shall mean any mortgages, deeds of trust, liens, pledges, claims, charges, encumbrances, easements, servitudes, security interests or limitations on receipt of income.
“Environment” shall mean all or any of the following media: soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings), plant and animal life, and any other natural resource.
“Environmental Claims” shall mean any and all Actions arising under or pursuant to any Environmental Laws or Environmental Permits, or arising from the presence, Release, or threatened Release into the Environment of any Hazardous Materials, including any and all claims by any Governmental Entity or by any Person for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law.
“Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. § 5101 et seq.; and all other Laws (including implementing regulations) of any Governmental Entity addressing pollution or protection of the environment, or of human health or safety (as affected by any harmful or deleterious substances).
“Environmental Permits” shall mean all permits, registrations, certifications, licenses, franchises, exemptions, approvals, consents, waivers, water rights or other authorizations of Governmental Entities under applicable Environmental Laws.
Appendix I-4

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean any Person, entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 400l(b)(l) of ERISA that includes any Seller, or that is a member of the same “controlled group” as a Seller pursuant to Section 4001(a), or that, together with any Seller would be treated as a single employer under Section 414 of the Code.
“Estimated Capital Expenditures Amount” shall mean the Capital Expenditures Amount reflected on the Estimated Closing Statement prepared in accordance with Section 1.4(b).
“Estimated Closing Cash” shall mean the Closing Cash reflected on the Estimated Closing Statement prepared in accordance with Section 1.4(b).
“Estimated Closing Indebtedness” shall mean the Closing Indebtedness reflected on the Estimated Closing Statement prepared in accordance with Section 1.4(b).
“Estimated Net Working Capital” shall mean an amount, which may be positive or negative, equal to the amount of Net Working Capital set forth in the Estimated Closing Statement prepared in accordance with Section 1.4(b).
“Estimated Transaction Expenses” shall mean the Transaction Expenses reflected on the Estimated Closing Statement prepared in accordance with Section 1.4(b).
“Existing Mitchell Plant Operating Agreement” shall mean that certain operating agreement for the Mitchell Plant, dated as of December 31, 2014, as amended, among Kentucky Power, Wheeling, and AEPSC, as agent.
“FERC” means the Federal Energy Regulatory Commission.
“FERC Accounting Requirements” means the accounting requirements of FERC, including with respect to the Uniform System of Accounts, established by FERC under the FPA.
“Final Capital Expenditures Amount” shall mean the Capital Expenditures Amount, if any, as set forth in the Final Closing Statement as prepared and finalized in accordance with Sections 1.5 and 1.6.
“Final Closing Cash” shall mean, the Closing Cash, if any, as set forth in the Final Closing Statement as prepared and finalized in accordance with Sections 1.5 and 1.6.
“Final Closing Indebtedness” shall mean the Closing Indebtedness, if any, as set forth in the Final Closing Statement as prepared and finalized in accordance with Sections 1.5 and 1.6.
“Final Net Working Capital” shall mean the amount of Net Working Capital, which may be positive or negative, as set forth in the Final Closing Statement as prepared and finalized in accordance with Sections 1.5 and 1.6.
“Final Order” shall mean an Order by the relevant Governmental Entity that (a) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (b) with respect to which, if applicable, any mandatory waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired or been terminated and (c) as to which all conditions to the consummation of the transactions contemplated hereby prescribed by Law have been satisfied.
Appendix I-5

“Final Transaction Expenses” shall mean the Transaction Expenses, if any, as set forth in the Final Closing Statement as prepared and finalized in accordance with Sections 1.5 and 1.6.
“Forecasted Capital Expenditures Amount” shall mean the total amount of all forecasted capital expenditures for the Acquired Companies, as set forth on Appendix III, during the period beginning on July 1, 2021 and ending as of the Reference Time taking the sum of the total consolidated amounts forecast for each month during such period set forth on Appendix III (with the forecasted amount for the month in which the Closing Date occurs being prorated based on the number of days in such month prior to and including the date that includes the Reference Time divided by the number of days in such month).
“FPA” means the Federal Power Act.
“Fraud” shall mean intentional fraud in the making of a representation or warranty contained in Article II or Article III and requires that: (a) the party to be charged with such fraud made a false representation of material fact in Article II or Article III (including any “bringdown” or other confirmation with respect to any such representation or warranty); (b) such party had actual knowledge that such representation was false when made and acted with scienter; (c) the false representation caused the party to whom it was made, in reasonable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action; and (d) the party to whom the false representation was made suffered any Loss by reason of such reliance. “Fraud” expressly excludes any other claim of fraud that does not include the elements set forth in this definition, including equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation or any similar theory.
“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied throughout the periods involved.
“Good Utility Practice” shall mean the practices, methods and acts (a) engaged in or approved by a significant portion of the electric generating, transmission or distribution industries in the United States during the relevant time period or (b) that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, are reasonably expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, environmental protection, economy and expedition; provided that Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather is intended to include a spectrum of acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act during the relevant period in light of the circumstances.
“Governmental Entity” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, Canada or any state, provincial, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental entity administering, regulating or having general oversight over coal, gas or power markets.
“Hazardous Material” shall mean: any chemicals, materials, derivatives, compounds, substances, or wastes which are now or hereafter defined or regulated as, or included in the definition of, a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or any other words of similar import under applicable Environmental Laws or any other words of similar meaning, and including any petroleum or petroleum product, asbestos or asbestos containing material, radon, polychlorinated biphenyls, per- and polyfluoroalkyl substances and 1,4-dioxane.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
Appendix I-6

“Income Taxes” shall mean any federal, state, local or non-U.S. tax based on or measured by reference to net income.
“Indebtedness” shall mean, with respect to a Person, without duplication: (a) any indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured, or other Liabilities evidenced by a note, bond, debenture or similar instruments; (b) any Liabilities in respect of commodity, price, currency or interest rate hedging arrangements, or other financial hedging or derivative contracts; (c) any reimbursement Liabilities in respect of letters of credit, performance bonds, bank guarantees, bankers’ acceptances, surety or other similar instruments, that have been drawn; (d) any obligations issued or assumed as the deferred purchase price of any property or services (other than trade credit incurred in the ordinary course of business); (e) any Tax Liability Amount; (f) any dividends declared but not yet paid; (g) any unpaid Liabilities with respect to severance compensation; (h) any Liabilities not incurred in the ordinary course that are secured by any Encumbrance (other than any Permitted Encumbrance); (i) use tax reserves and any additional use tax liability in connection with, and limited to, the sales and use tax audit in Kentucky that is ongoing as of the Effective Date; (k) any accrued interest, premiums (including make-whole premiums), penalties, termination fees or breakage fees or similar Liabilities in respect of any Liabilities of the types described in the foregoing clauses (a) through (i); and (m) any guarantee by such Person of any Liabilities of another Person of the types described in the foregoing clauses (a) through (l).
“Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the United States: (a) trademarks, trade names, service marks and the goodwill connected with the use of any symbolized by the foregoing; (b) patents; (c) copyrights and works of authorship, including rights in software; (d) trade secrets and confidential know-how; (e) rights in databases and compilations of data; (f) all other intellectual and industrial property rights and assets of a similar nature; and (g) any registrations or applications for registration of any of the foregoing.
“Interim Period” shall mean the period beginning on the Effective Date and ending on the Closing Date.
“IRS” shall mean the U.S. Internal Revenue Service.
“Knowledge of Purchaser” shall mean the actual knowledge of the Persons set forth on Section A(i) of the Sellers Disclosure Letter.
“Knowledge of Sellers” shall mean the actual knowledge of the following Persons set forth on Section A(ii) of the Sellers Disclosure Letter.
“KPSC” shall mean the Kentucky Public Service Commission or any subdivision, panel, instrumentality, official or staff member acting on behalf thereof.
“Law” shall mean all laws (including common law), statutes, rules, regulations, ordinances, Orders, Permits and other pronouncements having the effect of law of any Governmental Entity.
“Liability” shall mean all Indebtedness, obligations and other liabilities of any nature, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.
“Licensed Intellectual Property Rights” means all Intellectual Property that is owned by a third Person and that the Acquired Companies use or hold for use pursuant to a Contract set forth on Section 2.8(a)(xvi) of the Sellers Disclosure Letter, whether or not used by the Acquired Companies as of the Closing Date.
Appendix I-7

“Loss” shall mean any and all Liabilities, damages, claims, fines, penalties, deficiencies, losses and expenses (including court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or any claim, default or assessment), to the extent not subject to recovery in customer rates.
“Material Adverse Effect” shall mean any fact, circumstance, effect, change, event or development (each an “Effect” and, collectively, “Effects”) that, individually or in the aggregate with other Effects, has, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, results or financial condition of the Acquired Companies, taken as a whole or (b) the ability of the Sellers to perform their obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that in the case of clause (a), none of the following Effects occurring after the date hereof shall be taken into account, individually or in the aggregate, in determining whether there has been a Material Adverse Effect: (i) the announcement or pendency of this Agreement and the transactions contemplated hereby (provided that the exception in this clause (i) shall not be deemed to apply to references to “Material Adverse Effect” in Section 2.4); (ii) any action taken by Purchaser, Sellers or the Acquired Companies in accordance with this Agreement to obtain any Required Regulatory Approval, Mitchell Plant Approval or Additional Regulatory Filing and Consent and the results of such action, including any Effect resulting from any term or condition in any Required Regulatory Approval, Mitchell Plant Approval or Additional Regulatory Filing and Consent or any assertion by a Governmental Entity that any approval (other than the Required Regulatory Approvals and the Mitchell Plant Approvals) is required from such Governmental Entity; (iii) any failure in itself to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period, including forecasted electricity demand (provided that the underlying causes for such failure may be taken into account); (iv) any changes, circumstances or effects resulting from or relating to changes or developments in the international, national or regional economies, financial markets, capital markets or commodities markets, including changes in interest rates or exchange rates, or supply markets, including electric power or fuel and water, as applicable, used in connection with the business of the Acquired Companies; (v) any change in international, national, regional or local regulatory, political or legislative conditions generally, including the outbreak or escalation of hostilities or any acts of war, sabotage or terrorism; (vi) any hurricane, tornado, tsunami, flood, earthquake or other natural or manmade disaster or weather-related event, circumstance or development or acts of God; (vii) any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic); (viii) any change after the Effective Date in applicable Law, regulation or GAAP or FERC Accounting Requirements (or authoritative interpretation thereof); (ix) any Effect arising after the Effective Date generally affecting the electric generating, transmission or distribution industries (including, in each case, any general changes in the operations thereof) or the international, national or regional wholesale or retail markets for electric power, which do not have a disproportionate effect (relative to other industry participants) on the Acquired Companies; and (x) any new power plant entrants and their effect on pricing or transmission; provided, further, that with respect to clauses (iv) through (x), such Event shall not be excluded to the extent it disproportionately affects the Acquired Companies, taken as a whole, as compared to other participants in the electric generating, transmission or distribution industries.
“Mitchell” shall mean the Mitchell Power Generation Facility, a coal fired power plant located in Moundsville, West Virginia, consisting of two (2) coal-fired generating units, each having a nominal nameplate capacity of 800MW, and associated plant, equipment, vehicles, vessels and real estate, and including all electrical or thermal devices, and related structures and connections or common facilities that are located at the plant site and used for the production of power and the transportation and handling of fuel for the benefit of the Owners.
“Mitchell Interest” shall mean the fifty percent (50%) undivided interest in Mitchell owned by Kentucky Power.
Appendix I-8

“Mitchell Plant Approvals” shall mean the approvals set forth on Section A(iv) of the Sellers Disclosure Letter.
“Mitchell Plant O&M Agreement” shall mean the operations and maintenance agreement to be executed by Kentucky Power and Successor Operator and dated as of or prior to the Closing Date, in the form consistent with the Mitchell Plant Approvals, the proposed form of which to be filed with the applications for the Mitchell Plant Approvals is attached hereto as Exhibit C.
“Mitchell Plant Ownership Agreement” shall mean the ownership agreement to be executed by Kentucky Power, Wheeling and AEPSC and dated as of or prior to the Closing Date, in the form consistent with the Mitchell Plant Approvals, the proposed form of which to be filed with the applications for the Mitchell Plant Approvals is attached hereto as Exhibit B.
“Net Working Capital” shall mean the net working capital of the Acquired Companies as of the Reference Time calculated on a consolidated basis in accordance with the methodologies, principles and adjustments as set forth in the illustrative example in Appendix II. For the avoidance of doubt, (i) the Net Working Capital shall be decreased by the aggregate amount of Transaction Expenses, (ii) no Income Tax assets or Income Tax liabilities or deferred Tax liabilities or deferred Tax assets shall be included in the calculation of Net Working Capital and (iii) no item to the extent included in Indebtedness shall be included in the calculation of Net Working Capital.
“Non-Covered Employees” shall mean each Acquired Company Employee that is not a Covered Employee.
“NSR Consent Decree” shall mean the Consent Decree entered in United States, et al. v. American Electric Power Service Corp., et al., Civil Action Nos. C2-99-1182 and C2-99-1250 and United States, et al. v. American Electric Power Service Corp., et al., Civil Action Nos. C2-04-1098 and C2-05-360, and all amendments or modifications thereto.
“Order” shall mean any charge, decree, ruling, determination, directive, award, order, judgment, writ, injunction or stipulation of a Governmental Entity.
“Organizational Documents” shall mean, with respect to any Person, (a) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of such Person and (b) the bylaws or limited liability company agreement (or the equivalent governing documents) of such Person.
“Owned Intellectual Property” shall mean Intellectual Property owned or purported to be owned by the Acquired Companies.
“Permits” shall mean all licenses, permits, franchises, certificates, approvals, registrations, authorizations, consents or Orders of, obtained from, or issued by any Governmental Entity (other than the Required Regulatory Approvals, the Mitchell Plant Approvals and Environmental Permits).
“Permitted Encumbrances” shall mean (a) statutory Encumbrances of landlords’ and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Encumbrances arising or incurred in the ordinary course of business, (b) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Encumbrances for Taxes, assessments or other governmental charges or levies that are not due or payable or that are being contested by appropriate Actions by one or both Sellers or that may thereafter be paid without material penalty and for which adequate reserves have been established, (d) Encumbrances disclosed on or reflected in the Acquired Companies’ Financial Statements, (e) with respect to real property,
Appendix I-9

defects or imperfections of title not materially interfering with the ordinary conduct of the business of the Acquired Companies, as a whole, (f) restrictions under the leases, subleases, Easements and similar agreements with respect to the Real Property, none of which materially interferes with the use or value of the underlying property or are violated in any material respect by the current use of the real property, as a whole, (g) any Easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the ordinary conduct of the business of the Acquired Companies, taken as a whole, (h) any conditions or Encumbrances that would be shown by a current, accurate survey or physical inspection of any Real Property, (i) zoning, entitlement, land use, environmental, building and other similar restrictions, none of which materially interferes with the ordinary conduct of the business of the Acquired Companies or are violated in any material respect, as a whole, (j) Encumbrances that have been placed by any developer, landlord or other third party on property owned by third parties over which an Acquired Company has easement rights and subordination or similar agreements relating thereto, not materially interfering with the ordinary conduct of the business of the Acquired Companies, as a whole, (k) Encumbrances incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (l) all rights of any Person under condemnation, eminent domain or similar proceedings, which are pending or threatened prior to Closing, (m) all Encumbrances arising under approvals obtained by an Acquired Company and related to the business of an Acquired Company that have been issued by any Governmental Entities, (n) Encumbrances arising under any lease or sublease for Leased Real Property, (o) nonexclusive licenses to Intellectual Property granted in the ordinary course of business, (p) recorded Encumbrances of record affecting real property, (q) the rights of the Parties pursuant to this Agreement and any other instruments to be delivered hereunder, (r) all rights of customers, suppliers, subcontractors and other parties to, or third party beneficiaries under, any Contract to which an Acquired Company is a party, in the ordinary course of business under the terms of any such Contract or under general principles of commercial or government contract Law that do not result from a breach, default or violation by such Acquired Company of or under any such Contract, (s) Encumbrances arising under the Debt Agreements, (t) Encumbrances that would not have a Material Adverse Effect, and (u) the matters identified on Section A(iii) of the Sellers Disclosure Letter.
“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.
“PJM Market Rules” shall have the meaning ascribed to that term in the PJM Tariff.
“PJM Tariff” shall mean that certain PJM Open Access Transmission Tariff relating to PJM Interconnection, L.L.C., including any schedules, appendices or exhibits attached thereto, on file with FERC and as amended from time to time.
“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date.
“Purchase Price” shall mean the Closing Payment Amount, as it may be adjusted by the Post-Closing Adjustment.
“Purchaser Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with other Effects, has, or would reasonably be expected to have, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
“Rate Proceeding” means any rate case, rate update, rate rider or other rate or regulatory accounting proceeding relating to any Acquired Company.
Appendix I-10

“Rating Agency” shall have the meaning ascribed to it in the Senior Note Purchase Agreements.
“Real Property” shall mean the fee interests in real property held by an Acquired Company including all buildings, structures, pipelines, other improvements, and fixtures located thereon and all appurtenances thereto (the “Owned Real Property”), the leasehold and subleasehold interests under the leases and subleases of real property held by an Acquired Company (the “Leased Real Property”), and the Easements in favor of an Acquired Company, including buildings, structures, pipelines, other improvements and fixtures located thereon.
“Reference Time” shall mean 12:01 a.m., Eastern time, on the Closing Date; provided, that for purposes of any determination as of the Reference Time, such determination shall be deemed to occur after giving effect to any subsequent payments, dividends or distributions made or payable to Sellers or any of their Affiliates (other than the Acquired Companies) and any Indebtedness, or non-ordinary course Liabilities, subsequently incurred by any of the Acquired Companies in each case, on or prior to the actual consummation of Closing (but excluding, for the avoidance of doubt, any incurrence of Indebtedness or Liabilities in respect of any Financing of Purchaser, or any receipt or use of the proceeds thereof).
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the Environment.
“Representative” shall mean with respect to a Person, any affiliate, manager, director, officer, member, partner, agent, employee, advisor, consultant, attorney, accountant, banker, financial advisor, rating agency, actual or potential debt or equity financing source, insurance provider, or other representative of such Person.
“Required Regulatory Approvals” shall mean the approvals set forth on Section A(v) of the Sellers Disclosure Letter.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the U.S. Securities Act of 1933.
“Seller Affiliated Tax Group” shall mean the affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar or comparable provision of state, local or non-U.S. Law) of which the direct or indirect parent of the Acquired Companies is the common parent for any period during which the Acquired Companies are or were members.
“Seller Benefit Plan” shall mean each Benefit Plan that is sponsored, maintained, contributed to or required to be maintained or contributed to by a Seller or any of its Affiliates, in each case providing benefits to any Acquired Company Employee.
“Seller Group” shall mean Sellers and their Affiliates.
“Senior KPCo Notes” means, collectively, the following notes issued by Kentucky Power: (a) $120,000,000 4.18% Senior Notes, Series A, due September 30, 2026, (b) $80,000,000 4.33% Senior Notes, Series B, due December 30, 2026, (c) $65,000,000 3.13% Senior Notes, Series F, due September 12, 2024, (d) $40,000,000 3.35% Senior Notes, Series G, due September 12, 2027, (e) $165,000,000 3.45% Senior Notes, Series H, due September 12, 2029, and (f) $55,000,000 4.12% Senior Notes, Series I, due September 12, 2047.
Appendix I-11

“Senior Note Purchase Agreements” shall mean, collectively, the note purchase agreements governing the Senior KPCo Notes.
“Shared Contracts” shall mean those Contracts to which a Seller or any of its Affiliates (other than an Acquired Company) is a party pursuant to which the counterparty thereto is expected to provide in the twelve month period after the Closing Date, in an individual release or order under the Contract, more than $250,000 of products, services or Intellectual Property to any of the Acquired Companies); provided, that the definition of “Shared Contract” shall exclude any corporate-level services provided (or expressly excluded or services which Purchaser or the Acquired Companies decline to accept) under the Transition Services Agreement.
“Subsidiary” shall mean, with respect to any Person, any other Person, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.
“Successor Operator” shall mean Wheeling Power Company, a West Virginia corporation and an Affiliate of Sellers, in its capacity as operator of the Mitchell Plant.
“Target Net Working Capital” shall mean negative thirty-eight million one hundred five thousand U.S. dollars (-$38,105,000).
“Tax” shall mean any tax of any kind, including any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and any other duty, assessment or governmental charge, in each case in the nature of a tax, imposed by any Governmental Entity, together with all interest, penalties and additional amounts imposed with respect to such amounts.
“Tax Liability Amount” shall mean an amount, equal to the sum of (a) the liability for Income Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period in jurisdictions in which the Acquired Companies are currently filing Income Tax Returns on a separate-company basis that is unpaid as of the Closing Date and (b) any payroll, social security, employment or similar Taxes deferred under the CARES Act or similar Law by the Acquired Companies with respect to any wages or compensation paid prior to the Closing; provided that (i) except as otherwise provided herein, such liability for Income Taxes shall be calculated in accordance with the past practice (including reporting positions, jurisdictions, elections and accounting methods) of the Acquired Companies in preparing Tax Returns for Income Taxes, (ii) all deductions of the Acquired Companies relating to Transaction Expenses, and without duplication, amounts included in Indebtedness or Net Working Capital or otherwise taken into account to determine the Purchase Price shall be taken into account to the extent “more likely than not” deductible (or at a higher level of confidence) in the Pre-Closing Tax Period and applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any “success based fees,” (iii) any financing or refinancing arrangements entered into at any time by or at the direction of Purchaser or any of its Affiliates or any other transactions entered into by or at the direction of Purchaser or any of its Affiliates in connection with the transactions contemplated hereby shall not be taken into account, (iv) any Income Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the time of the Closing shall be excluded, (v) any liabilities for accruals or reserves established or required to be established under GAAP or FERC Accounting Requirements, as applicable, methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions and any liabilities arising from any change in
Appendix I-12

accounting methods shall be excluded, (vi) all deferred tax liabilities established for GAAP or FERC Accounting Requirements, as applicable, purposes shall be excluded, (vii) any overpayments of Income Taxes with respect to Pre-Closing Tax Period shall be taken into account as reductions of the liability for Income Taxes (but not below zero) for the tax period (or portion thereof) ending on the Closing Date only to the extent applicable against a Tax liability in the jurisdiction to which the overpayment relates, and (viii) such liability for Income Taxes shall be calculated by including in taxable income on the Closing Date in the Pre-Closing Tax Period the amount of any taxable income associated with deferred revenue, prepaid amounts, or adjustments pursuant to Section 481 of the Code that would otherwise be includable in taxable income after the Closing Date.
“Tax Proceeding” shall mean any audit, examination, contest, litigation or other Action relating to Taxes.
“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or statement filed or required or permitted to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.
“Transaction Expenses” means all fees, costs and expenses, solely to the extent that any Acquired Company has or will have any Liability in respect thereof, in each case, to the extent (a) incurred or payable in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby on or prior to Closing and (b) not paid prior to the Reference Time, including, for the avoidance of doubt, (i) amounts payable to legal counsel, accountants, advisors, investment banks, brokers and other Persons advising any Seller or the Acquired Companies in connection with the transactions contemplated hereby or by any Ancillary Agreement, (ii) all bonuses and change in control payments payable in connection with the execution of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or by any Ancillary Agreement and (iii) the amount of the employer portion of any payroll, social security, Medicare, unemployment or similar or related Taxes payable with respect to the amounts set forth in the immediately preceding clause (ii).
“TransCo Intercompany Notes” shall mean, collectively, the following notes issued by Kentucky TransCo: (a) $4,000,000 4.05% Senior Notes, Series C, Tranche H, due November 14, 2034; (b) $5,000,000 3.66% Senior Notes, Series C, Tranche D, due March 16, 2025; (c) $2,000,000 $3.76% Senior Notes, Series C, Tranche E, due June 15, 2025; (d) $3,000,000 4.01% Senior Notes, Series C, Tranche G, due June 15, 2030; (e) $21,000,000 3.65% Senior Notes, Series M, due April, 2050; (f) $4,000,000 3.10% Senior Notes, Series D, due December 1, 2026; (g) $12,000,000 4.00% Senior Notes, Series E, due December 1, 2026; (h) $3,000,000 3.10% Senior Notes, Series D, due December 1, 2026 and (i) $10,000,000 3.75% Senior Notes, Series H, due December 1, 2047.
“Transition Services Agreement” shall mean the transition services agreement to be executed by AEPSC and the Acquired Companies and dated as of the Closing Date, substantially in the form attached hereto as Exhibit A.
“United States” or “U.S.” shall mean the United States of America and its territories and possessions.
“WARN Act” shall mean the federal Worker Adjustment Retraining and Notification Act of 1988 and similar state or local Laws related to plant closing, relocations and mass layoffs.
“Wheeling” shall mean Wheeling Power Company, a West Virginia corporation and an Affiliate of Sellers, in its capacity as an owner of an undivided co-tenancy interest in the Mitchell Plant.
Appendix I-13

“WVPSC” shall mean the Public Service Commission of West Virginia or any subdivision, panel, instrumentality, official or staff member acting on behalf thereof.
2.Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section
Accepting Noteholders	4.16(e)
Accounting Principles	1.4(b)
Acquired Companies’ Financial Statements	2.5(a)
Acquired Company or Acquired Companies	Recitals
Additional Regulatory Filings and Consents	2.4
AEP	Preamble
AEP TransCo	Preamble
Agreement	Preamble
Business Claims	4.22
Balance Sheet Date	2.5(c)
Burdensome Condition	4.5(d)
Business Separation Plan	4.16(f)
Claim Handling and Funding Agreement	4.22
Closing	1.1
Closing Date	1.3(a)
Closing Payment Adjustment	Definition of Closing Payment Amount
COBRA	5.7
Company Confidential Information	4.3(a)
Company Registered Intellectual Property	2.9
Continuation Period	5.4
Continuing Covered Employees	5.3(a)
Continuing Non-Covered Employees	5.4
Continuing Support Obligations	4.9
D&O Indemnified Parties	4.12(a)
Delayed Transfer Employee	5.19
Effect	Definition of Material Adverse Effect
Effective Date	Preamble
Enforceability Exceptions	2.3
Estimated Closing Statement	1.4(a)
Final Closing Statement	1.6(c)
Guarantor	3.7(b)
Independent Accounting Firm	1.6(c)
Initial Closing Statement	1.5(a)
Intercompany Arrangements	4.8(a)
Kentucky Power	Recitals
Kentucky Power Financial Statements	2.5(a)
Kentucky Power Shares	Recitals
Kentucky TransCo	Recitals
Kentucky TransCo Financial Statements	2.5(a)
Kentucky TransCo Shares	Recitals
Leased Real Property	Definition of Real Property
Legal Restraints	7.1(a)
Appendix I-14

Master Leases	4.19
Material Contracts	2.8(a)
Mitchell Operator Asset	4.20(a)
Mitchell Employees	2.14(a)
Morgan Lewis	1.3(a)
NERC	4.18
Non-Recourse Party	9.2
Notice of Disagreement	1.6(a)
Outside Date	8.1(b)(i)
Owned Real Property	Definition of Real Property
Parties	Preamble
Party	Preamble
Post-Closing Adjustment	1.7
Pre-Closing Engagement	10.15
Prohibited Party	3.5(b)
Purchaser	Preamble
Purchaser Disclosure Letter	Article III
Purchaser Indemnified Parties	9.1(a)
Purchaser Guaranty	3.7(b)
Purchaser Savings Plan	5.9
Purchaser Union Savings Plan	5.9
Qualified Plan	2.13(d)
Qualifying Offer	5.19
Releasees	4.11(a)
Resolution Period	1.6(b)
R&W Policy	4.15
Sale	1.1
Sanctioned Country	3.5(b)
SDN	3.5(b)
Section 205	4.5(e)
Seller	Preamble
Seller Indemnified Parties	9.2(b)
Seller Marks	4.10
Sellers’ Disclosure Letter	Article II
Senior Note Purchase Price	4.16(e)
Severed Continuing Employee	5.6
Shares	Recitals
Substituted Support Obligations	4.9
Support Employee	Definition of Acquired Company Employee
Termination Fee	8.3(a)
Transfer Taxes	6.6
U.S. Trade Controls	3.5(a)
Utility Money Pool Agreement	4.16(a)
Willful Breach	8.4
Workers Compensation Event	5.13

Appendix I-15